Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151403

PROSPECTUS

110,000,000 Shares

Common Stock

Chimera Investment Corporation is a Maryland corporation that invests in residential mortgage-backed securities, residential mortgage loans, real estate-related securities and various other asset classes. We are externally managed and advised by Fixed Income Discount Advisory Company, which we refer to as FIDAC or our Manager, an investment adviser registered with the Securities and Exchange Commission. FIDAC is a wholly-owned subsidiary of Annaly Capital Management, Inc., which we refer to as Annaly, a New York Stock Exchange-listed real estate investment trust.

Our common stock is listed on the New York Stock Exchange under the symbol “CIM”. The closing price on the New York Stock Exchange on October 23, 2008 was $2.70 per share.

Immediately after this offering, we will sell to Annaly 11,681,415 shares of our common stock in a private offering at the same price per share as the price per share of this public offering. Upon completion of this offering and the private offering immediately after this offering, Annaly will own approximately 9.6% of our outstanding common stock (which percentage excludes shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates).

We have elected and intend to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending on December 31, 2007. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 18 of this prospectus.

	Per Share	Total
Public offering price	$2.25	$247,500,000
Underwriting discount	$.0787	$8,657,000
Proceeds, before expenses, to us	$2.1713	$238,843,000

The underwriters may also purchase up to an additional 16,500,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about October 29, 2008.

Merrill Lynch & Co.	Credit Suisse	Deutsche Bank Securities

Citi	J.P. Morgan	UBS Investment Bank
JMP Securities	Keefe, Bruyette & Woods

The date of this prospectus is October 24, 2008.

          You should rely only on information contained or incorporated by reference in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities, and this prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus and any free writing prospectus prepared by us may be accurate only as of their respective dates.

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PROSPECTUS SUMMARY

          This summary highlights some of the information in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “Chimera,” “company,” “we,” “us” and “our” refer to Chimera Investment Corporation; “our Manager” and “FIDAC” refer to Fixed Income Discount Advisory Company, our external manager; and “Annaly” refers to Annaly Capital Management, Inc., the parent company of FIDAC. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is to be sold at $2.25 per share, (ii) the private offering to Annaly of 11,681,415 shares of our common stock which is to occur immediately after this offering, and (iii) no exercise by the underwriters of their overallotment option to purchase or place up to an additional 16,500,000 shares of our common stock.

Our Company

          We are a specialty finance company that invests in residential mortgage-backed securities, or RMBS, residential mortgage loans, real estate-related securities and various other asset classes. We have elected and intend to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending on December 31, 2007. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. We commenced operations in November 2007.

          We are externally managed by Fixed Income Discount Advisory Company, which we refer to as our Manager or FIDAC. Our Manager is an investment advisor registered with the Securities and Exchange Commission, or SEC. Additionally, our Manager is a wholly-owned subsidiary of Annaly, a New York Stock Exchange-listed REIT, which has a long track record of managing investments in U.S. government agency mortgage-backed securities. Immediately after this offering, we will sell to Annaly 11,681,415 shares of common stock in a private offering at the same price per share as the price per share of this public offering. Upon completion of this offering and the private offering immediately after this offering, Annaly will own approximately 9.6% of our outstanding common stock (which percentage excludes shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates).

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad class of financial assets to construct an investment portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and to maintain our exemption from registration under the Investment Company Act of 1940, or 1940 Act.

          We recognize that investing in our targeted asset classes is highly competitive, and that our Manager competes with many other investment managers for profitable investment opportunities in these areas. Annaly and our Manager have close relationships with a diverse group of financial intermediaries, ranging from primary dealers, major investment banks and brokerage firms to leading mortgage originators, specialty investment dealers and financial sponsors. In addition, we have benefited and expect to continue to benefit from our Manager’s analytical and portfolio management expertise and technology. We believe that the combined and complementary strengths of Annaly and our Manager give us a competitive advantage over REITs with a similar focus to ours.

Our Manager

          We are externally managed and advised by FIDAC pursuant to a management agreement. All of our officers are employees of our Manager or its affiliates. Our Manager is a fixed-income investment management company specializing in managing investments in U.S. government agency residential mortgage-backed securities, or Agency RMBS, which are mortgage pass-through certificates, collateralized mortgage obligations, or CMOs, and other mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans issued or guaranteed by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, and the Government National Mortgage Association, or Ginnie Mae. Our Manager also has experience in managing investments in non-Agency RMBS and collateralized debt obligations, or CDOs; real estate-related securities; and managing credit and interest rate-sensitive investment strategies. Our Manager commenced active investment management operations in 1994. At June 30, 2008, our Manager was the adviser or sub-adviser for funds with approximately $2.7 billion in net assets and $11.8 billion in gross assets, and which consisted predominantly of Agency RMBS.

          Our Manager is responsible for administering our business activities and day-to-day operations. We have no employees other than our officers. Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.

          Our Manager has well-respected and established portfolio management resources for each of our targeted asset classes and a sophisticated infrastructure supporting those resources, including investment professionals focusing on residential mortgage loans, Agency and non-Agency RMBS and other asset-backed securities. Additionally, we have benefited and expect to continue to benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties.

          We do not pay any of our officers any cash compensation. Rather, we pay our Manager a base management fee pursuant to the terms of the management agreement.

Annaly Capital Management, Inc.

          Annaly, which at June 30, 2008 owned and managed a portfolio of approximately $58.7 billion, primarily in Agency RMBS, commenced its operations on February 18, 1997, and went public on October 20, 1997. Annaly trades on the New York Stock Exchange under the symbol “NLY”. Annaly manages assets on behalf of institutional and individual investors worldwide directly through Annaly and through the funds managed by FIDAC.

          Annaly is primarily engaged in the business of investing, on a leveraged basis, in Agency RMBS. Annaly also invests in Federal Home Loan Bank, Freddie Mac and Fannie Mae debentures. Annaly’s principal business objective is to generate net income for distribution to investors from the spread between the interest income on its securities and the cost of borrowing to finance their acquisition and from dividends it receives from FIDAC.

Our Investment Strategy

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by investing in a diversified investment portfolio of RMBS, residential mortgage loans, real estate-related securities and various other asset classes, subject to maintaining our REIT status and exemption from registration under the 1940 Act. The RMBS, asset backed securities, or ABS, commercial mortgage backed securities, or CMBS, and CDOs we purchase may include investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

          We rely on our Manager’s expertise in identifying assets within our target asset classes. Our Manager makes investment decisions based on various factors, including expected cash yield, relative value, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

          Over time, we will modify our investment allocation strategy as market conditions change to seek to maximize the returns from our investment portfolio. We believe this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive long-term returns to investors.

          Our targeted asset classes and the principal investments we have made and expect to make in each are as follows:

Asset Class	Principal Investments

Residential Mortgage-Backed Securities, or RMBS	•	Non-Agency RMBS, including investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

	•	Agency RMBS.

Residential Mortgage Loans	•

Prime mortgage loans, which are mortgage loans that conform to the underwriting guidelines of Fannie Mae and Freddie Mac, which we refer to as Agency Guidelines; and jumbo prime mortgage loans, which are mortgage loans that conform to the Agency Guidelines except as to loan size.

•

Alt-A mortgage loans, which are mortgage loans that may have been originated using documentation standards that are less stringent than the documentation standards applied by certain other first lien mortgage loan purchase programs, such as the Agency Guidelines, but have one or more compensating factors such as a borrower with a strong credit or mortgage history or significant assets.

Other Asset-Backed Securities, or ABS	•	Commercial mortgage-backed securities, or CMBS.

	•	Debt and equity tranches of collateralized debt obligations, or CDOs.

	•	Consumer and non-consumer ABS, including investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

          Since we commenced operations in November 2007, we have focused our investment activities on acquiring non-Agency RMBS and on purchasing residential mortgage loans that have been originated by select high-quality originators, including the retail lending operations of leading commercial banks. This is in contrast to Annaly’s strategy which concentrates on Agency RMBS. Our investment portfolio at June 30, 2008 was weighted toward non-Agency RMBS. After the consummation of this offering, we expect that over the near term our investment portfolio will continue to be weighted toward RMBS, subject to maintaining our REIT qualification and our 1940 Act exemption. In addition, we have engaged in and anticipate continuing to engage in transactions with residential mortgage lending operations of leading commercial banks and other high-quality originators in which we identify and re-underwrite residential mortgage loans owned by such entities, and rather than purchasing and securitizing such residential mortgage loans ourselves, we and the originator would structure the securitization and we would purchase the resulting mezzanine and subordinate non-Agency RMBS. We may also engage in similar transactions with non-Agency RMBS in which we would acquire AAA-rated non-Agency RMBS and immediately re-securitize those securities. We would sell the resulting AAA-rated super senior RMBS and retain the AAA-rated mezzanine RMBS. Our investment decisions, however, will depend on prevailing market conditions and will change over time. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

          We have elected and intend to qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2007 and to operate our business so as to be exempt from registration under the 1940 Act, and therefore we will be required to invest a substantial majority of our assets in loans secured by mortgages on real estate and real estate-related assets. Subject to maintaining our REIT qualification and our 1940 Act exemption, we do not have any limitations on the amounts we may invest in any of our targeted asset classes.

Our Investment Portfolio

          As of June 30, 2008, our investment portfolio consisted of the following (dollars in thousands):

	Amortized Cost	Estimated Fair Value	Percent of Total Portfolio(1)	Weighted Average Coupon(1)

RMBS	$1,221,567	$1,116,586	59.4%	6.27%
Residential Mortgage Loans(2)	$150,629	$150,083	8.0%	5.77%
Securitized Loans	$614,278	$613,580	32.6%	5.96%

Total	$1,986,474	$1,880,249	100.0%

(1)          Based on estimated fair value.

(2)          On April 24, 2008, we sponsored a $619.7 million securitization, which was structured as a long-term financing transaction. See “—Recent Developments.” Securitizations structured as financings will result in the outstanding principal balance of the securitized mortgage loans remaining on our books as an asset and the outstanding principal balance of the notes issued by the trust will be recorded on our books as a liability. On July 25, 2008, we sponsored a $151.2 million securitization, which was structured as a sale. Securitizations structured as sales will result in the fair value of any notes and equity we retain remaining on our books as an asset.

Our Financing and Hedging Strategy

          We use leverage to increase potential returns to our stockholders. We generate income principally from the spread between yields on our investments and our cost of borrowing and hedging activities. Subject to our maintaining our qualification as a REIT, we have used and expect to continue to use a number of sources to finance our investments, including repurchase agreements, warehouse facilities, securitizations, commercial paper and term financing CDOs. We are not required to maintain any specific debt-to-equity ratio as we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets. Our leverage ratio has fluctuated and we expect it to continue to fluctuate from time to time based upon, among other things, our assets, market conditions and conditions and availability of financings. As of September 30, 2008, we had outstanding indebtedness of approximately $1.119 billion, which consists of recourse leverage of approximately $620.0 million and non-recourse securitized financing of approximately $499.0 million.

          We have utilized and, subject to maintaining our qualification as a REIT, may from time to time utilize derivative financial instruments, including, among others, interest rate swaps, interest rate caps, and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Specifically, we have and expect to continue to seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

          The table below summarizes our financings as of June 30, 2008 (dollars in thousands):

	Outstanding Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity	Estimated Fair Value of Collateral

Repurchase Agreements:
RMBS	$909,089	4.85%	23 days	$961,400(1)
Mortgage Loans(2)	—	—	—	—
Securitizations(3)	$504,397	5.96%	30 years	—

(1)          Based on an estimate of fair value.

(2)          We entered into two master repurchase agreements pursuant to which we financed mortgage loans. One agreement was a $500 million lending facility of which $200 million was on an uncommitted basis. This agreement was scheduled to terminate on January 16, 2009. The second agreement was a $350 million committed lending facility. This agreement was scheduled to terminate on January 29, 2010. As of June 30, 2008 and December 31, 2007, we did not have any amounts borrowed against these facilities. On July 29, 2008, we terminated both of these repurchase facilities.

(3)          On April 24, 2008, we sponsored a $619.7 million securitization, which was structured as a long-term financing transaction. See “—Recent Developments.” Securitizations structured as financings will result in the outstanding principal balance of the securitized mortgage loans remaining on our books as an asset and the outstanding principal balance of the notes issued by the trust will be recorded on our books as a liability. On July 25, 2008, we sponsored a $151.2 million securitization, which was structured as a sale. Securitizations structured as sales will result in the fair value of any notes and equity we retain remaining on our books as an asset.

          The table below summarizes our interest rate swaps outstanding at June 30, 2008 (dollars in thousands):

Notional Amount	Weighted Average Pay Rate	Weighted Average Receive Rate	Net Estimated Fair Value/Carrying Value

$1,008,914	4.10%	2.48%	($10,065)

          All of our repurchase agreements and interest rate swap agreements are subject to bilateral margin calls in the event that the collateral securing our obligations under those facilities exceeds or does not meet our collateralization requirements. We analyze the sufficiency of our collateralization daily, and as of June 30, 2008, on a net basis, the fair value of the collateral, including restricted cash, securing our obligations under repurchase agreements and interest rate swaps, exceeded the amount of such obligations by approximately $71.8 million. During the six months ended June 30, 2008, due to the deterioration in the market value of our assets, we received and met margin calls under our repurchase agreements, which resulted in our obtaining additional funding from third parties, including from Annaly (see “Certain Relationships and Related Transactions”), and taking other steps to increase our liquidity. Additionally, the disruptions during the six months ended June 30, 2008 resulted in us not being in compliance with the net income covenant in one of our whole loan repurchase agreements and the liquidity covenants in our other whole loan repurchase agreement at a time during which we had no amounts outstanding under those facilities. We amended these covenants, and on July 29, 2008, we terminated both those facilities to avoid paying non-usage fees. Should we receive additional margin calls, we may not be able to amend the restrictive covenants or obtain other funding. If we were unable to post additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so and such sales may be at a loss. A reduction in credit available may reduce our earnings and, in turn, cash available to us for distribution to stockholders.

          In March 2008, we entered into a RMBS repurchase agreement with Annaly. This agreement contains customary representations, warranties and covenants contained in such agreements. As of June 30, 2008, we had $50.0 million outstanding under this agreement with a weighted average borrowing rate of 3.96%. As of September 30, 2008, we had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of our total financing. As of October 13, 2008, the weighted average borrowing rate on amounts outstanding under this agreement was 3.97%. Our RMBS repurchase agreement with Annaly is rolled daily at market rates, bears interest at LIBOR plus 150 basis points, and is secured by the RMBS pledged under the agreement. We do not expect to increase significantly the amount of securities pledged to Annaly or significantly increase or decrease the funds we borrow from Annaly as a result of this offering.

          In March 2008, we entered into a receivables sales agreement with Annaly. This agreement provided for the sale of approximately $127 million of receivables by us to Annaly of the proceeds that we were due to receive under a mortgage loan purchase and sale agreement with a third party. Annaly paid us a discounted amount of such receivables due from the third party equal to less than one percent of such receivables due from the third party in exchange for us receiving the purchase price under the receivables sales agreement in immediately available funds from Annaly. The agreement contained representations, warranties and covenants by both parties. As of March 31, 2008, each party had performed their outstanding obligations under the agreement, the third party purchaser under the mortgage loan purchase and sale agreement had paid the purchase price under the mortgage loan purchase and sale agreement, and we have remitted such amounts to Annaly pursuant to the receivables sales agreement. We have not entered into any similar arrangement with Annaly subsequent to March 31, 2008.

Our Competitive Advantages

          We believe that our competitive advantages include the following:

          Investment Strategy Designed to Perform in a Variety of Interest Rate and Credit Environments

          We seek to manage our investment strategy to balance both interest rate risk and credit risk. We believe this strategy is designed to generate attractive, risk-adjusted returns in a variety of market conditions because operating conditions in which either of these risks are increased, or decreased, may occur at different points in the economic cycle. For example, there may be periods when interest-rate sensitive strategies outperform credit-sensitive strategies whereby we would receive increased income over our cost of financing, in which case our portfolio’s increased exposure to this risk would be beneficial. There may be other periods when credit-sensitive strategies outperform interest-rate sensitive strategies. Although we face interest rate risk and credit risk, we believe that with appropriate hedging strategies, as well as our ability to evaluate the quality of targeted asset investment opportunities, we can reduce these risks and provide attractive risk-adjusted returns.

          Credit-Oriented Investment Approach

          We seek to minimize principal loss while maximizing risk-adjusted returns through our Manager’s credit-based investment approach, which is based on rigorous quantitative and qualitative analysis.

          Experienced Investment Advisor

          Our Manager has a long history of strong performance across a broad range of fixed-income assets. Our Manager’s most senior investment professionals have a long history of investing in a variety of mortgage and real estate-related securities and structuring and marketing CDOs. Our Manager is also acting as liquidating agent for a number of CDOs, and has competitive advantages as a result of its knowledge regarding the pipeline, values, supply and market participants for liquidations of CDOs because of its involvement in these liquidations. Investments are overseen by an Investment Committee of our Manager’s professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Ronald Kazel, Jeremy Diamond, Eric Szabo and Matthew Lambiase.

          Access to Annaly’s and Our Manager’s Relationships

          Annaly and our Manager have developed long-term relationships with a number of commercial banks and other financial intermediaries. We believe these relationships provide us with a range of high-quality investment opportunities.

          Access to Our Manager’s Systems and Infrastructure

          Our Manager has created a proprietary portfolio management system, which we believe provides us with a competitive advantage. Our Manager’s personnel have created a comprehensive finance and administrative infrastructure, an important component of a complex investment vehicle such as a REIT. In addition, most of our Manager’s personnel are also Annaly’s personnel; therefore, they have had extensive experience managing Annaly, which is a REIT.

          Alignment of Interests between Annaly, Our Manager and Our Investors

          Immediately after this offering, we will sell to Annaly 11,681,415 shares of our common stock in a private offering at the same price per share as the price per share of this public offering. Upon completion of this offering and the private offering immediately after this offering, Annaly will own approximately 9.6% of our outstanding common stock (which percentage excludes shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates).

          We believe that Annaly’s investment aligns our Manager’s interests with our interests.

Summary Risk Factors

          An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•

Difficult conditions in the financial markets and the economy generally, have caused us and may continue to cause us market losses related to our holdings, and we do not expect these conditions to improve in the near future.

•	A significant portion of our financing is from Annaly, which is a significant shareholder of ours and which owns our Manager.

•	The lack of liquidity in our investments may adversely affect our business, including our ability to value and sell our assets.

•

There can be no assurance that the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, or market response to those actions, will achieve the intended effect, our business may not benefit from these actions and further government or market developments could adversely impact us.

•	We are dependent on our Manager and its key personnel for our success and such personnel may leave the employment of our Manager or otherwise become no longer available to us.

•

There are various conflicts of interest in our relationship with our Manager and Annaly, which could result in decisions that are not in your best interests, including those created by our financing arrangements with Annaly and by our Manager’s compensation whereby it is entitled to receive a base management fee, which is not tied to the performance of our portfolio, and that several of our executive officers and our directors are also employees of Annaly which may result in conflicts between their duties to us and to Annaly.

•

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be difficult and costly to terminate.

•

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment decision made by our Manager. We may change our investment strategy, asset allocation or financing plans without stockholder consent, which may result in riskier investments.

•

Failure to procure adequate capital and funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends to our stockholders.

•

We have limited operating history and may not operate successfully. We operate in a highly competitive market for investment opportunities. Our financial condition and results of operation will depend on our ability to manage future growth effectively.

•

Loss of our 1940 Act exemption would adversely affect us and negatively affect our stock price and our ability to distribute dividends to our stockholders and could result in the termination of the management agreement with our Manager. In addition, the assets we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder which may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

•	We may use leverage to fund the acquisition of our assets, which may adversely affect our return on our investments and may reduce cash available for distribution to our stockholders.

•	An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and thus our cash available for distribution to our stockholders.

•

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•

Our hedging transactions may not completely insulate us from interest rate risk. Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

•

Prepayment rates could negatively affect the value of our residential mortgage loans and our RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•	Our investments in subordinated RMBS are generally in the “first loss” position and our investments in the mezzanine RMBS are generally in the “second loss” position and therefore subject to losses.

•

The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us. We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

•	Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

•

The REIT qualification rules impose limitations on the types of investments and hedging, financing, and other activities which we may undertake, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment, hedging, financing and other alternatives.

•

Continued adverse developments in the residential mortgage market could make it difficult for us to borrow money to acquire investments on a leveraged basis, which could adversely affect our profitability.

•	Interest rate mismatches between our investments and our borrowings used to fund our purchases of these assets may reduce our income during periods of changing interest rates.

Our Structure

          We were formed by Annaly as a Maryland corporation on June 1, 2007. The following chart shows our structure after giving effect to this offering and the private offering to Annaly immediately after this offering (excluding shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates):

*	Less than 1%.

(1)

Includes shares of restricted common stock approved as grants under our equity incentive plan to our executive officers and other employees of our Manager or its affiliates, which have vested as of October 23, 2008 and to our independent directors, which fully vested on January 2, 2008.

Our Relationship with Our Manager

          We are externally managed and advised by our Manager. We benefit from the personnel, infrastructure, relationships, and experience of our Manager to enhance the growth of our business. Each of our officers is also an employee of our Manager or its affiliates. We have no employees other than our officers. Our Manager is not obligated to dedicate certain of its employees exclusively to us, nor is it or its employees obligated to dedicate any specific portion of its time to our business. We expect, however, that Christian J. Woschenko, our Head of

Investments and our Manager’s Executive Vice President, and William B. Dyer, our Head of Underwriting and our Manager’s Executive Vice President, will continue to devote a substantial portion of their time to our business.

          We have entered into a management agreement with our Manager with an initial term ending on December 31, 2010, with automatic, one-year renewals at the end of each calendar year following the initial term, subject to termination by us, in connection with the annual reviews of our Manager’s performance and management fees by the vote of two-thirds of the independent directors or a majority of our stockholders. Under the management agreement, our Manager implements our business strategy and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other things, performing all of our day-to-day functions; determining investment criteria in conjunction with our board of directors; sourcing, analyzing and executing investments; asset sales and financings; and performing asset management duties.

          Our independent directors review our Manager’s performance annually, and following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than shares held by Annaly or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180-days’ prior notice of such termination. Upon termination without cause, we will pay our Manager a substantial termination fee. We may also terminate the management agreement with 30 days’ prior notice from our board of directors, without payment of a termination fee, for cause or upon a change of control of Annaly or our Manager, each as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee.

          The following table summarizes the fees and expense reimbursements and other amounts that we will pay to our Manager:

Type	Description	Payment

Base management fee:

1.50% per annum, calculated quarterly, of our stockholders’ equity. For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The base management fee will be reduced, but not below zero, by our proportionate share of any CDO base management fees FIDAC receives in connection with the CDOs in which we invest, based on the percentage of equity we hold in such CDOs.

Quarterly in cash.

Expense reimbursement:

Reimbursement of expenses related to Chimera incurred by our Manager, including legal, accounting, due diligence and other services, but excluding the salaries and other compensation of our Manager’s employees.

Quarterly in cash.

Termination fee:

Termination fee equal to three times the average annual base management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

          From November 21, 2007, the date we commenced operations, through December 31, 2007, our Manager earned base management fees of approximately $1.2 million, no incentive fees, and expense reimbursements of approximately $719 thousand. At June 30, 2008, quarterly base management fees in the amount of $2.2 million were accrued and payable to our Manager and no incentive fees had accrued. Currently, our Manager has waived its right to require us to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. In October 2008, we and FIDAC amended our management agreement to reduce the base management fee from 1.75% per annum to 1.50% per annum of our stockholders’ equity and eliminate the incentive fees previously provided for in the management agreement.

Conflicts of Interest

          We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers, and our non-independent directors, also serve as employees of our Manager and its affiliates. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager and its officers and employees spend managing us.

          Our Manager has discretionary investment authority over a number of different funds and accounts. Our Manager may manage funds and accounts that may compete with us for investment opportunities. In addition, to the extent we seek to invest in Agency RMBS, we may compete for investment opportunities with Annaly. Also, to the extent our Manager manages investment vehicles (other than CDOs) that meet our investment objectives, our Manager will have an incentive to invest our funds in such investment vehicles because of the possibility of generating an additional, incremental management fee. Our Manager may also invest in CDOs managed by it that could result in conflicts with us, particularly if we invest in a portion of the equity securities and there is a deterioration of value of such CDO before closing we could suffer an immediate loss equal to the decrease in the market value of the underlying investment. Our Manager has an investment allocation policy in place so that we may share equitably with other client accounts of our Manager and Annaly in all investment opportunities, particularly those involving an asset with limited supply, that may be suitable for our account and such other accounts. Our Manager’s policy also includes other controls designed to monitor and prevent any particular account or Annaly from receiving favorable treatment over any other fund or account. This investment policy may be amended by our Manager at any time without our consent. To the extent FIDAC’s, Annaly’s, or our business evolves in such a way as to give rise to conflicts not currently addressed by our Manager’s investment allocation policy, our Manager may need to refine its policy to handle any such situations. To avoid any actual or perceived conflicts of interest with our Manager, an investment in any security structured or managed by our Manager will be approved by a majority of our independent directors.

          It is difficult and costly to terminate the management agreement without cause. We may only terminate the management agreement without cause after the initial term in connection with the annual review of our Manager’s performance and the management fees and only with the approval of two-thirds of our independent directors or a majority of our stockholders (other than those shares held by Annaly or its affiliates), and upon the payment of a substantial termination fee. These conditions may adversely affect our ability to terminate our Manager without cause. For more information, please see “Business—Conflicts of Interest” and “Our Manager and the Management Agreement—Management Agreement.” In addition, we have entered into a repurchase agreement with Annaly, our Manager’s parent, to finance our RMBS. This financing arrangement may make us less likely to terminate our Manager. It could also give rise to further conflicts because Annaly is a creditor of ours. As one of our creditors, Annaly’s interests may diverge from the interests of our stockholders.

          We have agreed to pay our Manager a base management fee that is not tied to our performance. The base management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us.

Distribution Policy

          To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. On December 20, 2007, our board of directors declared a quarterly distribution of $900 thousand, or $0.025 per share of our common stock. This dividend was paid on January 25, 2008 to stockholders of record on December 31, 2007. On March 19, 2008, our board of directors declared a quarterly distribution of $9.8 million, or $0.26 per share of our common stock. This dividend was paid on April 30, 2008 to stockholders of record on March 31, 2008. On June 2, 2008, our board of directors declared a quarterly distribution of $6.0 million, or $0.16 per share of our common stock. This dividend was paid on July 31, 2008 to stockholders of record on June 12, 2008. Our GAAP net loss for the six months ended June 30, 2008 was $21.0 million and our Core Earnings were $17.0 million.

          Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If our cash available for distribution is less than 90% of our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. To the extent we distribute less than 90% of our REIT taxable income in 2007, we will rectify this shortfall through throwback dividends. We anticipate that our distributions generally will be taxable as ordinary income to you, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital.

Operating and Regulatory Structure

          REIT Qualification

          We have elected and intend to qualify to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2007. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our manner of operation enables us to meet the requirements for qualification and taxation as a REIT.

          As a REIT, we generally will not be subject to federal income tax on our REIT taxable income we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

          1940 Act Exemption

          We operate our business so that we are exempt from registration under the 1940 Act, as administered by the Securities and Exchange Commission and its Division of Investment Management. We intend to rely on the exemption from registration provided by Section 3(c)(5)(C) of the 1940 Act, a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

          To qualify for the exemption, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We do not intend to issue redeemable securities.

          Based on no-action letters issued by the Staff of the Securities and Exchange Commission, we classify our investment in residential mortgage loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

          We also consider RMBS such as certificates issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that represent the entire beneficial interest in the underlying pool of mortgage loans, or Agency Whole Pool Certificates, to be qualifying real estate assets. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 80% test.

          We treat our ownership interest in pools of whole loan RMBS, in cases in which we acquire the entire beneficial interest in a particular pool, as qualifying real estate assets based on no-action positions of the Staff of the Securities and Exchange Commission. We generally do not expect our investments in CMBS and other RMBS investments to constitute qualifying real estate assets for the 55% test, unless such treatment is consistent with guidance of the Staff of the Securities and Exchange Commission. Instead, these investments generally will be classified as real estate-related assets for purposes of the 80% test. We do not expect that our investments in CDOs or other ABS will constitute qualifying real estate assets. We may, however, treat our equity interests in a CDO issuer that we determine is a “majority owned subsidiary” and that is exempt from 1940 Act registration under Section 3(c)(5)(C) of the 1940 Act as qualifying real estate assets, real estate-related assets, and miscellaneous assets in the same proportion as the assets in such CDO are qualifying real estate assets, real estate-related assets and miscellaneous assets. We may in the future, however, modify our treatment of such CDO equity to conform to guidelines provided by the Staff of the Securities and Exchange Commission. See “Business—Operating and Regulatory Structure—1940 Act Exemption” for further information concerning our reliance on the Section 3(c)(5)(C) exemption from 1940 Act registration.

Restrictions on Ownership of Our Common Stock

          To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning, by applying certain attribution rules under the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. We have granted such a waiver to Legg Mason Opportunity Trust, ValueAct Capital Master Fund III, L.P., and to Annaly. The ownership limits for Legg Mason Opportunity Trust, ValueAct Capital Master Fund III, L.P., and Annaly have been set at 15%, 12%, and 12%, respectively. Our charter also prohibits any person from, among other things:

•

beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

          Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Recent Developments

          On July 25, 2008, we sponsored a $151.2 million securitization whereby we securitized our then-current inventory of mortgage loans. In this transaction, we retained all of the securities issued by the securitization trust including approximately $8.8 million in subordinated bonds and $142.4 million of AAA-rated fixed and floating rate senior bonds. This transaction will be accounted for as a sale. On August 28, 2008, we sold approximately $74.9 million of the AAA-rated fixed and floating rate bonds related to the July 25, 2008 securitization to third-party investors and realized a loss of $11.5 million. On July 29, 2008, we terminated both of our mortgage loan repurchase facilities.

          On September 9, 2008, our board of directors declared a quarterly distribution of $6.2 million, or $0.16 per share of our common stock. This dividend will be paid on October 31, 2008 to stockholders of record on September 18, 2008. Purchasers in this offering will not participate in this quarterly distribution. We have not yet completed our 2008 third quarter financial statements. When completed, our Core Earnings per share could be different from our dividends per share.

          In October 2008, we and FIDAC amended our management agreement to reduce the base management fee from 1.75% per annum to 1.50% per annum of our stockholders’ equity and eliminate the incentive fees previously provided for in the management agreement.

          On October 14, 2008, we announced that during the third quarter of 2008, we sold assets with a carrying value of $432.5 million in AAA-rated non-Agency RMBS for a loss of approximately $113 million, which includes a realized loss of $11.5 million related to the August 28, 2008 transaction described above, and terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million, which together resulted in a net realized loss of approximately $123.5 million.

          Our book value per share as of September 30, 2008 is currently estimated to be approximately $6.15 per share. We currently estimate that as of September 30, 2008, approximately 45% of our assets were jumbo prime mortgage loans and 55% of our assets were AAA-rated RMBS. We have not yet completed our financial reports for the quarter ended September 30, 2008. Once completed our book value per share may be different from the estimated book value of $6.15. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” the FASB has recently issued a staff position clarifying the application of FASB Statement No. 157, Fair Value Measurements, which is effective for the quarter ended September 30, 2008. We are evaluating the position adopted by the FASB relating to the fiscal quarter ended September 30, 2008. The position adopted by the FASB could affect the value of our RMBS as reflected in our financial statements and could result in our book value per share being different from the estimate provided in this prospectus.

SELECTED FINANCIAL DATA

          The following table presents selected financial data as of and for the period indicated. We derived the selected financial data for the period from November 21, 2007 (commencement of operations) through December 31, 2007 from our audited financial statements included elsewhere in this prospectus. We derived the data for the six months ended June 30, 2008 from our unaudited financial statements included elsewhere in this prospectus. The selected financial data should be read in conjunction with the more detailed information contained in the Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2008	As of December 31, 2007

	(dollars in thousands, except per share data)

Statement of Financial Condition Highlights
Mortgage-backed securities	$1,116,586	$1,124,290
Loans held for investment	$150,083	$162,371
Securitized loans	$613,580	—
Total assets	$1,971,156	$1,565,636
Repurchase agreements	$909,089	$270,584
Securitized debt	$504,397	—
Total liabilities	$1,583,477	$1,026,747
Stockholders’ equity	$387,679	$538,889
Book value per share	$9.94	$14.29
Number of shares outstanding	38,999,850	37,705,563

	For the six months ended June 30, 2008	For the period November 21, 2007 to December 31, 2007

	(dollars in thousands, except per share data)

Statement of Operations Highlights
Net interest income	$24,098	$3,077
Net loss	($21,039)	($2,906)
Earnings per share, or EPS (basic)	($0.54)	($0.08)
EPS (diluted)	($0.54)	($0.08)
Weighted average shares – basic	38,995,096	37,401,737
Weighted average shares – diluted	38,995,096	37,401,737
Taxable income per share (1)	$0.410	$0.030
Dividend declared per share (2)	$0.420	$0.025

Other Data
Average total assets	$1,839,220	$1,044,355
Average investment securities	$1,736,932	$399,736
Average borrowings	$1,387,361	$270,584
Average stockholders’ equity	$403,495	$530,982
Annualized yield on average interest earning assets	6.38%	7.02%
Annualized cost of funds on average interest bearing liabilities	4.91%	5.08%
Annualized interest rate spread	1.47%	1.94%
Annualized net interest margin (net interest income/average interest earning assets)	2.77%	6.85%
Annualized G&A and management fee expense as percentage of average total assets	0.89%	1.55%
Annualized G&A and management fee expense as percentage of average equity	4.05%	3.05%
Return on average interest earning assets	(2.42%)	(6.47%)
Return on average equity	(10.43%)	(4.87%)

(1) See reconciliation below of non-GAAP financial measurements to GAAP financial measurements.

(2) For the applicable period.

Reconciliation of non-GAAP financial measurements to GAAP financial measurements

          As a REIT, we are required to distribute to our shareholders substantially all of our REIT taxable income in the form of dividends. Accordingly, we believe taxable income per share is a meaningful financial measurement for investors and management in assessing our performance. A reconciliation of REIT taxable income per share to GAAP EPS (basic) follows:

          Reconciliation of REIT Taxable Income Per Share to GAAP EPS

	For the six months ended June 30, 2008	For the period November 21, 2007 to December 31, 2007

GAAP EPS	$(0.54)	($0.08)
Unrealized loss on interest rate swaps	$0.15	$0.11
Realized loss on sales of investments	$0.80	—

REIT taxable income per share	$0.41	$0.03

THE OFFERING

Common stock offered by us	110,000,000 shares (plus up to an additional 16,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering

160,670,098 shares, based upon 38,988,683 shares of common stock outstanding as of October 23, 2008. Does not include up to an additional 16,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option. Includes 1,227,400 shares of our restricted common stock granted pursuant to our equity incentive plan that were unvested as of June 30, 2008. Includes 11,681,415 shares to be sold to Annaly immediately after this offering.

Use of proceeds

We intend to invest the net proceeds of this offering primarily in non-Agency RMBS, Agency RMBS, prime and Alt-A mortgage loans, CMBS, CDOs, and other consumer or non-consumer ABS. Since we commenced operations in November 2007, we have focused our investment activities on acquiring non-Agency RMBS and on purchasing residential mortgage loans that have been originated by select high-quality originators, including the retail lending operations of leading commercial banks. Our investment portfolio at June 30, 2008 was weighted toward non-Agency RMBS. After the consummation of this offering, we expect that over the near term our investment portfolio will continue to be weighted toward RMBS, subject to maintaining our REIT qualification and our 1940 Act exemption. Until appropriate investments can be identified, our Manager may invest these funds in interest-bearing short-term investments, including money market accounts, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from investments in our intended use of proceeds of this offering. See “Use of Proceeds.”

Our distribution policy

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “Certain Federal Income Tax Considerations.”

In connection with the REIT requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, please see “Distribution Policy.” We cannot assure you that we will make any distributions to our stockholders in the future.

NYSE symbol	“CIM”

Ownership and transfer restrictions

To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. We have granted such a waiver to Legg Mason Opportunity Trust, ValueAct Capital Master Fund III, L.P. and to Annaly. The ownership limits for Legg Mason Opportunity Trust, ValueAct Capital Master Fund III, L.P., and Annaly have been set at 15%, 12%, and 12%, respectively. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

          Unless otherwise indicated, that number of shares of common stock does not include the 16,500,000 shares of our common stock that may be issued if the underwriters’ overallotment option is exercised in full.

Our Corporate Information

          Our principal executive offices are located at 1211 Avenue of Americas, Suite 2902, New York, New York 10036. Our telephone number is 1-866-315-9930. Our website is http://www.chimerareit.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

          If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

          Risks Associated With Recent Adverse Developments in the Mortgage Finance and Credit Markets

Difficult conditions in the financial markets and the economy generally, have caused us and may continue to cause us market losses related to our holdings, and we do not expect these conditions to improve in the near future.

          Our results of operations are materially affected by conditions in the mortgage market, the financial markets and the economy generally. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the economy and markets going forward. The mortgage market, including the market for prime and Alt-A loans, has been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or that they will not worsen. The severity of the liquidity limitation was largely unanticipated by the markets. For now (and for the foreseeable future), access to mortgages has been substantially limited. While the limitation on financing was initially in the sub-prime mortgage market, the liquidity issues have now also affected prime and Alt-A non-Agency lending, with mortgage rates remaining much higher than previously available in recent periods and many product types being severely curtailed. This has an impact on new demand for homes, which will compress the home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies. The market deterioration has caused us to expect increased losses related to our holdings and to sell assets at a loss.

          Although as of and for the quarter ended June 30, 2008, we had no impairments on RMBS or whole mortgage loans, during the third quarter of 2008, we sold assets with a carrying value of $432.5 million in AAA-rated non-Agency RMBS for a loss of approximately $113 million and terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million, which together resulted in a net realized loss of approximately $123.5 million. Further declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

          A substantial portion of our assets are classified for accounting purposes as “available-for-sale” and carried at fair value. Changes in the market values of those assets are directly charged or credited to other comprehensive income. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

          All of our repurchase agreements and interest rate swap agreements are subject to bilateral margin calls in the event that the collateral securing our obligations under those facilities exceeds or does not meet our collateralization requirements. We analyze the sufficiency of our collateralization daily, and as of June 30, 2008, on a net basis, the fair value of the collateral, including restricted cash, securing our obligations under repurchase agreements and interest rate swaps, exceeded the amount of such obligations by approximately $71.8 million. During the six months ended June 30, 2008, due to the deterioration in the market value of our assets, we received and met margin calls under our repurchase agreements, which resulted in our obtaining additional funding from third parties, including from Annaly (see “Certain Relationships and Related Transactions”), and taking other steps to increase our liquidity. Additionally, the disruptions during the six months ended June 30, 2008 resulted in us not being in compliance with the net income covenant in one of our whole loan repurchase agreements and the liquidity covenants in our other whole loan repurchase agreement at a time during which we had no amounts outstanding under those facilities. We amended these covenants, and on July 29, 2008, we terminated those facilities to avoid paying non-usage fees. Should we receive additional margin calls, we may not be able to amend the restrictive covenants or obtain other funding. If we were unable to post additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so and such sales may be at a loss. A reduction in credit available may reduce our earnings and, in turn, cash available to us for distribution to stockholders.

          Dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. In addition, we rely on the availability of financing to acquire residential mortgage loans, real estate-related securities and real estate loans on a leveraged basis. Institutions from which we will seek to obtain financing may have owned or financed residential mortgage loans, real estate-related securities and real estate loans, which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage market. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent or tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our investments.

A significant portion of our financing is from Annaly which is a significant shareholder of ours and which owns our Manager.

          Our ability to fund our investments on a leveraged basis depends to a large extent upon our ability to secure warehouse, repurchase, credit, and/or commercial paper financing on acceptable terms. The current dislocation in the non-Agency mortgage sector has made it difficult for us to obtain short-term financing on favorable terms. As a result, we have completed loan securitizations in order to obtain long-term financing and terminated our un-utilized whole loan repurchase agreements in order to avoid paying non-usage fees under those agreements. In addition, we have entered into a RMBS repurchase agreement with Annaly. This agreement contains customary representations, warranties and covenants contained in such agreements. As of June 30, 2008, we had $50.0 million outstanding under this repurchase agreement. As of September 30, 2008, we had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of our total financing. As of October 13, 2008, the weighted average borrowing rate on amounts outstanding under this agreement was 3.97%. Our RMBS repurchase agreement with Annaly is rolled daily at market rates, bears interest at LIBOR plus 150 basis points, and is secured by the RMBS pledged under the agreement. We do not expect to increase significantly the amount of securities pledged to Annaly or significantly increase or decrease the funds we borrow from Annaly as a result of this offering. We cannot assure you that Annaly will continue to provide us with such financing. If Annaly does not provide us with financing, we cannot assure you that we will be able to replace such financing, and if we are not able to replace this financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

The lack of liquidity in our investments may adversely affect our business, including our ability to value and sell our assets.

          We have invested and may continue to invest in securities or other instruments that are not liquid. Moreover, turbulent market conditions, such as those currently in effect, could significantly and negatively impact the liquidity of our assets. It may be difficult or impossible to obtain third party pricing on the investments we purchase. Illiquid investments typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. In addition, validating third party pricing for illiquid investments may be more subjective than more liquid investments. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

There can be no assurance that the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, or market response to those actions, will achieve the intended effect, our business may not benefit from these actions and further government or market developments could adversely impact us.

          In response to the financial issues affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the Emergency Economic Stabilization Act of 2008, or EESA, was recently enacted. The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations, or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Board of Governors of the Federal Reserve System, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination, in writing, to the appropriate committees of the U.S. Congress. The EESA also provides for a program that would allow companies to insure their troubled assets.

          There can be no assurance that the EESA will have a beneficial impact on the financial markets, including current extreme levels of volatility. To the extent the market does not respond favorably to the TARP or the TARP does not function as intended, our business may not receive the anticipated positive impact from the legislation. In addition, the U.S. Government, Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations and financial condition.

Risks Associated With Our Management and Relationship With Our Manager

We are dependent on our Manager and its key personnel for our success.

          We have no separate offices and are completely reliant on our Manager. We have no employees other than our officers. Our officers are also employees of our Manager or its affiliates, which has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we depend on the diligence, skill and network of business contacts of the senior management of our Manager. Our Manager’s employees evaluate, negotiate, structure, close and monitor our investments; therefore, our success will depend on our Manager’s senior managers’ continued service. The departure of any of the senior managers of our Manager could have a material adverse effect on our performance. In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s senior managers. Our management agreement with our Manager only extends until December 31, 2010. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate certain of its employees exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager’s employees are contractually dedicated to us under our management agreement with our Manager. The only employees of our Manager who are primarily dedicated to our operations are Christian J. Woschenko, our Head of Investments, and William B. Dyer, our Head of Underwriting.

There are conflicts of interest in our relationship with our Manager and Annaly, which could result in decisions that are not in your best interests.

          We are subject to potential conflicts of interest arising out of our relationship with Annaly and our Manager. An Annaly executive officer is our Manager’s sole director, two of Annaly’s employees are our directors, and several of Annaly’s employees are officers of our Manager and us. Specifically, each of our officers also serves as an employee of our Manager or its affiliates. As a result, our Manager and our officers may have conflicts between their duties to us and their duties to, and interests in, Annaly or our Manager. There may also be conflicts in allocating investments which are suitable both for us and Annaly as well as other FIDAC managed funds. Annaly may compete with us with respect to certain investments which we may want to acquire, and as a result we may either not be presented with the opportunity or have to compete with Annaly to acquire these investments. Our Manager and our officers may choose to allocate favorable investments to Annaly instead of to us. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, other entities for which our Manager also acts as an investment manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that the allocation policy that addresses some of the conflicts relating to our investments, which is described under “Business—Conflicts of Interest,” will be adequate to address all of the conflicts that may arise. In addition, we have entered into a repurchase agreement with Annaly, our Manager’s parent, to finance our RMBS. This financing arrangement may make us less likely to terminate our Manager. It could also give rise to further conflicts because Annaly may be a creditor of ours. As one of our creditors, Annaly’s interests may diverge from the interests of our stockholders.

          We pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager’s entitlement to substantial nonperformance-based compensation might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock. As of June 30, 2008, Annaly owned approximately 9.6% of our outstanding shares of common stock (excluding unvested shares of restricted stock granted to our executive officers and employees of our Manager or its affiliates), which entitles them to receive quarterly distributions based on financial performance. In evaluating investments and other management strategies, this may lead our Manager to place emphasis on the maximization of revenues at the expense of other criteria, such as preservation of capital. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio. Annaly may sell the shares in us purchased concurrently with our initial public offering at any time after the earlier of (i) November 15, 2010 or (ii) the termination of the management agreement. Annaly may sell the shares in us purchased immediately after this offering at any time after the earlier of (i) the date which is three years following the date of this prospectus or (ii) the termination of the management agreement. To the extent Annaly sells some of its shares, its interests may be less aligned with our interests.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

          Our president, chief financial officer, head of investments, treasurer, controller, secretary and head of underwriting also serve as employees of our Manager or its affiliates. In addition, certain of our directors are employees of our Manager or its affiliates. Our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors review our Manager’s performance and the management fees annually, and following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by Annaly or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide our Manager with 180-days’ prior notice of any such termination. Additionally, upon such termination, the management agreement provides that we will pay our Manager a termination fee equal to three times the average annual base management fee earned by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may adversely affect our ability to terminate our Manager without cause. Our Manager is only contractually committed to serve us until December 31, 2010. Thereafter, the management agreement is renewable on an annual basis, however, our Manager may terminate the management agreement annually upon 180-days’ prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment decision made by our Manager.

          Our Manager is authorized to follow very broad investment guidelines. Our board of directors periodically reviews our investment guidelines and our investment portfolio, but does not, and is not required to, review all of our proposed investments or any type or category of investment, except that an investment in a security structured or managed by our Manager must be approved by a majority of our independent directors. In addition, in conducting periodic reviews, our board of directors relies primarily on information provided to them by our Manager. Furthermore, our Manager uses complex strategies, and transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments entered into by our Manager may not be in your best interests.

We may change our investment strategy, asset allocation, or financing plans without stockholder consent, which may result in riskier investments.

          We may change our investment strategy, asset allocation, or financing plans at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy or financing plans may increase our exposure to interest rate and default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect the market price of our common stock and our ability to make distributions to you.

          While investments in investment vehicles managed by our Manager require approval by a majority of our independent directors, our Manager has an incentive to invest our funds in investment vehicles managed by our Manager because of the possibility of generating an additional incremental management fee, which may reduce other investment opportunities available to us. In addition, we cannot assure you that investments in investment vehicles managed by our Manager will prove beneficial to us.

We may invest in CDOs managed by our Manager, including the purchase or sale of all or a portion of the equity of such CDOs, which may result in an immediate loss in book value and present a conflict of interest between us and our Manager.

          We may invest in securities of CDOs managed by our Manager. If all of the securities of a CDO managed by our Manager were not fully placed as a result of our not investing, our Manager could experience losses due to changes in the value of the underlying investments accumulated in anticipation of the launch of such investment vehicle. The accumulated investments in a CDO transaction are generally sold at the price at which they were purchased and not the prevailing market price at closing. Accordingly, to the extent we invest in a portion of the equity securities for which there has been a deterioration of value since the securities were purchased, we would experience an immediate loss equal to the decrease in the market value of the underlying investment. As a result, the interests of our Manager in our investing in such a CDO may conflict with our interests and your interests.

Our investment focus is different from those of other entities that are or have been managed by our Manager.

          Our investment focus is different from those of other entities that are or have been managed by our Manager. In particular, entities managed by our Manager have not purchased whole mortgage loans or structured whole loan securitizations. In addition, our Manager has limited experience in managing CDOs and investing in CDOs, non-Agency RMBS, CMBS and other ABS which we may pursue as part of our investment strategy. Accordingly, our Manager’s historical returns are not indicative of its performance for our investment strategy and we can offer no assurance that our Manager will replicate the historical performance of the Manager’s investment professionals in their previous endeavors. Our investment returns could be substantially lower than the returns achieved by our Manager’s investment professionals’ previous endeavors.

We compete with investment vehicles of our Manager for access to our Manager’s resources and investment opportunities.

          Our Manager provides investment and financial advice to a number of investment vehicles and some of our Manager’s personnel are also employees of Annaly and in that capacity are involved in Annaly’s investment process. Accordingly, we compete with our Manager’s other investment vehicles and with Annaly for our Manager’s resources. Our Manager may sponsor and manage other investment vehicles with an investment focus that overlaps with ours, which could result in us competing for access to the benefits that our relationship with our Manager provides to us.

Risks Related To Our Business

We have a limited operating history and may not continue to operate successfully or generate sufficient revenue to make or sustain distributions to you.

          We were organized in June 2007 and commenced operations in November 2007 and have a limited operating history. We cannot assure you that we will be able to continue to operate our business successfully or implement our operating policies and strategies described in this prospectus. The results of our operations depend on many factors, including the availability of opportunities for the acquisition of assets, the valuation of our assets, the level and volatility of interest rates, readily accessible short and long-term financing and the terms of the financing, conditions in the financial markets and economic conditions.

Failure to procure adequate capital and funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends to you.

          The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. We depend upon the availability of adequate funding and capital for our operations. We intend to finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, securitizations, commercial paper and CDOs. Our access to capital depends upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current and potential future earnings and cash distributions;

•	the market price of the shares of our capital stock; and

•	the market’s view of the quality of our assets.

          The current weakness in the broader mortgage markets could adversely affect one or more of our potential lenders or any of our lenders and could cause one or more of our potential lenders or any of our lenders to be unwilling or unable to provide us with financing or require us to post additional collateral. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

          We have used and expect to use a number of sources to finance our investments, including repurchase agreements, warehouse facilities, securitizations, asset-backed commercial paper and term CDOs. Current market conditions have affected the cost and availability of financing from each of these sources — and their individual providers — to different degrees; some sources generally are unavailable, some are available but at a high cost, and some are largely unaffected. For example, in the repurchase agreement market, borrowers have been affected differently depending on the type of security they are financing. Non-Agency RMBS have been harder to finance, depending on the type of assets collateralizing the RMBS. The amount, term and margin requirements associated with these types of financings have been negatively impacted.

          Currently, warehouse facilities to finance whole loan prime residential mortgages are generally available from major banks, but at significantly higher cost and greater margin requirements than previously offered. Many major banks that offer warehouse facilities have also reduced the amount of capital available to new entrants and consequently the size of those facilities offered now are smaller than those previously available.

          It is currently a challenging market to term finance whole loans through securitization or bonds issued by a CDO structure. The highly rated senior bonds in these securitizations and CDO structures currently have liquidity, but at much wider spreads than issues priced earlier this year. The junior subordinate tranches of these structures currently have few buyers and current market conditions have forced issuers to retain these lower rated bonds rather than sell them.

          Certain issuers of asset-backed commercial paper, or ABCP, have been unable to place (or roll) their securities, which has resulted, in some instances, in forced sales of mortgage-backed securities, or MBS, and other securities which has further negatively impacted the market value of these assets. These market conditions are fluid and likely to change over time.

          As a result, the execution of our investment strategy may be dictated by the cost and availability of financing from these different sources.

          In addition, the impairment of other financial institutions could negatively affect us. If one or more major market participants fails or otherwise experience a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008, and Lehman Brothers Holdings Inc. in September 2008, it could adversely affect the marketability of all fixed income securities and this could negatively impact the value of the securities we acquire, thus reducing our net book value.

          Furthermore, if any of our potential lenders or any of our lenders are unwilling or unable to provide us with financing, we could be forced to sell our securities or residential mortgage loans at an inopportune time when prices are depressed. For example, for the quarter ended March 31, 2008, we sold assets with a carrying value of $394.2 million for an aggregate loss of $32.8 million. While we did not sell any assets during the quarter ended June 30, 2008, for the third quarter of 2008, we sold assets with a carrying value of $432.5 million in AAA-rated non-Agency RMBS for a loss of approximately $113 million and terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million, which together resulted in a net realized loss of approximately $123.5 million.

          Our business, results of operations and financial condition may be materially adversely affected by recent disruptions in the financial markets. We cannot assure you, under such extreme conditions, that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of financing for our assets, which may not be available. Further, as a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to you and are therefore not able to retain significant amounts of our earnings for new investments. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. If we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to you. Moreover, our ability to grow will be dependent on our ability to procure additional funding. To the extent we are not able to raise additional funds through the issuance of additional equity or borrowings, our growth will be constrained.

We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.

          A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more favorable relationships than we can. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Loss of our 1940 Act exemption would adversely affect us and negatively affect the market price of shares of our common stock and our ability to distribute dividends and could result in the termination of the management agreement with our Manager.

          We operate our company so that we will not be required to register as an investment company under the 1940 Act because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, our investment strategy is to invest at least 55% of our assets in mortgage loans, RMBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate and approximately an additional 25% of our assets in other types of mortgages, RMBS, securities of REITs and other real estate-related assets. As a result, we are limited in our ability to make certain investments. If we fail to qualify for this exemption in the future, we could be required to restructure our activities in a manner that or at a time when we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock, the sustainability of our business model, and our ability to make distributions. For example, if the market value of our investments in securities were to increase by an amount that resulted in less than 55% of our assets being invested in mortgage loans or RMBS that represent the entire ownership in a pool of mortgage loans or less than 80% of our assets being invested in real estate-related assets, we might have to sell securities to qualify for exemption under the 1940 Act. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is acceptable. In addition, there can be no assurance that the laws and regulations governing REITs, including regulations issued by the Division of Investment Management of the SEC, providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. A loss of our 1940 Act exemption would allow our Manager to terminate the management agreement with us, which would materially adversely affect our business and operations.

Rapid changes in the values of our RMBS, residential mortgage loans, and other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or our exemption from the 1940 Act.

          If the market value or income potential of our RMBS, residential mortgage loans, and other real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income or liquidate our non-qualifying assets to maintain our REIT qualification or our exemption from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We may leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution to you.

          We may leverage our investments through borrowings, generally through the use of repurchase agreements, warehouse facilities, credit facilities, securitizations, commercial paper and CDOs. We are not required to maintain any specific debt-to-equity ratio. The amount of leverage we may use will vary depending on our ability to obtain credit facilities, the lenders’ and rating agencies’ estimates of the stability of the investments’ cash flow, and our assessment of the appropriate amount of leverage for the particular assets we are funding. As of September 30, 2008, we had outstanding indebtedness of approximately $1.119 billion, which consists of recourse leverage of approximately $620.0 million and non-recourse securitized financing of approximately $499.0 million. We are required to maintain minimum average cash balances in connection with borrowings under our credit facilities. Our return on our investments and cash available for distribution to you may be reduced to the extent that changes in market conditions prevent us from leveraging our investments, require us to decrease our rate of leverage, or increase the amount of collateral we post or increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments will reduce cash flow available for distributions to you, which could adversely affect the price of our common stock. We may not be able to meet our debt service obligations, and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations. We leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise. The satisfaction of such margin calls may reduce cash flow available for distribution to you. Any reduction in distributions to you or sales of assets at inopportune times or at a loss may cause the value of our common stock to decline, in some cases, precipitously.

We may depend on warehouse and repurchase facilities, credit facilities and commercial paper to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

          Our ability to fund our investments may depend upon our ability to secure warehouse, repurchase, credit, and commercial paper financing on acceptable terms. Pending the securitization of a pool of mortgage loans, if any, we may fund the acquisition of mortgage loans through borrowings from warehouse, repurchase, and credit facilities and commercial paper. We can provide no assurance that we will be successful in establishing sufficient warehouse, repurchase, and credit facilities and issuing commercial paper. In addition, because warehouse, repurchase, and credit facilities and commercial paper are short-term commitments of capital, the lenders may respond to market conditions, which may favor an alternative investment strategy for them, making it more difficult for us to secure continued financing. During certain periods of the credit cycle such as has been in effect recently, lenders may curtail their willingness to provide financing. If we are not able to renew our then existing warehouse, repurchase, and credit facilities and issue commercial paper or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we will have to curtail our asset acquisition activities.

          It is possible that the lenders that provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our investments, including our mortgage loans. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to increase significantly the cost of the warehouse facilities that they provide to us. Our lenders also may revise their eligibility requirements for the types of residential mortgage loans they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Financing of equity-based lending, for example, may become more difficult in the future. Moreover, the amount of financing we will receive under our warehouse and repurchase facilities will be directly related to the lenders’ valuation of the assets that secure the outstanding borrowings. Typically warehouse, repurchase, and credit facilities grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional assets to such lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to you, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet such margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be forced to sell assets at the same time as others facing similar pressures to sell similar assets, which could greatly exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price.

          The current dislocation and weakness in the broader mortgage markets could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing. This could potentially increase our financing costs and reduce our liquidity. If one or more major market participants fails or otherwise experiences a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008 and Lehman Brothers Holdings Inc. in September 2008, it could negatively impact the marketability of all fixed income securities, including Agency and non-Agency RMBS, residential mortgage loans and real estate related securities, and this could negatively impact the value of the securities we acquire, thus reducing our net book value. Furthermore, if any of our potential lenders or any of our lenders, including Annaly, are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

          Since June 30, 2008, there have been increased market concerns about Freddie Mac and Fannie Mae’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the federal government. Recently, the government passed the “Housing and Economic Recovery Act of 2008”. Fannie Mae and Freddie Mac have recently been placed into the conservatorship of the Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors, and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

          In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, (i) the U.S. Department of Treasury and FHFA have entered into preferred stock purchase agreements between the U.S. Department of Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Department of Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Department of Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac, and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which will be available until December 2009; and (iii) the U.S. Department of Treasury has initiated a temporary program to purchase RMBS issued by Fannie Mae and Freddie Mac. Given the highly fluid and evolving nature of these events, it is unclear how our business will be impacted. Based upon the further activity of the U.S. government or market response to developments at Fannie Mae or Freddie Mac, our business could be adversely impacted.

Continued adverse developments in the residential mortgage market could make it difficult for us to borrow money to acquire investments on a leveraged basis, which could adversely affect our profitability.

          We may rely on the availability of financing to acquire residential mortgage loans, real estate-related securities and real estate loans on a leveraged basis. Institutions from which we may seek to obtain financing may have owned or financed residential mortgage loans, real estate-related securities and real estate loans which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may become insolvent or tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we were unable to obtain cost-effective financing for our investments.

Certain of our financing facilities contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

          Certain of our financing facilities contain extensive restrictions, covenants, and representations and warranties that, among other things, require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Our financing agreements may contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. The covenants and restrictions we expect in our financing facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	make distributions on or repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	finance mortgage loans with certain attributes;

•	reduce liquidity below certain levels;

•	grant liens;

•	incur operating losses for more than a specified period;

•	enter into transactions with affiliates; and

•	hold mortgage loans for longer than established time periods.

          These restrictions may interfere with our ability to obtain financing, including the financing needed to qualify as a REIT, or to engage in other business activities, which may significantly harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail our investment returns.

The repurchase agreements, warehouse facilities, credit facilities and commercial paper that we use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

          We use repurchase agreements, warehouse facilities, credit facilities and commercial paper to finance our investments. We currently have uncommitted repurchase agreements with 12 counterparties, including Annaly, for financing our RMBS. Our repurchase agreements are uncommitted and a counterparty may refuse to advance funds under the agreements to us. If the market value of the loans or securities pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate repayment of our indebtedness, increase our borrowing rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code. Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

If the counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

          When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30 to 90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities (this difference is referred to as the haircut), if the counterparty defaults on its obligation to resell the securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities).

          We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to you. If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility.

Our rights under our repurchase agreements are subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements.

          In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and thus our cash available for distribution to you.

          As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets that are subject to prepayment risk, including our mortgage-backed securities, which might reduce earnings and, in turn, cash available for distribution to you.

If we issue senior securities we will be exposed to additional risks.

          If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, you, will bear the cost of issuing and servicing such securities.

Our securitizations expose us to additional risks.

          On April 24, 2008, we sponsored a $619.7 million securitization as a long-term financing transaction whereby we securitized our then-current inventory of mortgage loans. We generally expect to continue to structure these transactions so that they are treated as financing transactions, and not as sales, for federal income tax purposes, although we may structure some securitizations as sales. On July 25, 2008, we sponsored a $151.2 million securitization as a sale. In our typical securitization structure, we would convey a pool of assets to a special purpose vehicle, the issuing entity, and the issuing entity would issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes would be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we would receive the cash proceeds of the sale of non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our portfolio investments might magnify our exposure to losses on those portfolio investments because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, we cannot be assured that we will be able to continue to access the securitization market, or be able to do so at favorable rates. The inability to securitize our portfolio could hurt our performance and our ability to grow our business.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

          We expect that the terms of CDOs we may sponsor will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Given recent volatility in the CDO market, rating agencies may depart from historic practices for CDO financings, making them more costly for us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to you.

          Subject to maintaining our qualification as a REIT, we may utilize various hedging strategies to seek to reduce our exposure to losses from adverse changes in interest rates. Our hedging activity may vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from hedging transactions (other than through taxable REIT subsidiaries, or TRSs) to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

          Our hedging transactions, which are intended to limit losses, may actually limit gains and increase our exposure to losses. For example, we suffered unrealized losses from hedges in the quarter ended June 30, 2008. As a result, our hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to you. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our hedging strategies may not be successful in mitigating the risks associated with interest rates.

          Subject to complying with REIT tax requirements, we have employed and intend to continue to employ techniques that limit, or “hedge,” the adverse effects of rising interest rates on our short-term repurchase agreements. In general, our hedging strategy depends on our view of our entire portfolio, consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our investment portfolio or the market.

          Our hedging activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of securities held and other changing market conditions. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. These techniques may include entering into interest rate caps, collars, floors, forward contracts, futures or swap agreements. We may conduct certain hedging transactions through a TRS, which will be subject to federal, state and, if applicable, local income tax.

          There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our investment portfolio or may fail to recognize a risk entirely, leaving us exposed to losses without the benefit of any offsetting hedging activities. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging activities could result in losses if the event against which we hedge does not occur. For example, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	as explained in further detail in the risk factor immediately below, the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

          Whether the derivatives we acquire achieve hedge accounting treatment under the Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, or not, hedging generally involves costs and risks. Our hedging strategies may adversely affect us because hedging activities involve costs that we will incur regardless of the effectiveness of the hedging activity. Those costs may be higher in periods of market volatility, both because the counterparties to our derivative agreements may demand a higher payment for taking risks, and because repeated adjustments of our hedges during periods of interest rate changes also may increase costs. Especially if our hedging strategies are not effective, we could incur significant hedging-related costs without any corresponding economic benefits.

We have elected not to qualify for hedge accounting treatment.

          We record derivative and hedge transactions in accordance with SFAS 133. We have elected not to qualify for hedge accounting treatment. As a result, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to you.

          A substantial portion of our assets are classified for accounting purposes as “available-for-sale” and carried at fair value. Changes in the market values of those assets will be directly charged or credited to other comprehensive income. In addition, a decline in values will reduce the book value of our assets. A decline in the market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so and such sales may be at a loss. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to you.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends to you.

          Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including mortgage-backed securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to you.

We are required to obtain various state licenses in order to purchase mortgage loans in the secondary market and there is no assurance we will be able to obtain or maintain those licenses.

          While we are not required to obtain licenses to purchase mortgage-backed securities, we are required to obtain various state licenses to purchase mortgage loans in the secondary market. We have applied for these licenses and expect this process could take several months. There is no assurance that we will obtain all of the licenses that we desire or that we will not experience significant delays in seeking these licenses. Furthermore, we will be subject to various information and other requirements to maintain these licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses will restrict our investment options and could harm our business.

We may be subject to liability for potential violations of predatory lending laws, which could adversely impact our results of operations, financial condition and business.

          Various federal, state and local laws have been enacted that are designed to discourage predatory lending practices. The federal Home Ownership and Equity Protection Act of 1994, or HOEPA, prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential mortgage loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential mortgage loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential mortgage loan originators or servicers to comply with these laws, to the extent any of their residential mortgage loans become part of our mortgaged-related assets, could subject us, as an assignee or purchaser to the related residential mortgage loans, to monetary penalties and could result in the borrowers rescinding the affected residential mortgage loans.

Lawsuits have been brought in various states making claims against assignees or purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If the loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could adversely impact our results of operations, financial condition and business.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

          Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our asset-based securities or the securities markets in general. Losses resulting from these types of events are uninsurable. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. Adverse economic conditions could harm the value of the property underlying our asset-backed securities or the securities markets in general which could harm our operating results and revenues and may result in the volatility of the value of our securities.

We are subject to the requirements of the Sarbanes-Oxley Act of 2002.

          As we are a public company, our management is required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires an independent registered public accounting firm to deliver an attestation report on management’s assessment of, and the operating effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements beginning with the year ending December 31, 2008. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate all material weaknesses in a timely manner. The existence of any material weaknesses in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

The increasing number of proposed federal, state and local laws may increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.

          The United States Congress and various state and local legislatures are considering legislation, which, among other provisions, would permit limited assignee liability for certain violations in the mortgage loan origination process. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are evaluating the potential impact of these initiatives, if enacted, on our practices and results of operations. As a result of these and other initiatives, we are unable to predict whether federal, state or local authorities will require changes in our practices in the future. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in any state where we acquire a significant portion of our mortgage loans, or if such changes result in us being held responsible for any violations in the mortgage loan origination process.

Changes in accounting treatment may adversely affect our profitability and impact our financial results.

          In February 2008, the FASB issued final guidance regarding the accounting and financial statement presentation for transactions which involve the acquisition of residential mortgage loans, real estate-related securities and real estate loans from a counterparty and the subsequent financing of these residential mortgage loans, real estate-related securities and real estate loans through repurchase agreements with the same counterparty. We are evaluating our position based on the final guidance issued by the FASB. If we do not meet the criteria under the final guidance to account for the transactions on a gross basis, our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported in our financial statements. If we are not able to comply with the criteria under this final guidance for same party transactions we would be precluded from presenting residential mortgage loans, real estate-related securities and real estate loans and the related financings, as well as the related interest income and interest expense, on a gross basis in our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase residential mortgage loans, real estate-related securities and real estate loans as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in residential mortgage loans, real estate-related securities and real estate loans as a mortgage-related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain residential mortgage loans, real estate-related securities and real estate loans purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption from registration as an investment company under the 1940 Act. It could also limit our investment opportunities as we may need to limit our purchases of residential mortgage loans, real estate-related securities and real estate loans that are simultaneously financed with the same counterparty.

          The FASB has recently issued a staff position clarifying the application of FASB Statement No. 157, Fair Value Measurements, which is effective for the quarter ended September 30, 2008. We are evaluating the position adopted by the FASB relating to the fiscal quarter ended September 30, 2008. The position adopted by the FASB could affect the value of our RMBS as reflected in our financial statements and could result in our book value per share being different from the estimate provided in this prospectus.

Risks Related To Our Investments

We might not be able to purchase residential mortgage loans, mortgage-backed securities and other investments that meet our investment criteria or at favorable spreads over our borrowing costs.

          Our net income depends on our ability to acquire residential mortgage loans, mortgage-backed securities and other investments at favorable spreads over our borrowing costs without experiencing credit losses and losses in value. Our investments are selected by our Manager, and you will not have input into such investment decisions. Until appropriate investments can be identified, our Manager may invest the net proceeds of this offering and the sale of shares to Annaly immediately after this offering in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from investments in our intended use of proceeds of this offering. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance, however, that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful.

We may allocate the net proceeds from this offering to investments with which you may not agree.

          We will have significant flexibility in investing the net proceeds of this offering. You will be unable to evaluate the manner in which the net proceeds of this offering will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds from this offering to invest in investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on you, and could cause the value of our common stock to decline.

We may not realize income or gains from our investments.

          We invest to generate both current income and capital appreciation. The investments we invest in may, however, not appreciate in value and, in fact, may decline in value, and the debt securities we invest in may default on interest or principal payments. Accordingly, we may not be able to realize income or gains from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Our investments may be concentrated and will be subject to risk of default.

          While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria. To the extent that our portfolio is concentrated in any one geographic region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our shares and accordingly may reduce our ability to pay dividends to you.

Our investments in subordinated RMBS are generally in the “first loss” position and our investments in the mezzanine RMBS are generally in the “second loss” position and therefore subject to losses.

          In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the issuing trust, and then by the “first loss” subordinated security holder and then by the “second loss” mezzanine holder. In the event of default and the exhaustion of any classes of securities junior to those in which we invest and there is any further loss, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related RMBS, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying RMBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to you.

          We have invested and will continue to invest in real estate-related assets by acquiring RMBS, residential mortgage loans, CMBS and CDOs backed by real estate-related assets. Under a normal yield curve, an investment in these assets will decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to you. A significant risk associated with these investments is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if these assets were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements or other adjustable rate financings we may enter into to finance the purchase of these assets. Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those investments that are subject to prepayment risk and widening of credit spreads.

In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate assets would not change, which would adversely affect our profitability.

          Our operating results will depend in large part on the differences between the income from our assets, net of credit losses and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you.

Interest rate mismatches between our investments and our borrowings used to fund our purchases of these assets may reduce our income during periods of changing interest rates.

          We intend to fund some of our acquisitions of residential mortgage loans, real estate-related securities and real estate loans with borrowings that have interest rates based on indices and repricing terms with shorter maturities than the interest rate indices and repricing terms of our adjustable-rate assets. Accordingly, if short-term interest rates increase, this may harm our profitability.

          Some of the residential mortgage loans, real estate-related securities and real estate loans we acquire are and will be fixed-rate securities. This means that their interest rates will not vary over time based upon changes in a short-term interest rate index. Therefore, the interest rate indices and repricing terms of the assets that we acquire and their funding sources will create an interest rate mismatch between our assets and liabilities. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

          Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust whereas the interest rates on our fixed-rate assets remain unchanged.

Interest rate caps on our adjustable rate RMBS may adversely affect our profitability.

          Adjustable-rate RMBS are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase over the life of the security. Our borrowings typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate RMBS. This problem is magnified for hybrid adjustable-rate and adjustable-rate RMBS that are not fully indexed. Further, some hybrid adjustable-rate and adjustable-rate RMBS may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on hybrid adjustable-rate and adjustable-rate RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss.

A significant portion of our portfolio investments will be recorded at fair value, as determined in accordance with our pricing policy as approved by our board of directors and, as a result, there will be uncertainty as to the value of these investments.

          A significant portion of our portfolio of investments is in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. It may be difficult or impossible to obtain third party pricing on the investments we purchase. We value these investments quarterly at fair value, as determined in accordance with our pricing policy as approved by our board of directors. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

          Many of our investments are susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets, result in a decision by lenders not to extend credit to us, or force us to sell assets at an inopportune time and for a loss. These events could prevent us from increasing investments and have an adverse effect on our operating results.

Changes in prepayment rates could negatively affect the value of our investment portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to you.

          There are seldom any restrictions on borrowers’ abilities to prepay their residential mortgage loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our portfolio of residential mortgage loans, RMBS, and CDOs backed by real estate-related assets and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to you.

          To the extent our investments are purchased at a premium, faster than expected prepayments result in a faster than expected amortization of the premium paid, which would adversely affect our earnings. Conversely, if these investments were purchased at a discount, faster than expected prepayments accelerate our recognition of income.

A decrease in prepayment rates may adversely affect our profitability.

          When borrowers prepay their mortgage loans at slower than expected rates, prepayments on the related residential mortgage loans, real estate-related securities and real estate loans may be slower than expected. These slower than expected payments may adversely affect our profitability.

          We may purchase residential mortgage loans, real estate-related securities and real estate loans that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the investment. In accordance with accounting rules, we will accrete this discount over the expected term of the investment based on our prepayment assumptions. If the investment is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the portfolio and result in a lower than expected yield on investment purchased at a discount to par.

The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

          Residential mortgage loans are typically secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we invest in non-Agency RMBS, which are backed by residential real property but, in contrast to Agency RMBS, their principal and interest is not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government. The U.S. Department of Treasury and FHFA have also entered into preferred stock purchase agreements between the U.S. Department of Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Department of Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth. Asset-backed securities are bonds or notes backed by loans or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers. Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances. In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the RMBS and CMBS we invest in are subject to all of the risks of the respective underlying mortgage loans.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

          If we sell loans, we would be required to make customary representations and warranties about such loans to the loan purchaser. Our residential mortgage loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

          Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our statement of financial condition. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely impact our financial condition.

Our Manager’s due diligence of potential investments may not reveal all of the liabilities associated with such investments and may not reveal other weaknesses in such investments, which could lead to investment losses.

          Before making an investment, our Manager assesses the strengths and weaknesses of the originator or issuer of the asset as well as other factors and characteristics that are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, our Manager relies on resources available to it and, in some cases, an investigation by third parties. This process is particularly important with respect to newly formed originators or issuers with unrated and other subordinated tranches of MBS and ABS because there may be little or no information publicly available about these entities and investments. There can be no assurance that our Manager’s due diligence process will uncover all relevant facts or that any investment will be successful.

Our real estate investments are subject to risks particular to real property.

          We own assets secured by real estate and may own real estate directly in the future, either through direct investments or upon a default of mortgage loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

          If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to you.

We may be exposed to environmental liabilities with respect to properties to which we take title.

          In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

We may in the future invest in RMBS collateralized by subprime mortgage loans, which are subject to increased risks.

          We may in the future invest in RMBS backed by collateral pools of subprime residential mortgage loans. “Subprime” mortgage loans refer to mortgage loans that have been originated using underwriting standards that are less restrictive than the underwriting requirements used as standards for other first and junior lien mortgage loan purchase programs, such as the programs of Fannie Mae and Freddie Mac. These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories (including outstanding judgments or prior bankruptcies), mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of RMBS backed by subprime mortgage loans in which we may invest could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

Fannie Mae and Freddie Mac, which guarantee the Agency RMBS in which we may invest, were recently placed into the conservatorship of the Federal Housing Finance Agency.

          The interest and principal payments we expect to receive on some of the mortgage-backed securities in which we intend to invest will be guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The recent economic challenges in the residential mortgage market have affected the financial results and stock values of Fannie Mae and Freddie Mac. In the second quarter of 2008, both Fannie Mae and Freddie Mac reported substantial losses. Fannie Mae reported a net loss of $2.3 billion in the second quarter 2008, compared with a first quarter 2008 net loss of $2.2 billion. Fannie Mae recently stated that it expects the downturn in the housing market and the disruption in the mortgage and credit markets to continue to adversely affect their financial results in 2008 and 2009. Freddie Mac has also reported a net loss of $821 million in the second quarter 2008, compared with a first quarter 2008 net loss of $151 million.

          Since June 30, 2008, there have been increased market concerns about Freddie Mac and Fannie Mae’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the federal government. Recently, the government passed the “Housing and Economic Recovery Act of 2008”. Fannie Mae and Freddie Mac have recently been placed into the conservatorship of the Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors, and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

          In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, (i) the U.S. Department of Treasury and FHFA have entered into preferred stock purchase agreements between the U.S. Department of Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Department of Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Department of Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac, and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which will be available until December 2009; and (iii) the U.S. Department of Treasury has initiated a temporary program to purchase RMBS issued by Fannie Mae and Freddie Mac. Given the highly fluid and evolving nature of these events, it is unclear how our business will be impacted. Based upon the further activity of the U.S. government or market response to developments at Fannie Mae or Freddie Mac, our business could be adversely impacted.

Exchange rate fluctuations may limit gains or result in losses.

          If we directly or indirectly hold assets denominated in currencies other than U.S. dollars, we will be exposed to currency risk that may adversely affect performance. Changes in the U.S. dollar’s rate of exchange with other currencies may affect the value of investments in our portfolio and the income that we receive in respect of such investments. In addition, we may incur costs in connection with conversion between various currencies, which may reduce our net income and accordingly may reduce our ability to pay distributions to you.

Risks Related To Our Common Stock

Annaly owns a significant percentage of our common stock, which could result in significant influence over the outcome of matters submitted to the vote of our stockholders.

          As of June 30, 2008, Annaly owned approximately 9.6% of our outstanding common stock, which percentage excludes unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates, and is expected to continue to own a similar percentage following this offering and the private offering made to it immediately after this offering, excluding shares to be sold pursuant to the underwriters’ exercise of their overallotment option and unvested shares of restricted stock granted to our executive officers and employees of our Manager or its affiliates. As a result, Annaly may have significant influence over the outcome of matters submitted to a vote of our stockholders, including the election of our directors or transactions involving a change in control. The interests of Annaly may conflict with, or differ from, the interests of other holders of our common stock, particularly as Annaly is also a large creditor of ours. So long as Annaly continues to own a significant percentage of shares of our common stock, it will significantly influence all our corporate decisions submitted to our stockholders for approval, regardless of whether we terminate the management agreement with our Manager.

We issued common stock on the New York Stock Exchange on November 16, 2007.

          Our shares of common stock are newly issued securities for which there was no trading market prior to November 2007. The market price of our common stock may be highly volatile and could be subject to wide fluctuations as has been the case due to the adverse conditions in the mortgage industry and credit markets. There is no assurance that our stock price will not continue to experience significant volatility in the current environment.

Some additional factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	changes in valuations of our assets;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of our Manager’s key personnel;

•	actions by stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Common stock eligible for future sale may have adverse effects on our share price.

          We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock. At June 30, 2008, we had 38,999,850 shares of common stock issued and outstanding. In addition, Annaly owned approximately 9.6% of our outstanding shares of common stock as of June 30, 2008, which percentage excludes unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates. Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares sold to Annaly immediately after this offering and concurrently with the initial public offering and shares sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. On January 2, 2008, our executive officers and other employees of our Manager and our independent directors were granted, as a group, 1,301,000 shares of our restricted common stock. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008, of which 73,600 shares vested and 6,713 shares were forfeited during the six months ended June 30, 2008. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates that remain outstanding and are unvested will fully vest on the death of the individual. The 1,227,400 shares of our restricted common stock granted to our executive officers and other employees of our Manager or its affiliates and to our independent directors that remains unvested as of June 30, 2008 represents approximately 0.8% of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly immediately after this offering but excluding any shares to be sold pursuant to the exercise of the underwriters’ overallotment option). We will not make distributions on shares of restricted stock that have not vested. We, Annaly, and our executive officers and our directors have agreed with the underwriters to a 90-day lock-up period (subject to extensions), meaning that, until the end of the 90-day lock-up period, we and they will not, subject to certain exceptions, sell or transfer any shares of common stock without the prior consent of Merrill Lynch & Co, which we refer to as Merrill Lynch. Merrill Lynch may, in its sole discretion, at any time from time to time and without notice, waive the terms and conditions of the lock-up agreements to which it is a party. Additionally, Annaly has agreed with us to a further lock-up period in connection with the shares purchased by Annaly concurrently with our initial public offering that will expire at the earlier of (i) November 15, 2010 or (ii) the termination of the management agreement. Annaly has further agreed with us to a further lock-up period in connection with the shares purchased by Annaly immediately after this offering that will expire at the earlier of (i) the date which is three years following the date of this prospectus or (ii) the termination of the management agreement. When the lock-up periods expire, these common shares will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, which are described under “Shares Eligible for Future Sale.” The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

There is a risk that you may not receive distributions or that distributions may not grow over time.

          We intend to make distributions on a quarterly basis out of assets legally available therefor to our stockholders in amounts such that all or substantially all of our REIT taxable income in each year is distributed. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions to our stockholders are:

•	the profitability of the investment of the net proceeds of the initial public offering and this offering;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

          A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

Market interest rates may have an effect on the trading value of our shares.

          One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Investing in our shares may involve a high degree of risk.

          The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, are subject to credit risk, interest rate, and market value risks, among others, and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Broad market fluctuations could negatively impact the market price of our common stock.

          The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future sales of shares may have adverse consequences for investors.

          We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issues, which may dilute the existing stockholders’ interests in us. Annaly will own approximately 9.6% of our shares of common stock as of the closing of this offering and the private placement made to it immediately after this offering excluding shares to be sold pursuant to the underwriters’ exercise of their overallotment option and unvested shares of restricted stock granted to our executive officers and employees of our Manager or its affiliates. Annaly will be permitted, subject to the requirements of Rule 144 under the Securities Act, to sell such shares upon the earlier of (i) (a) November 15, 2010 with respect to shares acquired concurrently with our initial public offering and (b) the date which is three years after the date of this prospectus with respect to shares being acquired immediately after this offering or (ii) the termination of the management agreement.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you may consider favorable, and the market price of our common stock may be lower as a result.

          Our charter and bylaws contain provisions that have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•

There are ownership limits and restrictions on transferability and ownership in our charter. To qualify as a REIT for each taxable year after 2007, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year for each taxable year after 2007. To assist us in satisfying these tests, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock. These restrictions may discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in your best interests and any shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary, thereby resulting in a forfeiture of the additional shares.

•

Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

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Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders meeting, or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

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Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

	o	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

o

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

	o	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

o

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Maryland Control Share Acquisition Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

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Staggered board. Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2009, 2010 and 2011, respectively. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in your best interests.

•

Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent you from being paid a premium for your common stock over the then- prevailing market price. See “Description of Capital Stock” and “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.”

Our rights and your rights to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and you for money damages, except for liability resulting from:

• actual receipt of an improper benefit or profit in money, property or services; or

• a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated for which Maryland law prohibits such exemption from liability.

          In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party because of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Tax Risks

Your investment has various federal income tax risks.

          This summary of certain tax risks is limited to the federal tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the federal tax treatment of us or you. Because this prospectus was written in connection with the marketing of our common stock, it is not intended to be used and cannot be used by you to avoid penalties that may be imposed on stockholders under the Internal Revenue Code, or the Code. We strongly urge you to review carefully the discussion under “Certain Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

          To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to you at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

          To qualify as a REIT, we generally must ensure that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See “Certain Federal Income Tax Considerations—Taxation of Our Company—Asset Tests.” If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to you.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

          If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension-held REIT,” (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual Real Estate Mortgage Investment Conduit interests, or REMICs, we buy generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code. See “Certain Federal Income Tax Considerations—Taxation of Our Company—Taxable Mortgage Pools.”

Classification of a securitization or financing arrangement we enter into as a taxable mortgage pool could subject us or certain of you to increased taxation.

          We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool. However, if we have borrowings with two or more maturities and (1) those borrowings are secured by mortgages or mortgage-backed securities and (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•

be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•

be taxable (at the highest corporate tax rate) to us, rather than to you, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to you.

          We intend to operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending on December 31, 2007. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to you. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to you.

          To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

          We intend to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders. Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to our stockholders in that year. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year. Moreover, our ability to distribute cash is restricted by our financing facilities

Ownership limitations may restrict change of control or business combination opportunities in which you might receive a premium for their shares.

          In order for us to qualify as a REIT for each taxable year after 2007, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with any TRS which we may form or acquire in the future will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

          A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. The TRS that we may form in the future would pay federal, state and local income tax on its taxable income, and its after-tax net income would be available for distribution to us but would not be required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRSs to ensure compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with taxable REIT subsidiaries to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

We could fail to qualify as a REIT or we could become subject to a penalty tax if income we recognize from certain investments that are treated or could be treated as equity interests in a foreign corporation exceeds 5% of our gross income in a taxable year.

          We may invest in securities, such as subordinated interests in certain CDO offerings, that are treated or could be treated for federal (and applicable state and local) corporate income tax purposes as equity interests in foreign corporations. Categories of income that qualify for the 95% gross income test include dividends, interest and certain other enumerated classes of passive income. Under certain circumstances, the federal income tax rules concerning controlled foreign corporations and passive foreign investment companies require that the owner of an equity interest in a foreign corporation include amounts in income without regard to the owner’s receipt of any distributions from the foreign corporation. Amounts required to be included in income under those rules are technically neither actual dividends nor any of the other enumerated categories of passive income specified in the 95% gross income test. Furthermore, there is no clear precedent with respect to the qualification of such income under the 95% gross income test. Due to this uncertainty, we intend to limit our direct investment in securities that are or could be treated as equity interests in a foreign corporation such that the sum of the amounts we are required to include in income with respect to such securities and other amounts of non-qualifying income do not exceed 5% of our gross income. We cannot assure you that we will be successful in this regard. To avoid any risk of failing the 95% gross income test, we may be required to invest only indirectly, through a domestic TRS, in any securities that are or could be considered to be equity interests in a foreign corporation. This, of course, will result in any income recognized from any such investment to be subject to federal income tax in the hands of the TRS, which may, in turn, reduce our yield on the investment.

Liquidation of our assets may jeopardize our REIT qualification.

          To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets in transactions that are considered to be prohibited transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for federal income tax purposes.

          A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we sold or securitized our assets in a manner that was treated as a sale for federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of assets at the REIT level and may securitize assets only in transactions that are treated as financing transactions and not as sales for tax purposes even though such transactions may not be the optimal execution on a pre-tax basis. We could avoid any prohibited transactions tax concerns by engaging in securitization transactions through a TRS, subject to certain limitations described above. To the extent that we engage in such activities through domestic TRSs, the income associated with such activities will be subject to federal (and applicable state and local) corporate income tax.

Characterization of the repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

          We have entered into and will enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction, which is typically 30 to 90 days. We believe that for federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

          The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our annual gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS, which we may form in the future. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

          At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and you could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

          Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

FORWARD-LOOKING STATEMENTS

          We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business and investment strategy;

•	our projected financial and operating results;

•	our ability to maintain existing financing arrangements, obtain future financing arrangements and the terms of such arrangements;

•	general volatility of the securities markets in which we invest;

•	our expected investments;

•	changes in the value of our investments;

•	interest rate mismatches between our mortgage-backed securities and our borrowings used to fund such purchases;

•	changes in interest rates and mortgage prepayment rates;

•	effects of interest rate caps on our adjustable-rate mortgage-backed securities;

•	rates of default or decreased recovery rates on our investments;

•	prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance, and similar matters;

•	availability of investment opportunities in real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to you in the future;

•	our understanding of our competition;

•	market trends in our industry, interest rates, the debt securities markets or the general economy; and

•	use of the proceeds of this offering.

          The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

          We estimate that our net proceeds from this public offering of our shares of common stock, after deducting the underwriting discount and our estimated offering expenses, will be approximately $237.9 million (based on the price on the cover of this prospectus). We estimate that our net proceeds will be approximately $273.7 million if the underwriters exercise their overallotment option in full.

          Immediately after this offering, we will sell to Annaly 11,681,415 shares of common stock in a private offering at the same price per share as the price per share of this public offering. Upon completion of this offering and the private offering immediately after this offering, Annaly will own approximately 9.6% of our outstanding common stock (which percentage excludes shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates). We will not pay any underwriting fees, commissions or discounts with respect to the shares we sell to Annaly. We plan to invest the net proceeds of this offering and the sale of shares to Annaly immediately after this offering in accordance with our investment objectives and the strategies described in this prospectus. See “Business—Our Investment Strategy.”

          We intend to use the net proceeds of this offering to finance the acquisition of non-Agency RMBS, Agency RMBS, prime and Alt-A mortgage loans, CMBS, CDOs and other consumer or non-consumer ABS. Since we commenced operations in November 2007, we have focused our investment activities on acquiring non-Agency RMBS and on purchasing residential mortgage loans that have been originated by select high-quality originators, including the retail lending operations of leading commercial banks. Our investment portfolio at June 30, 2008 was weighted toward non-Agency RMBS. After the consummation of this offering, we expect that over the near term our investment portfolio will continue to be weighted toward RMBS, subject to maintaining our REIT qualification and our 1940 Act exemption.

          We may also use the proceeds for other general corporate purposes such as repayment of outstanding indebtedness, working capital, and for liquidity needs, although we presently do not intend to use such net proceeds in the near term to pay down our repurchase facility with Annaly. Pending any such uses, we may invest the net proceeds from the sale of any securities in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT, or may use them to reduce short term indebtedness. These investments are expected to provide a lower net return than we hope to achieve from investments in our intended use of proceeds of this offering. To the extent we raise more proceeds in this offering, we will make more investments. To the extent we raise less proceeds in this offering, we will make fewer investments.

DISTRIBUTION POLICY

          We have elected and intend to qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending on December 31, 2007. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If our cash available for distribution is less than 90% of our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. To the extent we distribute less than 90% of our REIT taxable income in 2007, then we will rectify this shortfall through throwback dividends. We will not be required to make distributions with respect to activities conducted through the TRS which we may form in the future. For more information, please see “Certain Federal Income Tax Considerations—Taxation of Our Company.”

          To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. On December 20, 2007, our board of directors declared a quarterly distribution of $0.9 million, or $0.025 per share of our common stock. This dividend was paid on January 25, 2008 to stockholders of record on December 31, 2007. On March 19, 2008, our board of directors declared a quarterly distribution of $9.8 million, or $0.26 per share of our common stock. This dividend was paid on April 30, 2008 to stockholders of record on March 31, 2008. On June 2, 2008, our board of directors declared a quarterly distribution of $6.0 million, or $0.16 per share of our common stock. This dividend was paid on July 31, 2008 to stockholders of record on June 12, 2008. On September 9, 2008, we declared the third quarter 2008 common stock cash dividend of $0.16 per share of our common stock. This dividend is payable October 31, 2008 to common shareholders of record on September 18, 2008. Purchasers in this offering will not participate in this quarterly distribution. Our GAAP net loss for the six months ended June 30, 2008 was $21.0 million and our Core Earnings were $17.0 million. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors.”

          We anticipate that our distributions generally will be taxable as ordinary income to you, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of you a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, please see “Certain Federal Income Tax Considerations—Taxation of Owners.”

PRICE RANGE OF OUR COMMON STOCK AND DISTRIBUTIONS

          Our common stock began trading publicly on November 16, 2007 and is traded on the New York Stock Exchange under the trading symbol “CIM”. As of October 23, 2008, there were 38,988,683 shares of common stock issued and outstanding and 82 stockholders of record. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange composite tape and the cash dividends declared per share of our common stock.

	Stock Prices
	High	Low

October 1, 2008 to October 23, 2008	$6.30	$2.56
July 1, 2008 to September 30, 2008	$9.15	$4.26
April 1, 2008 to June 30, 2008	$14.34	$8.87
January 1, 2008 to March 31, 2008	$19.79	$11.10
November 16, 2007 to December 31, 2007	$17.88	$14.10

Common Dividends Declared Per Share

April 1, 2008 to June 30, 2008	$0.16
January 1, 2008 to March 31, 2008	$0.26
November 21, 2007 to December 31, 2007	$0.025

          On September 9, 2008, we declared the third quarter 2008 common stock cash dividend of $0.16 per share of our common stock. This dividend is payable October 31, 2008 to common shareholders of record on September 18, 2008. Purchasers in this offering will not participate in this quarterly distribution.

          The closing sales price of our common stock on October 23, 2008 was $2.70 per share.

CAPITALIZATION

          The following table sets forth (1) our actual capitalization at June 30, 2008 and (2) our capitalization as adjusted to reflect the effects of (i) the sale of our common stock in this offering at an offering price of $2.25 per share after deducting the underwriters’ commissions and estimated offering expenses payable by us and (ii) the private offering to Annaly of 11,681,415 shares of our common stock in a private offering immediately after this offering at the same price per share as the price per share of this public offering. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of June 30, 2008

	Actual(1)	As Adjusted(1)(2)(3)(4)

	(dollars in thousands, except per share amounts)
Stockholders’ equity:
Common stock, par value $.01 per share; 500,000,000 shares authorized, 38,999,850 shares issued and outstanding actual and 160,670,098(1) shares issued and outstanding, as adjusted (5)	$378	$1,595
Additional paid-in-capital	533,026	795,955
Accumulated other comprehensive (loss) income	(104,980)	(104,980)
Accumulated deficit	(40,745)	(40,745)

Total stockholders’ equity	$387,679	$651,825

(1)

Does not include 1,227,400 unvested shares of restricted common stock granted pursuant to our equity incentive plan as of June 30, 2008. Includes 11,167 shares of restricted common stock granted pursuant to our equity incentive plan as of June 30, 2008 which were forfeited subsequent to June 30, 2008.

(2)	Does not include $123.5 million in net realized losses on assets sold and interest rate swaps terminated subsequent to June 30, 2008.

(3)

Includes (i) 110,000,000 shares which will be sold in this offering at an offering price of $2.25 per share for net proceeds of approximately $237.9 million after deducting the underwriters’ commission and estimated offering expenses of approximately $975 thousand and (ii) the private offering to Annaly of 11,681,415 shares of our common stock in a private offering immediately after this offering at the same price per share as the price per share of this public offering. The shares sold to Annaly will be sold at the offering price without payment of any underwriters’ commission. See “Use of Proceeds.”

(4)	Does not include the underwriters’ option to purchase or place up to 16,500,000 additional shares.

(5)

Our charter provides that we may issue up to 550,000,000 shares of stock, consisting of up to 500,000,000 shares of common stock having a par value of $0.01 per share and up to 50,000,000 shares of preferred stock having a par value of $0.01 per share. We have no shares of preferred stock issued and outstanding and there will be no shares of preferred stock issued and outstanding after this public offering and the private offering immediately after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included in this prospectus. The discussion may contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements are those that are not historical in nature. As a result of many factors, such as those set forth under “Risk Factors” in this prospectus, our actual results may differ materially from those anticipated in such forward-looking statements.

Executive Summary

          We are a specialty finance company that invests in residential mortgage-backed securities, residential mortgage loans, real estate related securities and various other asset classes. We are externally managed by FIDAC. We have elected and intend to qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending on December 31, 2007. Our targeted asset classes and the principal investments we have made and expect to continue to make in each are as follows:

•	RMBS, consisting of:

	o	Non-Agency RMBS, including investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes

	o	Agency RMBS

•	Whole mortgage loans, consisting of:

	o	Prime mortgage loans

	o	Jumbo prime mortgage loans

	o	Alt-A mortgage loans

•	ABS, consisting of:

	o	CMBS

	o	Debt and equity tranches of CDOs

	o	Consumer and non-consumer ABS, including investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes

          We completed our initial public offering on November 21, 2007. In that offering and in a concurrent private offering to Annaly, we raised proceeds before offering expenses of approximately $533.6 million. We have commenced investing these proceeds and, as of June 30, 2008, had a portfolio of approximately $1.1 billion of RMBS, approximately $150.1 million of whole mortgage loans, and approximately $613.6 million in securitized loans.

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad class of financial assets to construct an investment portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status.

          Since we commenced operations in November 2007, we have focused our investment activities on acquiring non-Agency RMBS and on purchasing residential mortgage loans that have been originated by select high-quality originators, including the retail lending operations of leading commercial banks. Our investment portfolio at June 30, 2008 was weighted toward non-Agency RMBS. After the consummation of this offering, we expect that over the near term our investment portfolio will continue to be weighted toward RMBS, subject to maintaining our REIT qualification and our 1940 Act exemption. In addition, we have engaged in and anticipate continuing to engage in transactions with residential mortgage lending operations of leading commercial banks and other high-quality originators in which we identify and re-underwrite residential mortgage loans owned by such entities, and rather than purchasing and securitizing such residential mortgage loans ourselves, we and the originator would structure the securitization and we would purchase the resulting mezzanine and subordinate non-Agency RMBS. We may also engage in similar transactions with non-Agency RMBS in which we would acquire AAA-

rated non-Agency RMBS and immediately re-securitize those securities. We would sell the resulting AAA-rated super senior RMBS and retain the AAA-rated mezzanine RMBS.

          Our investment strategy is intended to take advantage of opportunities in the current interest rate and credit environment. We will adjust our strategy to changing market conditions by shifting our asset allocations across these various asset classes as interest rate and credit cycles change over time. We believe that our strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing market cycles. We expect to take a long-term view of assets and liabilities, and our reported earnings and mark-to-market valuations at the end of a financial reporting period will not significantly impact our objective of providing attractive risk-adjusted returns to our stockholders over the long-term.

          We use leverage to seek to increase our potential returns and to fund the acquisition of our assets. Our income is generated primarily by the difference, or net spread, between the income we earn on our assets and the cost of our borrowings. We have and expect to continue to finance our investments using a variety of financing sources including repurchase agreements, warehouse facilities, securitizations, commercial paper and term financing CDOs. We have and expect to continue to manage our debt by utilizing interest rate hedges, such as interest rate swaps, to reduce the effect of interest rate fluctuations related to our debt. As of September 30, 2008, we had outstanding indebtedness of approximately $1.119 billion, which consists of recourse leverage of approximately $620.0 million and non-recourse securitized financing of approximately $499.0 million.

Recent Developments

          We commenced operations in November 2007 in the midst of challenging market conditions which affected the cost and availability of financing from the facilities with which we expected to finance our investments. These instruments included repurchase agreements, warehouse facilities, securitizations, asset-backed commercial paper, or ABCP, and term CDOs. The liquidity crisis which commenced in August 2007 affected each of these sources—and their individual providers—to different degrees; some sources generally became unavailable, some remained available but at a high cost, and some were largely unaffected. For example, in the repurchase agreement market, non-Agency RMBS became harder to finance, depending on the type of assets collateralizing the RMBS. The amount, term and margin requirements associated with these types of financings were also impacted. At that time, warehouse facilities to finance whole loan prime residential mortgages were generally available from major banks, but at significantly higher cost and had greater margin requirements than previously offered. It was also extremely difficult to term finance whole loans through securitization or bonds issued by a CDO structure. Financing using ABCP froze as issuers became unable to place (or roll) their securities, which resulted, in some instances, in forced sales of mortgage-backed securities, or MBS, and other securities which further negatively impacted the market value of these assets.

          Although the credit markets had been undergoing much turbulence, as we started ramping up our portfolio, we noted a slight easing. We entered into a number of repurchase agreements we could use to finance RMBS. In January 2008, we entered into two whole mortgage loan repurchase agreements. As we began to see the availability of financing, we were also seeing better underwriting standards used to originate new mortgages. We commenced buying and financing RMBS and also entered into agreements to purchase whole mortgage loans. We purchased high credit quality assets which we believed we would be readily able to finance.

          Beginning in mid-February 2008, credit markets experienced a dramatic and sudden adverse change. The severity of the limitation on liquidity was largely unanticipated by the markets. Credit once again froze, and in the mortgage market, valuations of non-Agency RMBS and whole mortgage loans came under severe pressure. This credit crisis began in early February 2008, when a heavily leveraged investor announced that it had to de-lever and liquidate a portfolio of approximately $30 billion of non-Agency RMBS. Prices of these types of securities dropped dramatically, and lenders started lowering the prices on non-Agency RMBS that they held as collateral to secure the loans they had extended. The subsequent failure in March 2008 of a major investment bank worsened the crisis. During the six months ended June 30, 2008, due to the deterioration in the market value of our assets, we received and met margin calls under our repurchase agreements, which resulted in our obtaining additional funding from third parties, including from Annaly (see “Certain Relationships and Related Transactions”), and taking other steps to increase our liquidity. Additionally, the disruptions during the six months ended June 30, 2008 resulted in us not being in compliance with the net income covenant in one of our whole loan repurchase agreements and the liquidity covenants in our other whole loan repurchase agreement at a time during which we had no amounts outstanding under those facilities. We amended these covenants, and on July 29, 2008, we terminated those facilities to avoid paying non-usage fees. Although we made no asset sales during the quarter ended June 30, 2008, for the third quarter of 2008, we sold assets with a carrying value of $432.5 million in AAA-rated non-Agency RMBS for a loss of approximately $113 million, which includes a realized loss of $11.5 million related to the August 28, 2008 transaction described below, and terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million, which together resulted in a net realized loss of approximately $123.5 million.

          The challenges of the first quarter of 2008 have continued into the second and third quarters, as financing difficulties have severely pressured liquidity and asset values. In September 2008, Lehman Brothers Holdings, Inc., a major investment bank, experienced a major liquidity crisis and failed. Securities trading remains limited and mortgage securities financing markets remain challenging as the industry continues to report negative news. This dislocation in the non-Agency mortgage sector has made it difficult for us to obtain short-term financing on favorable terms. As a result, we have completed loan securitizations in order to obtain long-term financing and terminated our un-utilized whole loan repurchase agreements in order to avoid paying non-usage fees under those agreements. In addition, we have continued to seek funding from Annaly. Under these circumstances, we expect to take actions intended to protect our liquidity, which may include reducing borrowings and disposing of assets as well as raising capital in this offering and the private offering to Annaly immediately after this offering.

          During the six months ended June 30, 2008, due to the deterioration in the market value of our assets, we received and met margin calls under our repurchase agreements, which resulted in our having to amend our liquidity covenants in one facility, obtaining additional funding from third parties, including from Annaly (see “Certain Relationships and Related Transactions”), and taking other steps to increase our liquidity. Additionally, the disruptions during this period resulted in us not being in compliance with the net income covenant in another one of our mortgage loan facilities. On July 29, 2008, we terminated both mortgage loan repurchase facilities. Non-Agency RMBS and whole mortgage loan valuations remain volatile and under severe pressure. Securities trading remains limited and mortgage securities financing markets remain challenging as the industry continues to report negative news. As a result, we expect to operate with a low level of leverage and to continue to take actions that would support available cash.

          During this period of market dislocation, fiscal and monetary policymakers have established new liquidity facilities for primary dealers and commercial banks, reduced short-term interest rates, and passed legislation that is intended to address the challenges of mortgage borrowers and lenders. This legislation, the Housing and Economic Recovery Act of 2008, seeks to forestall home foreclosures for distressed borrowers and assist communities with foreclosure problems. Although these aggressive steps are intended to protect and support the US housing and mortgage market, we continue to operate under very difficult market conditions.

          Since June 30, 2008, there have been increased market concerns about Freddie Mac and Fannie Mae’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the federal government. Recently, the government passed the “Housing and Economic Recovery Act of 2008.” Fannie Mae and Freddie Mac have recently been placed into the conservatorship of the Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors, and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

          In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, (i) the U.S. Department of Treasury and FHFA have entered into preferred stock purchase agreements between the U.S. Department of Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Department of Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Department of Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac, and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which will be available until December 2009; and (iii) the U.S. Department of Treasury has initiated a temporary program to purchase RMBS issued by Fannie Mae and Freddie Mac. Given the highly fluid and evolving nature of these events, it is unclear how our business will be impacted. Based upon the further activity of the U.S. government or market response to developments at Fannie Mae or Freddie Mac, our business could be adversely impacted.

          The Emergency Economic Stabilization Act of 2008, or EESA, was recently enacted. The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations, or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Board of Governors of the Federal Reserve System, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination, in writing, to the appropriate committees of the U.S. Congress. The EESA also provides for a program that would allow companies to insure their troubled assets.

          There can be no assurance that the EESA will have a beneficial impact on the financial markets, including current extreme levels of volatility. To the extent the market does not respond favorably to the TARP or the TARP does not function as intended, our business may not receive the anticipated positive impact from the legislation. In addition, the U.S. Government, Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations and financial condition.

          On July 25, 2008, we sponsored a $151.2 million securitization whereby we securitized our then-current inventory of mortgage loans. In this transaction, we retained all of the securities issued by the securitization trust including approximately $142.4 million of AAA-rated fixed and floating rate senior bonds and $8.8 million in subordinated bonds. This transaction will be accounted for as a sale. On August 28, 2008, we sold approximately $74.9 million of the AAA-rated fixed and floating rate bonds related to the July 25, 2008 securitization to third-party investors and realized a loss of $11.5 million.

          On September 9, 2008, we declared the third quarter 2008 common stock cash dividend of $0.16 per share of our common stock. This dividend is payable October 31, 2008 to common shareholders of record on September 18, 2008. Purchasers in this offering will not participate in this quarterly distribution.

          In October 2008, we and FIDAC amended our management agreement to reduce the base management fee from 1.75% per annum to 1.50% per annum of our stockholders’ equity and eliminate the incentive fees previously provided for in the management agreement.

Trends

          We expect the results of our operations to be affected by various factors, many of which are beyond our control. Our results of operations will primarily depend on, among other things, the level of our net interest income, the market value of our assets, and the supply of and demand for such assets. Our net interest income, which reflects the amortization of purchase premiums and accretion of discounts, varies primarily as a result of changes in interest rates, borrowing costs, and prepayment speeds, which is a measurement of how quickly borrowers pay down the unpaid principal balance on their mortgage loans.

          Prepayment Speeds. Prepayment speeds, as reflected by the Constant Prepayment Rate, or CPR, vary according to interest rates, the type of investment, conditions in financial markets, competition and other factors, none of which can be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans, and as a result, prepayment speeds tend to decrease. When interest rates fall, prepayment speeds tend to increase. For mortgage loan and RMBS investments purchased at a premium, as prepayment speeds increase, the amount of income we earn decreases because the purchase premium we paid for the bonds amortizes faster than expected. Conversely, decreases in prepayment speeds result in increased income and can extend the period over which we amortize the purchase premium. For mortgage loan and RMBS investments purchased at a discount, as prepayment speeds increase, the amount of income we earn increases because of the acceleration of the accretion of the discount into interest income. Conversely, decreases in prepayment speeds result in decreased income and can extend the period over which we accrete the purchase discount into interest income.

          Rising Interest Rate Environment. As indicated above, as interest rates rise, prepayment speeds generally decrease, increasing our interest income. Rising interest rates, however, increase our financing costs which may result in a net negative impact on our net interest income. In addition, if we acquire Agency and non-Agency RMBS collateralized by monthly reset adjustable-rate mortgages, or ARMs, and three- and five-year hybrid ARMs, such interest rate increases could result in decreases in our net investment income, as there could be a timing mismatch between the interest rate reset dates on our RMBS portfolio and the financing costs of these investments.

Monthly reset ARMs are ARMs on which coupon rates reset monthly based on indices such as the one-month London Interbank Offering Rate, or LIBOR. Hybrid ARMs are mortgages that have interest rates that are fixed for an initial period (typically three, five, seven or ten years) and thereafter reset at regular intervals subject to interest rate caps.

          With respect to our floating rate investments, such interest rate increases should result in increases in our net investment income because our floating rate assets are greater in amount than the related floating rate liabilities. Similarly, such an increase in interest rates should generally result in an increase in our net investment income on fixed-rate investments made by us because our fixed-rate assets would be greater in amount than our fixed-rate liabilities. We expect, however, that our fixed-rate assets would decline in value in a rising interest rate environment and that our net interest spreads on fixed rate assets could decline in a rising interest rate environment to the extent such assets are financed with floating rate debt.

          Credit Risk. One of our strategic focuses is acquiring assets which we believe to be of high credit quality. We believe this strategy will generally keep our credit losses and financing costs low. We retain the risk of potential credit losses on all of the residential mortgage loans we hold in our portfolio. Additionally, some of our investments in RMBS may be qualifying interests for purposes of maintaining our exemption from the 1940 Act because we retain a 100% ownership interest in the underlying loans. If we purchase all classes of these securitizations, we have the credit exposure on the underlying loans. Prior to the purchase of these securities, we conduct a due diligence process that allows us to remove loans that do not meet our credit standards based on loan-to-value ratios, borrowers’ credit scores, income and asset documentation and other criteria that we believe to be important indications of credit risk.

          Size of Investment Portfolio. The size of our investment portfolio, as measured by the aggregate unpaid principal balance of our mortgage loans and aggregate principal balance of our mortgage related securities and the other assets we own is also a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of interest income we receive increases. The larger investment portfolio, however, drives increased expenses as we incur additional interest expense to finance the purchase of our assets.

          Since changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to effectively manage interest rate risks and prepayment risks while maintaining our status as a REIT.

          Current Environment. The current weakness in the broader mortgage markets could adversely affect one or more of our potential lenders or any of our lenders and could cause one or more of our potential lenders or any of our lenders to be unwilling or unable to provide us with financing or require us to post additional collateral. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time. We expect to use a number of sources to finance our investments, including repurchase agreements, warehouse facilities, securitizations, asset-backed commercial paper and term CDOs. Current market conditions have affected the cost and availability of financing from each of these sources and their individual providers to different degrees; some sources generally are unavailable, some are available but at a high cost, and some are largely unaffected. For example, in the repurchase agreement market, borrowers have been affected differently depending on the type of security they are financing. Non-Agency RMBS have been harder to finance, depending on the type of assets collateralizing the RMBS. The amount, term and margin requirements associated with these types of financings have been negatively impacted.

          Currently, warehouse facilities to finance whole loan prime residential mortgages are generally available from major banks, but at significantly higher cost and have greater margin requirements than previously offered. Many major banks that offer warehouse facilities have also reduced the amount of capital available to new entrants and consequently the size of those facilities offered now are smaller than those previously available. We decided to terminate our two whole loan repurchase agreements in order to avoid paying non-usage fees under those agreements.

          It is currently a challenging market to term finance whole loans through securitization or bonds issued by a CDO structure. The highly rated senior bonds in these securitizations and CDO structures currently have liquidity, but at much wider spreads than issues priced in recent history. The junior subordinate tranches of these structures currently have few buyers and current market conditions have forced issuers to retain these lower rated bonds rather than sell them.

          Certain issuers of ABCP have been unable to place (or roll) their securities, which has resulted, in some instances, in forced sales of MBS and other securities which has further negatively impacted the market value of these assets. These market conditions are fluid and likely to change over time. As a result, the execution of our investment strategy may be dictated by the cost and availability of financing from these different sources.

          If one or more major market participants fails or otherwise experiences a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008, and Lehman Brothers Holdings Inc. in September 2008, it could negatively impact the marketability of all fixed income securities and this could negatively impact the value of the securities we acquire, thus reducing our net book value. Furthermore, if many of our potential lenders or any of our lenders are unwilling or unable to provide us with financing, we could be forced to sell our securities or residential mortgage loans at an inopportune time when prices are depressed. For example, for the quarter ended March 31, 2008, we sold assets with a carrying value of $394.2 million for an aggregate loss of $32.8 million. While we did not sell any assets during the quarter ended June 30, 2008, for the third quarter of 2008, we sold assets with a carrying value of $432.5 million in AAA-rated non-Agency RMBS for a loss of approximately $113 million and terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million, which together resulted in a net realized loss of approximately $123.5 million.

          Since June 30, 2008, there have been increased market concerns about Freddie Mac and Fannie Mae’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the federal government. Recently, the government passed the “Housing and Economic Recovery Act of 2008”. Fannie Mae and Freddie Mac have recently been placed into the conservatorship of the Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors, and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

          In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, (i) the U.S. Department of Treasury and FHFA have entered into preferred stock purchase agreements between the U.S. Department of Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Department of Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Department of Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac, and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which will be available until December 2009; and (iii) the U.S. Department of Treasury has initiated a temporary program to purchase RMBS issued by Fannie Mae and Freddie Mac. Given the highly fluid and evolving nature of these events, it is unclear how our business will be impacted. Based upon the further activity of the U.S. government or market response to developments at Fannie Mae or Freddie Mac, our business could be adversely impacted.

          The Emergency Economic Stabilization Act of 2008, or EESA, was recently enacted. The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations, or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Board of Governors of the Federal Reserve System, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination, in writing, to the appropriate committees of the U.S. Congress. The EESA also provides for a program that would allow companies to insure their troubled assets.

          There can be no assurance that the EESA will have a beneficial impact on the financial markets, including current extreme levels of volatility. To the extent the market does not respond favorably to the TARP or the TARP does not function as intended, our business may not receive the anticipated positive impact from the legislation. In addition, the U.S. Government, Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations and financial condition.

          In the current market, it may be difficult or impossible to obtain third party pricing on the investments we purchase. In addition, validating third party pricing for our investments may be more subjective as fewer participants may be willing to provide this service to us. Moreover, the current market is more illiquid than in recent history for some of the investments we purchase. Illiquid investments typically experience greater price volatility as a ready market does not exist. As volatility increases or liquidity decreases we may have greater difficulty financing our investments which may negatively impact our earnings and the execution of our investment strategy.

Critical Accounting Policies

          Our financial statements are prepared in accordance with GAAP. These accounting principles may require us to make some complex and subjective decisions and assessments. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based have been and will be reasonable at the time made and based upon information available to us at that time. At each quarter end, we calculate estimated fair value using a pricing model. We validate our pricing model by obtaining independent pricing on all of our assets and performing a verification of those sources to our own internal estimate of fair value. We have identified what we believe will be our most critical accounting policies to be the following:

          Valuation of Investments

          On January 1, 2008, we adopted FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS 157, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. The FASB has recently issued a staff position clarifying the application of SFAS 157, which is effective for the quarter ended September 30, 2008. We are evaluating the position adopted by the FASB relating to the fiscal quarter ended September 30, 2008. The position adopted by the FASB could affect the value of our RMBS as reflected in our financial statements and could result in our book value per share being different from the estimate provided in this prospectus. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follow:

          Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets and liabilities in active markets.

          Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

          Level 3 – inputs to the valuation methodology are unobservable and significant to fair value.

          Mortgage-backed securities and interest rate swaps are valued using a pricing model. The MBS pricing model incorporates such factors as coupons, prepayment speeds, spread to the Treasury and swap curves, convexity, duration, periodic and life caps, and credit enhancement. Interest rate swaps are modeled by incorporating such factors as the Treasury curve, LIBOR rates, and the receive rate on the interest rate swaps. Management reviews the fair values determined by the pricing model and compares its results to dealer quotes received on each investment to validate the reasonableness of the valuations indicated by the pricing models. The dealer quotes will incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, rate reset period, issuer, additional credit support and expected life of the security.

          Any changes to the valuation methodology are reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we continue to refine our valuation methodologies. The methods used by us may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we believe our valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced. This condition could cause our financial instruments to be reclassified from Level 2 to Level 3 in the future.

          We have classified our RMBS as “Level 2” as described above.

          Loans Held for Investment

          We purchase residential mortgage loans and classify them as loans held for investment on the statement of financial condition. Loans held for investment are intended to be held to maturity and, accordingly, are reported at the principal amount outstanding, net of provisions for loan losses.

          Loan loss provisions are examined quarterly and updated to reflect expectations of future probable credit losses based on factors such as originator historical losses, geographic concentration, individual loan characteristics, experienced losses, and expectations of future loan pool behavior. As credit losses occur, the provision for loan losses will reflect that realization.

          When we determine that it is probable that contractually due specific amounts are deemed uncollectible, the loan is considered impaired. To measure our impairment we determine the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for loan losses.

          An allowance for mortgage loans is maintained at a level believed adequate by management to absorb probable losses. We may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we will account for the loan at the lower of amortized cost or estimated fair value. The reclassification of the loan and recognition of impairments could adversely affect our reported earnings.

          Valuations of Available-for-Sale Securities

          We expect our investments in RMBS will be primarily classified as available-for-sale securities that are carried on the statement of financial condition at their fair value. This classification will result in changes in fair values being recorded as statement of financial condition adjustments to accumulated other comprehensive income or loss, which is a component of stockholders’ equity.

          Our available-for-sale securities have fair values as determined with reference to fair values calculated using a pricing model. Management reviews the fair values generated to insure prices are reflective of the current market. We perform a validation of the fair value calculated by the pricing model by comparing its results to independent prices provided by dealers in the securities and/or third party pricing services. If dealers or independent pricing services are unable to provide a price for an asset, or if the price provided by them is deemed unreliable by our Manager, then the asset will be valued at its fair value as determined in good faith by our Manager. The pricing is subject to various assumptions which could result in different presentations of value.

          When the fair value of an available-for-sale security is less than its amortized cost for an extended period, we consider whether there is an other-than-temporary impairment in the value of the security. If, based on our analysis, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other-than-temporary impairment). The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

          We consider the following factors when determining an other-than-temporary impairment for a security:

•	The length of time and the extent to which the market value has been less than the amortized cost;

•	Whether the security has been downgraded by a rating agency; and

•	Our intent to hold the security for a period of time sufficient to allow for any anticipated recovery in market value.

     The determination of other-than-temporary impairment is made at least quarterly. If we determine an impairment to be other than temporary we will realize a loss which will negatively impact current income.

          Investment Consolidation

          For each investment we make, we will evaluate the underlying entity that issued the securities we will acquire or to which we will make a loan to determine the appropriate accounting. In performing our analysis, we refer to guidance in SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities. FIN 46R

addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. In variable interest entities, or VIEs, an entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns. VIEs within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both. This determination can sometimes involve complex and subjective analyses.

          Interest Income Recognition

          Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method as described by SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, for securities of high credit quality and Emerging Issues Task Force No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, for all other securities. Income recognition is suspended for loans when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

          Under SFAS No. 91 and Emerging Issues Task Force No. 99-20, management will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, there will be a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

          Accounting For Derivative Financial Instruments

          Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps, as a means of mitigating our interest rate risk. We use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns.

          We account for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial condition and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. We have elected not to qualify for hedge accounting treatment. As a result, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

          In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is carried at fair value with the changes in value included in net income.

          Derivatives will be used for economic hedging purposes rather than speculation. We will rely on quotations from third parties to determine fair values. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

          Reserve for Possible Credit Losses

          The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, we establish the provision for possible credit losses by category of asset. When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired.

          Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

          Income Taxes

          We have elected and intend to qualify to be taxed as a REIT commencing with our taxable year ending on December 31, 2007. Accordingly, we will generally not be subject to corporate federal or state income tax to the extent that we make qualifying distributions to you, and provided we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to you.

          The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

          In the future, we may elect to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to federal, state and local corporate income taxes.

          While any TRS we may form in the future will generate net income, our TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to you. Conversely, if we retain earnings at the TRS level, no distribution is required and we can increase book equity of the consolidated entity.

          Financial Condition

          At June 30, 2008, our portfolio consisted of approximately $1.1 billion of RMBS, approximately $150.1 million of whole mortgage loans, and approximately $613.6 million in securitized loans.

          The following table summarizes certain characteristics of our portfolio at June 30, 2008 and December 31, 2007.

	June 30, 2008	December 31, 2007

Leverage at period-end	3.6:1	0.5:1
Residential mortgage-backed securities as a % of portfolio	61.8%	87.5%
Residential mortgage loans as a % of portfolio	7.7%	12.5%
Loans collateralizing secured debt as a % of portfolio	30.5%	—
Fixed-rate investments as % of portfolio	20.0%	14.4%
Adjustable-rate investments as % of portfolio	80.0%	85.6%
Fixed-rate investments
Residential mortgage-backed securities as a % of fixed-rate assets	16.0%	39.5%
Residential mortgage loans as a % of fixed-rate assets	15.2%	60.5%
Loans collateralizing secured debt as a % of fixed-rate assets	68.8%	—
Adjustable-rate investments
Residential mortgage-backed securities as a % of adjustable-rate assets	73.2%	95.5%
Residential mortgage loans as a % of adjustable-rate assets	5.8%	4.5%
Loans collateralizing secured debt as a % of adjustable-rate assets	21.0%	—
Annualized yield on average earning assets during the period	6.18%	7.02%
Annualized cost of funds on average repurchase balance during the period	5.53%	5.08%
Annualized interest rate spread during the period	0.65%	1.94%
Weighted average yield on assets at period-end	6.18%	6.62%
Weighted average cost of funds at period-end	5.35%	5.02%

Residential Mortgage-Backed Securities

          The table below summarizes our RMBS investments at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007

	(dollars in thousands)
Amortized cost	$1,221,567	$1,114,137
Unrealized gains	—	10,675
Unrealized losses	(104,981)	(522)

Fair value	$1,116,586	$1,124,290

          As of June 30, 2008, the RMBS in our portfolio were purchased at a net discount to their par value. Our RMBS had a weighted average amortized cost of 99.4% and 98.8% at June 30, 2008 and December 31, 2007, respectively.

          The following tables summarize certain characteristics of our RMBS portfolio at June 30, 2008 and December 31, 2007.

		Weighted Averages

	Estimated Value (dollars in thousands) (1)	Coupon	Yield to Maturity	Constant Prepayment Rate(2)

June 30, 2008	$1,116,586	6.27%	6.53%	13%
December 31, 2007	$1,124,290	6.32%	6.87%	10%

(1)	All assets listed in this chart are carried at their fair value.

(2)	Represents the estimated percentage of principal that will be prepaid over the next three months based on historical principal paydowns.

          All of our RMBS investments at June 30, 2008 and December 31, 2007 carried actual or implied AAA credit ratings.

          Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 40 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of June 30, 2008, the average final contractual maturity of the RMBS portfolio is 31 years, and as of December 31, 2007, it was 29 years. The estimated weighted average months to maturity of the RMBS in the tables below are based upon our prepayment expectations, which are based on both proprietary and subscription-based financial models. Our prepayment projections consider current and expected trends in interest rates, interest rate volatility, steepness of the yield curve, the mortgage rate of the outstanding loan, time to reset and the spread margin of the reset.

          The CPR attempts to predict the percentage of principal that will be prepaid over a period of time. We calculate average CPR on a quarterly basis based on historical principal paydowns. As interest rates rise, the rate of refinancings typically declines, which we expect may result in lower rates of prepayment and, as a result, a lower portfolio CPR. Conversely, as interest rates fall, the rate of refinancings typically increases, which we expect may result in higher rates of prepayment and, as a result, a higher portfolio CPR.

          After the reset date, interest rates on our hybrid adjustable rate RMBS securities adjust annually based on spreads over various LIBOR and Treasury indices. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as periodic cap, and through the maturity of the applicable security, known as a lifetime cap. The weighted average periodic cap for the portfolio is an increase of 1.93% and the weighted average maximum lifetime increases and decreases for the portfolio are 12.18%.

          The following table summarizes our RMBS according to their estimated weighted average life classifications as of June 30, 2008 and December 31, 2007:

	Fair Value

	June 30, 2008	December 31, 2007
	(dollars in thousands)

Less than one year	$—	$45,868
Greater than one year and less than five years	1,071,852	1,078,422
Greater than or equal to five years	44,734	—

Total	$1,116,586	$1,124,290

Whole Mortgage Loan Portfolio Characteristics

          The following tables present certain characteristics of our whole mortgage loan portfolio as of June 30, 2008.

(dollars in thousands)

Original loan balance	$153,966
Unpaid principal balance	$152,315
Weighted average coupon rate on loans	5.77%
Weighted average original term (years)	28.9
Weighted average remaining term (years)	28.7

Geographic Distribution Top 5 States	Remaining Balance (dollars in thousands)	% of Loan Portfolio	Loan Count

CA	$35,854	23.5%	50
IL	14,947	9.8%	23
NJ	11,642	7.6%	18
SC	6,968	4.6%	8
NY	6,741	4.4%	10

Total	$76,152	49.9%	109

Occupancy Status	Remaining Balance (dollars in thousands)	% of Loan Portfolio	Loan Count	Loan Purpose	% of Loan Portfolio

Owner-occupied	$137,546	90.3%	196	Purchase	50.5%
Second home	14,330	9.4%	19	Cash out refinance	18.1%
Investor	439	0.3%	1	Rate and term refinance	31.4%

Total	$152,315	100.0%	216		100.0%

Documentation Type	% of Loan Portfolio	ARM Loan Type	% of ARM Loans

Full/alternative	77.1%	Traditional ARM loans	—
Stated income/no ratio	22.9%	Hybrid ARM loans	100.0%

Total	100.0%	Total	100.0%

Unpaid Principal Balance	Dollars in Thousands	FICO Score	% of Loan Portfolio

$417,000 or less	$394	740 and above	59.5%
$417,001 to $650,000	66,399	700 to 739	25.4%
$650,001 to $1,000,000	66,471	660 to 699	13.3%
$1,000,001 to $2,000,000	19,051	620 to 659	0.3%
$2,000,001 or more	—	Below 620 or not available	1.5%

Total	$152,315	Total	100.0%

		Weighted Average FICO Score	749.0

Original Loan-to-Value Ratio	Dollars in Thousands	Property Type	% of Loan Portfolio

80.01% and above	$24,881	Single-family	62.8%
70.01% to 80.00%	79,330	Planned urban development	28.0%
60.01% to 70.00%	16,794	Condominium	4.2%
60.00% or less	31,310	Other residential	5.0%

Total	$152,315	Total	100.0%

Weighted Average Original Loan-to-Value Ratio	72.30%

Periodic Cap on Hybrid ARM Loans	% of ARM Loans

3.00% or less	100.0%
3.01% to 4.00%	—
4.01% to 5.00%	—

Total	100.0%

          We purchase our whole mortgage loans on a servicing retained basis. As a result, we do not service any loans, or receive any servicing income.

Hedging Instruments

          As of June 30, 2008 and December 31, 2007, we had entered into hedges with a notional amount of $1.0 billion and $1.2 billion, respectively. Our hedges at June 30, 2008 and December 31, 2007 were fixed-for-floating interest rate swap agreements whereby we swapped the floating rate of interest on the liabilities we hedged for a fixed rate of interest. At June 30, 2008, the unrealized loss on our interest rate swap agreements was $10.1 million. At December 31, 2007, the unrealized loss on our interest rate swap agreements was $4.2 million. In a decreasing interest rate environment, we expect that the fair value of our hedges will continue to decrease. We intend to continue to seek such hedges for our floating rate debt in the future. In the third quarter of 2008, we terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million.

Results of Operations for the Six Months Ended June 30, 2008

          Net Income/Loss Summary

          For the six months ended, June 30, 2008, our net loss was $21.0 million, or $0.54 per average share. We attribute the net loss for the six months ended June 30, 2008 primarily to unrealized losses on our interest rate swaps due to fair value adjustments and realized losses on sales of investments. The table below presents the net income/loss summary for the six months ended June 30, 2008:

(dollars in thousands, except for per share data)

For the Six Months Ended June 30, 2008

Interest income	$58,145
Interest expense	34,047

Net interest income	24,098

Unrealized gains (losses) on interest rate swaps	(5,909)
Realized gains (losses) on sales of investments	(31,175)
Realized gain on terminations of interest rate swaps	123

Net investment income (loss)	(12,863)

Expenses
Management fee	4,455
General and administrative expenses	3,718

Total expenses	8,173

Gain (loss) before income taxes	(21,036)
Income taxes	3

Net income (loss)	$(21,039)

Net income (loss) per share – basic and diluted	$(0.54)

Weighted average number of shares outstanding – basic and diluted	38,995,096

Comprehensive Income (Loss):
Net income (loss)	(21,039)

Other comprehensive loss:
Unrealized loss on available-for-sale securities	(136,155)
Reclassification adjustment for realized (gains) losses included in net income	31,175

Other comprehensive loss	(104,980)

Comprehensive loss	$(126,019)

          We attribute the net loss primarily to unrealized losses on our interest rate swaps due to fair value adjustments and realized losses on sales of investments during the quarter ended June 30, 2008.

          Interest Income and Average Earning Asset Yield

          We had average earning assets of $1.7 billion for the six months ending June 30, 2008. Our interest income for this six month period was $58.1 million. The yield on our portfolio was 6.38% for this six month period.

          Interest Expense and the Cost of Funds

          Our largest expense is the cost of borrowed funds. We had average borrowed funds of $1.4 billion and total interest expense of $34.0 million for the six months ending June 30, 2008. Our average cost of funds was 4.91% for the six months ending June 30, 2008. We attribute the increase in interest expense to the increase in our interest rate swap expense and an increase in weighted average rate we paid to finance our assets.

          The table below shows our average borrowed funds and average cost of funds as compared to average one-month and average six-month LIBOR for the quarters ended March 31, 2008 and June 30, 2008, and the period commencing November 21, 2007 (inception) and ending December 31, 2007.

Average Cost of Funds
(Ratios have been annualized, dollars in thousands)

	Average Borrowed Funds	Interest Expense	Average Cost of Funds	Average One- Month LIBOR	Average Six-Month LIBOR	Average One-Month LIBOR Relative to Average Six- Month LIBOR	Average Cost of Funds Relative to Average One-Month LIBOR	Average Cost of Funds Relative to Average Six-Month LIBOR

For the quarter ended June 30, 2008	$1,449,567	$20,025	5.53%	2.59%	2.93%	(0.34%)	2.94%	2.60%

For the quarter ended March 31, 2008	$1,325,156	$14,022	4.23%	3.31%	3.18%	0.13%	0.92%	1.05%

For the period commencing November 21, 2007 and ending December 31, 2007	$270,584	$415	5.08%	4.98%	4.84%	0.14%	0.10%	0.24%

          Net Interest Income

          Our net interest income, which equals interest income less interest expense, totaled $24.1 million for the six months ended June 30, 2008. Our net interest spread, which equals the yield on our average assets for the period less the average cost of funds for the period, for this six month period was 1.47%.

          The table below shows our average assets held, total interest earned on assets, yield on average interest earning assets, average balance of repurchase agreements, interest expense, average cost of funds, net interest income, and net interest rate spread for the quarters ended March 31, 2008 and June 30, 2008, and the period commencing November 21, 2007 and ending December 31, 2007.

Net Interest Income
(Ratios have been annualized, dollars in thousands)

	Average Earning Assets Held	Interest Earned on Assets	Yield on Average Interest Earning Assets	Average Balance of Repurchase Agreements	Interest Expense	Average Cost of Funds	Net Interest Income	Net Interest Rate Spread

For the quarter ended June 30, 2008	$1,917,969	$29,630	6.18%	$1,449,567	$20,025	5.53%	$9,926	0.65%

For the quarter ended March 31, 2008	$1,555,896	$25,790	6.63%	$1,325,156	$14,022	4.23%	$14,172	2.40%

For the period commencing November 21, 2007 and ending December 31, 2007	$399,736	$3,492	7.02%	$270,584	$415	5.08%	$3,077	1.94%

          Gains and Losses on Sales of Assets and Interest Rate Swaps

          For the six months ended June 30, 2008, we sold assets with a carrying value of $369.9 million for an aggregate loss of $31.2 million.

          Management Fee and General and Administrative Expenses

          We paid our Manager a base management fee of $4.5 million for the six months ended June 30, 2008 and did not pay an incentive fee for this six month period.

          General and administrative (or G&A) expenses were $3.7 million for the six months ended June 30, 2008.

          Total expenses as a percentage of average total assets were 0.89% for the six months ended June 30, 2008.

          Currently, our Manager has waived its right to require us to pay our pro rata portion of its, and its affiliates’, rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses required for our operations. In October 2008, we and FIDAC amended our management agreement to reduce the base management fee from 1.75% per annum to 1.50% per annum of our stockholders’ equity and eliminate the incentive fees previously provided for in the management agreement.

          The table below shows our total management fee and G&A expenses as compared to average total assets and average equity for the quarters ended March 31, 2008 and June 30, 2008, and the period commencing November 21, 2007 and ending December 31, 2007.

Management Fee and G&A Expenses and Operating Expense Ratios
(Ratios have been annualized, dollars in thousands)

	Total Management Fee and G&A Expenses	Total Management Fee and G&A Expenses/Average Total Assets	Total Management Fee and G&A Expenses/Average Equity

For the quarter ended June 30, 2008	$3,380	0.70%	3.35%

For the quarter ended March 31, 2008	$4,792	1.10%	4.00%

For the period commencing November 21, 2007 and ending December 31, 2007	$1,822	1.55%	3.05%

          Net Income/Loss and Return on Average Equity

          Our net income (loss) was ($21.0) million for the six months ended June 30, 2008. We attribute the losses incurred during the six months ended June 30, 2008 to realized losses on sales of investments and unrealized losses on interest rate swaps. The table below shows our net interest income, gain (loss) on sale of assets, unrealized gains

(loss) on interest rate swaps, total expenses, income tax, each as a percentage of average equity, and the return on average equity for the quarters ended June 30, 2008, March 31, 2008, and the period commencing November 21, 2007 and ending December 31, 2007.

Components of Return on Average Equity
(Ratios have been annualized)

	Net Interest Income/ Average Equity	Gain/(Loss) on Sale of Investments /Average Equity	Unrealized Gain/(Loss) on Interest Rate Swaps/Average Equity	Total Expenses/ Average Equity	Income Tax/Average Equity	Return on Average Equity

For the quarter ended June 30, 2008	9.84%	1.75%	25.36%	(3.35%)	—	33.60%

For the quarter ended March 31, 2008	11.83%	(27.40%)	(26.29%)	(4.00%)	—	(45.86%)

For the period commencing November 21, 2007 and ending December 31, 2007	5.16%	—	(6.97%)	(3.05%)	(0.01%)	(4.87%)

Liquidity and Capital Resources

          We held cash and cash equivalents of approximately $49.9 million at June 30, 2008 compared to cash and cash equivalents of approximately $6.0 million at December 31, 2007. We attribute the increase to a reduction in leverage by us and the termination of short term investments in reverse repurchase agreements.

          Our operating activities provided net cash of approximately $15.6 million from operations for the six months ended June 30, 2008.

          Our investing activities used net cash of $1.1 billion for the six months ended June 30, 2008. We used this cash primarily for the purchase of investments.

          Our financing activities as of June 30, 2008 consisted of proceeds from repurchase agreements, as well as the debt obligations of a $619.7 million securitization we completed during the quarter. We expect to continue to borrow funds in the form of repurchase agreements as well as other types of financing. We currently have established uncommitted repurchase agreements for RMBS with 12 counterparties, including Annaly. As of June 30, 2008, we had $50.0 million outstanding under our repurchase agreement with Annaly. As of September 30, 2008, we had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of our total financing. The terms of the repurchase transaction borrowings under our master repurchase agreements generally conform to the terms in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association, or SIFMA, as to repayment, margin requirements and the segregation of all securities we have initially sold under the repurchase transaction. In addition, each lender typically requires that we include supplemental terms and conditions to the standard master repurchase agreement. Typical supplemental terms and conditions include changes to the margin maintenance requirements, required haircuts, and purchase price maintenance requirements, requirements that all controversies related to the repurchase agreement be litigated in a particular jurisdiction and cross default provisions. These provisions will differ for each of our lenders and will not be determined until we engage in a specific repurchase transaction. We had also established two repurchase agreements for whole mortgage loans as of June 30, 2008, which were terminated subsequent to the end of the quarter.

          Our RMBS repurchase agreement with Annaly is rolled daily at market rates, bears interest at LIBOR plus 150 basis points, and is secured by the RMBS pledged under the agreement. We do not expect to increase significantly the amount of securities pledged to Annaly or significantly increase or decrease the funds we borrow from Annaly as a result of this offering.

          In March 2008, we entered into a receivables sales agreement with Annaly. This agreement provided for the sale of approximately $127 million of receivables by us to Annaly of the proceeds that we were due to receive under a mortgage loan purchase and sale agreement with a third party. Annaly paid us a discounted amount of such receivables due from the third party equal to less than one percent of such receivables due from the third party in exchange for us receiving the purchase price under the receivables sales agreement in immediately available funds from Annaly. The agreement contained representations, warranties and covenants by both parties. As of March 31, 2008, each party had performed their outstanding obligations under the agreement, the third party purchaser under the mortgage loan purchase and sale agreement had paid the purchase price under the mortgage loan purchase and sale agreement, and we have remitted such amounts to Annaly pursuant to the receivables sales agreement. We did not enter into any similar arrangement with Annaly subsequent to March 31, 2008.

          We had outstanding $909.0 million in repurchase agreements collateralized by our RMBS with weighted average borrowing rates of 4.85% and weighted average remaining maturities of 23 days as of June 30, 2008. The RMBS pledged as collateral under these repurchase agreements had an estimated fair value of $911.7 million at June 30, 2008. The interest rates of these repurchase agreements are generally indexed to the one-month LIBOR rate and repriced accordingly.

          At June 30, 2008 and March 31, 2008, the repurchase agreements for RMBS had the following remaining maturities:

	June 30, 2008	March 31, 2008
	(dollars in thousands)

Within 30 days	$539,603	$598,168
30 to 59 days	344,972	384,964
60 to 89 days	—	—
90 to 119 days	24,514	—
Greater than or equal to 120 days	—	24,514

Total	$909,089	$1,007,646

          During the quarter ended March 31, 2008, we entered into two master repurchase agreements pursuant to which we finance whole mortgage loans. As of March 31, 2008, we had $487.0 million borrowed against these facilities, which included $55.2 million of RMBS, at an effective rate of 4.41%. The amount borrowed on the loans held for investment at March 31, 2008 was collateralized by mortgage loans with a carrying value of $433.3 million, including accrued interest, and cash totaling $35.2 million. As of June 30, 2008, we had no amounts borrowed against these facilities. On July 29, 2008, we terminated these agreements in order to avoid paying non-usage fees under those agreements.

          Increases in short-term interest rates could negatively affect the valuation of our mortgage-related assets, which could limit our borrowing ability or cause our lenders to initiate margin calls. Amounts due upon maturity of our repurchase agreements will be funded primarily through the rollover/reissuance of repurchase agreements and monthly principal and interest payments received on our mortgage-backed securities.

          For our short-term (one year or less) and long-term liquidity, which includes investing and compliance with collateralization requirements under our repurchase agreements (if the pledged collateral decreases in value or in the event of margin calls created by prepayments of the pledged collateral), we also rely on the cash flow from investments, primarily monthly principal and interest payments to be received on our RMBS and whole mortgage loans, cash flow from the sale of securities as well as any primary securities offerings authorized by our board of directors.

          Based on our current portfolio, leverage ratio and available borrowing arrangements, we believe our assets will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and pay general corporate expenses. However, an increase in prepayment rates substantially above our expectations could cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell investments or issue debt or additional equity securities in a common stock offering. If required, the sale of RMBS or whole mortgage loans at prices lower than their carrying value would result in losses and reduced income.

          Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. Subject to our maintaining our qualification as a REIT, we expect to use a number of sources to finance our investments, including repurchase agreements, warehouse facilities, securitizations, commercial paper and term financing CDOs. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations. Upon liquidation, holders of our debt securities, if any, and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.

          We are not required by our investment guidelines to maintain any specific debt-to-equity ratio as we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets. However, our repurchase agreements for whole loans require us to maintain certain debt-to-equity ratios. At June 30, 2008, our total debt was approximately $1.4 billion which represented a debt-to-equity ratio of approximately 3.6:1. As of September 30, 2008, we had outstanding indebtedness of approximately $1.119 billion, which consists of recourse leverage of approximately $620.0 million and non-recourse securitized financing of approximately $499.0 million.

          Stockholders’ Equity

          During the quarter ended June 30, 2008, we declared dividends to common shareholders totaling $6.0 million, or $0.16 per share, all of which was paid on July 31, 2008. During the quarter ended March 31, 2008, we declared dividends to common shareholders totaling $9.8 million, or $0.26 per share, all of which was paid on April 30, 2008. During the period ended December 31, 2007, we declared dividends to common shareholders totaling $943 thousand or $0.025 per share, all of which was paid on January 25, 2008.

Contractual Obligations and Commitments

          Management Agreement

          We have entered into a management agreement with FIDAC, pursuant to which FIDAC is entitled to receive a base management fee and, in certain circumstances, a termination fee and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. The base management fee is payable quarterly in arrears in an amount equal to 1.50% per annum, calculated quarterly, of our stockholders’ equity (as defined in the management agreement). FIDAC uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The base management fee will be reduced, but not below zero, by our proportionate share of any CDO base management fees FIDAC receives in connection with the CDOs in which we invest, based on the percentage of equity we hold in such CDOs. We expect to enter into certain contracts that contain a variety of indemnification obligations, principally with FIDAC, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited.

          Financing Arrangements with Annaly

          In March 2008, we entered into a RMBS repurchase agreement with Annaly. This agreement contains customary representations, warranties and covenants contained in such agreements. As of June 30, 2008, we had $50.0 million outstanding under this agreement with a weighted average borrowing rate of 3.96%. As of September 30, 2008, we had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of our total financing. As of October 13, 2008, the weighted average borrowing rate on amounts outstanding under this agreement was 3.97%. Our RMBS repurchase agreement with Annaly is rolled daily at market rates, bears interest at LIBOR plus 150 basis points, and is secured by the RMBS pledged under the agreement. We do not expect to increase significantly the amount of securities pledged to Annaly or significantly increase or decrease the funds we borrow from Annaly as a result of this offering.

          In March 2008, we entered into a receivables sales agreement with Annaly. This agreement provided for the sale of approximately $127 million of receivables by us to Annaly of the proceeds that we were due to receive under a mortgage loan purchase and sale agreement with a third party. Annaly paid us a discounted amount of such receivables due from the third party equal to less than one percent of such receivables due from the third party in exchange for us receiving the purchase price under the receivables sales agreement in immediately available funds from Annaly. The agreement contained representations, warranties and covenants by both parties. As of March 31, 2008, each party had performed their outstanding obligations under the agreement, the third party purchaser under the mortgage loan purchase and sale agreement had paid the purchase price under the mortgage loan purchase and sale agreement, and we have remitted such amounts to Annaly pursuant to the receivables sales agreement. We did not enter into any similar arrangement with Annaly during the quarter ended June 30, 2008.

          Restricted Stock Grants

          During the quarter ended June 30, 2008, 32,300 shares of restricted stock we had awarded to our Manager’s employees vested and 6,713 shares were forfeited or cancelled. We did not grant any incentive awards during the quarter ended June 30, 2008.

          At June 30, 2008 there are approximately 1.2 million unvested shares of restricted stock issued to employees of FIDAC. For the three months ended June 30, 2008, compensation expense less general and administrative costs associated with the amortization of the fair value of the restricted stock totaled $337 thousand.

          Contractual Obligations and Commitments

          The following table summarizes our contractual obligations at June 30, 2008.

	(dollars in thousands)

Contractual Obligations	Within One Year	One to Three Years	Three to Five Years	Greater Than or Equal to Five Years	Total

Repurchase agreements for RMBS	$909,089	$—	$—	$—	$909,089
Securitized debt	93,635	173,874	105,023	152,939	525,471
Interest expense on RMBS repurchase agreements(1)	19	—	—	—	19
Interest expense on securitized debt	31,333	51,501	30,765	227,994	341,593

Total	$1,034,076	$225,375	$135,788	$380,933	$1,776,172

(1)	Interest is based on rates in effect as of June 30, 2008.

          The repurchase agreements for our repurchase facilities generally do not include substantive provisions other than those contained in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association.

Off-Balance Sheet Arrangements

          We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide funding to any such entities. As such, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.

Dividends

          To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular quarterly dividends to our stockholders. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under our warehouse and repurchase facilities and commercial paper, we must first meet both our operating requirements and scheduled debt service on our warehouse lines and other debt payable.

Inflation

          Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The primary components of our market risk are related to credit risk, interest rate risk, prepayment risk, market value risk and real estate market risk. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and we seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

          We are subject to credit risk in connection with our investments and face more credit risk on assets we own which are rated below “AAA”. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that residual loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics. Our Manager uses a comprehensive credit review process. Our Manager’s analysis of loans includes borrower profiles, as well as valuation and appraisal data. Our Manager uses compensating factors such as liquid assets, low loan-to-value ratios and job stability in evaluating loans. Our Manager’s resources include a proprietary portfolio management system, as well as third party software systems. Our Manager utilizes third party due diligence firms to perform an independent underwriting review to insure compliance with existing guidelines. Our Manager selects loans for review predicated on risk-based criteria such as loan-to-value, borrower’s credit score(s) and loan size. Our Manager also outsources underwriting services to review higher risk loans, either due to borrower credit profiles or collateral valuation issues. In addition to statistical sampling techniques, our Manager creates adverse credit and valuation samples, which we individually review. Our Manager rejects loans that fail to conform to our standards. Our Manager accepts only those loans which meet our underwriting criteria. Once we own a loan, our Manager’s surveillance process includes ongoing analysis through our proprietary data warehouse and servicer files. Additionally, the non-Agency RMBS and other ABS which we will acquire for our portfolio are reviewed by FIDAC to ensure that they satisfy our risk based criteria. Our Manager’s review of non-Agency RMBS and other ABS includes utilizing its proprietary portfolio management system. Our Manager’s review of non-Agency RMBS and other ABS is based on quantitative and qualitative analysis of the risk-adjusted returns on non-Agency RMBS and other ABS present.

Interest Rate Risk

          Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. We are subject to interest rate risk in connection with our investments and our related debt obligations, which are generally repurchase agreements, warehouse facilities, securitization, commercial paper and term financing CDOs. Our repurchase agreements and warehouse facilities may be of limited duration that are periodically refinanced at current market rates. We intend to mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

          Interest Rate Effect on Net Interest Income

          Our operating results depend, in large part, on differences between the income from our investments and our borrowing costs. Most of our warehouse facilities and repurchase agreements provide financing based on a floating rate of interest calculated on a fixed spread over LIBOR. The fixed spread varies depending on the type of underlying asset which collateralizes the financing. Accordingly, the portion of our portfolio which consists of floating interest rate assets will be match-funded utilizing our expected sources of short-term financing, while our fixed interest rate assets will not be match-funded. During periods of rising interest rates, the borrowing costs associated with our investments tend to increase while the income earned on our fixed interest rate investments may remain substantially unchanged. This will result in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. Further, during this portion of the interest rate and credit cycles, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Such delinquencies or defaults could also have an adverse effect on the spread between interest-earning assets and interest-bearing liabilities. Hedging techniques are partly based on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate mortgage loans and RMBS. If prepayments are slower or faster than assumed, the life of the mortgage loans and RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

          Interest Rate Effects on Fair Value

          Another component of interest rate risk is the effect changes in interest rates will have on the fair value of the assets we acquire. We face the risk that the fair value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments. We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

          It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above and such difference might be material and adverse to our stockholders.

          Interest Rate Cap Risk

          We also invest in adjustable-rate mortgage loans and RMBS. These are mortgages or RMBS in which the underlying mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate mortgage loans and RMBS would effectively be limited. This problem will be magnified to the extent we acquire adjustable-rate RMBS that are not based on mortgages which are fully indexed. In addition, the mortgages or the underlying mortgages in an RMBS may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable-rate mortgages or RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

          Interest Rate Mismatch Risk

          We fund a substantial portion of our acquisitions of hybrid adjustable-rate mortgages and RMBS with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the mortgages and RMBS. Thus, in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above. Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

          Our profitability and the value of our portfolio (including interest rate swaps) may be adversely affected during any period as a result of changing interest rates. The following table quantifies the potential changes in net interest income and portfolio value should interest rates go up or down 25, 50, and 75 basis points, assuming the yield curves of the rate shocks will be parallel to each other and the current yield curve. All changes in income and value are measured as percentage changes from the projected net interest income and portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates at June 30, 2008 and various estimates regarding prepayment and all activities are made at each level of rate shock. Actual results could differ significantly from these estimates.

Change in Interest Rate	Projected Percentage Change in Net Interest Income	Projected Percentage Change in Portfolio Value

-75 Basis Points	(9.28%)	1.16%
-50 Basis Points	(6.34%)	1.10%
-25 Basis Points	(3.20%)	1.02%
Base Interest Rate	—	—
+25 Basis Points	3.40%	0.77%
+50 Basis Points	6.82%	0.61%
+75 Basis Points	10.24%	0.42%

Prepayment Risk

          As we receive prepayments of principal on these investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Extension Risk

          Our Manager computes the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when fixed-rate or hybrid adjustable-rate mortgage loans or RMBS are acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable-rate assets would remain fixed. This situation may also cause the market value of our hybrid adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

          Market Value Risk

          Our available-for-sale securities are reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our investments may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of securities in the portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected.

          Real Estate Market Risk

          We own assets secured by real property and may own real property directly in the future. Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Risk Management

          To the extent consistent with maintaining our REIT status, we seek to manage risk exposure to protect our portfolio of residential mortgage loans, RMBS, and other assets and related debt against the effects of major interest rate changes. We generally seek to manage our risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our RMBS and our financings;

•	attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales to adjust the interest rate sensitivity of our MBS and our borrowings;

•

using securitization financing to lower average cost of funds relative to short-term financing vehicles further allowing us to receive the benefit of attractive terms for an extended period of time in contrast to short term financing and maturity dates of the investments included in the securitization; and

•

actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our investments and the interest rate indices and adjustment periods of our financings.

          Our efforts to manage our assets and liabilities are concerned with the timing and magnitude of the repricing of assets and liabilities. We attempt to control risks associated with interest rate movements. Methods for evaluating interest rate risk include an analysis of our interest rate sensitivity “gap”, which is the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

          The following table sets forth the estimated maturity or repricing of our interest-earning assets and interest-bearing liabilities at June 30, 2008. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except adjustable-rate loans, and securities are included in the period in which their interest rates are first scheduled to adjust and not in the period in which they mature and does include the effect of the interest rate swaps. The interest rate sensitivity of our assets and liabilities in the table could vary substantially if based on actual prepayment experience.

	Within 3 Months	3-12 Months	1 Year to 3 Years	Greater than 3 Years	Total

	(dollars in thousands)
Rate sensitive assets	$—	$49,623	$360,148	$1,578,257	$1,988,028
Cash equivalents	49,889	—	—	—	49,889

Total rate sensitive assets	$49,889	$49,623	$360,148	$1,578,257	$2,037,917

Rate sensitive liabilities, with the effect of swaps	(19,684)	214,117	598,656	641,471	1,434,560

Interest rate sensitivity gap	$69,573	$(164,494)	$(238,508)	$936,786	$603,357

Cumulative rate sensitivity gap	$69,573	$(94,921)	$(333,429)	$603,357

Cumulative interest rate sensitivity gap as a percentage of total rate-sensitive assets	3%	(5%)	(16%)	30%

          Our analysis of risks is based on FIDAC’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by FIDAC may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in the above tables and in this prospectus. These analyses contain certain forward-looking statements and are subject to the safe harbor statement set forth under the heading “Forward-Looking Statements.”

BUSINESS

Our Company

          We are a specialty finance company that invests in residential mortgage-backed securities, or RMBS, residential mortgage loans, real estate-related securities and various other asset classes. We have elected and intend to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending on December 31, 2007. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. We are externally managed by Fixed Income Discount Advisory Company, which we refer to as our Manager or FIDAC. Our Manager is an investment advisor registered with the Securities and Exchange Commission, or SEC. Additionally, our Manager is a wholly-owned subsidiary of Annaly Capital Management, Inc., or Annaly, a New York Stock Exchange-listed REIT, which has a long track record of managing investments in U.S. government agency mortgage-backed securities.

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad class of financial assets to construct an investment portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and to maintain our exemption from registration under the Investment Company Act of 1940, or 1940 Act.

          We were organized in Maryland on June 1, 2007, and commenced operations on November 21, 2007 following the completion of our initial public offering. In our initial public offering, including the exercise of the underwriters’ overallotment option, we sold approximately 34.1 million shares of our common stock at $15.00 per share, and raised proceeds of $479.3 million before offering expenses. Concurrent with our initial public offering, in a private offering we sold to Annaly approximately 3.6 million shares of our common stock at $15.00 per share for aggregate proceeds of approximately $54.3 million.

Our Manager

          We are externally managed and advised by FIDAC pursuant to a management agreement. All of our officers are employees of our Manager or its affiliates. Our Manager is a fixed-income investment management company specializing in managing investments in U.S. government agency residential mortgage-backed securities, or Agency RMBS, which are mortgage pass-through certificates, collateralized mortgage obligations, or CMOs, and other mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans issued or guaranteed by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, and the Government National Mortgage Association, or Ginnie Mae. Our Manager also has experience in managing investments in non-Agency RMBS and collateralized debt obligations, or CDOs; real estate-related securities; and managing credit and interest rate-sensitive investment strategies. Our Manager commenced active investment management operations in 1994. At June 30, 2008, our Manager was the adviser or sub-adviser for funds with approximately $2.7 billion in net assets and $11.8 billion in gross assets, and which consisted predominantly of Agency RMBS.

          Our Manager is responsible for administering our business activities and day-to-day operations. We have no employees other than our officers. Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.

          Our Manager has well-respected and established portfolio management resources for each of our targeted asset classes and a sophisticated infrastructure supporting those resources, including investment professionals focusing on residential mortgage loans, Agency and non-Agency RMBS and other asset-backed securities. Additionally, we have benefited and expect to continue to benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties.

          We do not pay any of our officers any cash compensation. Rather, we pay our Manager a base management fee pursuant to the terms of the management agreement.

Our Competitive Advantages

          We believe that our competitive advantages include the following:

          Investment Strategy Designed to Perform in a Variety of Interest Rate and Credit Environments

          We seek to manage our investment strategy to balance both interest rate risk and credit risk. We believe this strategy is designed to generate attractive, risk-adjusted returns in a variety of market conditions because operating conditions in which either of these risks are increased, or decreased, may occur at different points in the economic cycle. For example, there may be periods when interest-rate sensitive strategies outperform credit-sensitive strategies whereby we would receive increased income over our cost of financing, in which case our portfolio’s increased exposure to this risk would be beneficial. There may be other periods when credit-sensitive strategies outperform interest-rate sensitive strategies. Although we face interest rate risk and credit risk, we believe that with appropriate hedging strategies, as well as our ability to evaluate the quality of targeted asset investment opportunities, we can reduce these risks and provide attractive risk-adjusted returns.

          Credit-Oriented Investment Approach

          We seek to minimize principal loss while maximizing risk-adjusted returns through our Manager’s credit-based investment approach, which is based on rigorous quantitative and qualitative analysis.

          Experienced Investment Advisor

          Our Manager has a long history of strong performance across a broad range of fixed-income assets. Our Manager’s most senior investment professionals have a long history of investing in a variety of mortgage and real estate-related securities and structuring and marketing CDOs. Our Manager is also acting as liquidating agent for a number of CDOs, and has competitive advantages as a result of its knowledge regarding the pipeline, values, supply and market participants for liquidations of CDOs because of its involvement in these liquidations. Investments will be overseen by an Investment Committee of our Manager’s professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Ronald Kazel, Jeremy Diamond, Eric Szabo and Matthew Lambiase.

          Access to Annaly’s and Our Manager’s Relationships

          Annaly and our Manager have developed long-term relationships with a number of commercial banks and other financial intermediaries. We believe these relationships provide us with a range of high-quality investment opportunities.

          Access to Our Manager’s Systems and Infrastructure

          Our Manager has created a proprietary portfolio management system, which we believe provides us with a competitive advantage. Our Manager’s personnel have created a comprehensive finance and administrative infrastructure, an important component of a complex investment vehicle such as a REIT. In addition, most of our Manager’s personnel are also Annaly’s personnel; therefore, they have had extensive experience managing Annaly, which is a REIT.

          Alignment of Interests between Annaly, Our Manager and Our Investors

          Immediately after this offering, we will sell to Annaly 11,681,415 shares of common stock in a private offering at the same price per share as the price per share of this public offering. Upon completion of this offering and the private offering immediately after this offering, Annaly will own approximately 9.6% of our outstanding common stock (which percentage excludes shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates).

          We believe that Annaly’s investment aligns our Manager’s interests with our interests.

Our Investment Strategy

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by investing in a diversified investment portfolio of residential mortgage-backed securities, residential mortgage loans, real estate-related securities and various other asset classes, subject to maintaining our REIT status and exemption from registration under the 1940 Act. The residential mortgage backed securities, or RMBS, asset backed securities, or

ABS, commercial mortgage backed securities, or CMBS, and CDOs we purchase may include investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

          We rely on our Manager’s expertise in identifying assets within our target asset classes. Our Manager makes investment decisions based on various factors, including expected cash yield, relative value, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

          Over time, we will modify our investment allocation strategy as market conditions change to seek to maximize the returns from our investment portfolio. We believe this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive long-term returns to investors.

           Our targeted asset classes and the principal investments we have made and expect to make in each are as follows:

Asset Class	Principal Investments

Residential Mortgage-Backed Securities, or RMBS	•	Non-Agency RMBS, including investment- grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

	•	Agency RMBS.

Residential Mortgage Loans	•

Prime mortgage loans, which are mortgage loans that conform to the underwriting guidelines of Fannie Mae and Freddie Mac, which we refer to as Agency Guidelines; and jumbo prime mortgage loans, which are mortgage loans that conform to the Agency Guidelines except as to loan size.

•

Alt-A mortgage loans, which are mortgage loans that may have been originated using documentation standards that are less stringent than the documentation standards applied by certain other first lien mortgage loan purchase programs, such as the Agency Guidelines, but have one or more compensating factors such as a borrower with a strong credit or mortgage history or significant assets.

Other Asset-Backed Securities, or ABS	•	Commercial mortgage-backed securities, or CMBS.

	•	Debt and equity tranches of collateralized debt obligations, or CDOs.

	•	Consumer and non-consumer ABS, including investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

          Since we commenced operations in November 2007, we have focused our investment activities on acquiring non-Agency RMBS and on purchasing residential mortgage loans that have been originated by select high-quality originators, including the retail lending operations of leading commercial banks. This is in contrast to Annaly’s strategy which concentrates on Agency RMBS. Our investment portfolio at June 30, 2008 was weighted toward non-Agency RMBS. After the consummation of this offering, we expect that over the near term our investment portfolio will continue to be weighted toward RMBS, subject to maintaining our REIT qualification and our 1940 Act exemption. In addition, we have engaged in and anticipate continuing to engage in transactions with residential mortgage lending operations of leading commercial banks and other high-quality originators in which we identify and re-underwrite residential mortgage loans owned by such entities, and rather than purchasing and securitizing such residential mortgage loans ourselves, we and the originator would structure the securitization and we would purchase the resulting mezzanine and subordinate non-Agency RMBS. We may also engage in similar transactions with non-Agency RMBS in which we would acquire AAA-rated non-Agency RMBS and immediately re-securitize those securities. We would sell the resulting AAA-rated super senior RMBS and retain the AAA-rated mezzanine RMBS. Our investment decisions, however, will depend on prevailing market conditions and will change over time. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

          We have elected and intend to qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2007 and to operate our business so as to be exempt from registration under the 1940 Act, and therefore we will be required to invest a substantial majority of our assets in loans secured by mortgages on real estate and real estate-related assets. Subject to maintaining our REIT qualification and our 1940 Act exemption, we do not have any limitations on the amounts we may invest in any of our targeted asset classes.

Our Investment Portfolio

          As of June 30, 2008, our investment portfolio consisted of the following (dollars in thousands):

	Amortized Cost	Estimated Fair Value	Percent of Total Portfolio(1)	Weighted Average Coupon(1)

RMBS	$1,221,567	$1,116,586	59.4%	6.27%
Residential Mortgage Loans(2)	$150,629	$150,083	8.0%	5.77%
Securitized Loans	$614,278	$613,580	32.6%	5.96%

Total	$1,986,474	$1,880,249	100.0%

(1)      Based on estimated fair value.

(2)      On April 24, 2008, we sponsored a $619.7 million securitization, which was structured as a long-term financing transaction. See “– Recent Developments.” Securitizations structured as financings will result in the outstanding principal balance of the securitized mortgage loans remaining on our books as an asset and the outstanding principal balance of the notes issued by the trust will be recorded on our books as a liability. On July 25, 2008, we sponsored a $151.2 million securitization, which was structured as a sale. Securitizations structured as sales will result in the fair value of any notes and equity we retain remaining on our books as an asset.

          The following briefly discusses the principal types of investments that we have made and expect to make:

          Residential Mortgage-Backed Securities

          We have invested in and intend to continue to invest in RMBS which are typically pass-through certificates created by the securitization of a pool of mortgage loans that are collateralized by residential real estate properties.

          The securitization process is governed by one or more of the rating agencies, including Fitch Ratings, Moody’s Investors Service and Standard & Poor’s, which determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “below-investment grade” or “non-investment grade.” The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the RMBS. Based on the sequential payment priority, the risk of nonpayment for the investment grade RMBS is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the investment grade class is typically sold at a lower yield compared to the non-investment grade classes which are sold at higher yields.

          We invest in investment grade and non-investment grade RMBS. We evaluate the credit characteristics of these types of securities, including, but not limited to, loan balance distribution, geographic concentration, property type, occupancy, periodic and lifetime cap, weighted-average loan-to-value and weighted-average FICO score. Qualifying securities are then analyzed using base line expectations of expected prepayments and losses from given sectors, issuers and the current state of the fixed-income market. Losses and prepayments are stressed simultaneously based on a credit risk-based model. Securities in this portfolio are monitored for variance from expected prepayments, frequencies, severities, losses and cash flow. The due diligence process is particularly important and costly with respect to newly formed originators or issuers because there may be little or no information publicly available about these entities and investments.

          We may invest in net interest margin securities, or NIMs, which are notes that are payable from and secured by excess cash flow that is generated by RMBS or home equity line of credit-backed securities, or HELOCs, after paying the debt service, expenses and fees on such securities. The excess cash flow represents all or a portion of a residual that is generally retained by the originator of the RMBS or HELOCs. The residual is illiquid, thus the originator will monetize the position by securitizing the residual and issuing a NIM, usually in the form of a note that is backed by the excess cash flow generated in the underlying securitization.

          We may invest in mortgage pass-through certificates issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. We refer to these U.S. government agencies as Agencies, and to the mortgage pass-through certificates they issue or guarantee as Agency Mortgage Pass-through Certificates. More specifically, Agency Mortgage Pass-through Certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. We may also invest in collateralized mortgage obligations, or CMOs, issued by the Agencies. CMOs consist of multiple classes of securities, with each class bearing different stated maturity dates. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired. We refer to these types of securities as Agency CMOs, and we refer to Agency Mortgage Pass-through Certificates and Agency CMOs as Agency RMBS.

          Agency RMBS are collateralized by either fixed-rate mortgage loans, or FRMs, adjustable-rate mortgage loans, or ARMs, or hybrid ARMs. Hybrid ARMs are mortgage loans that have interest rates that are fixed for an initial period (typically three, five, seven or ten years) and thereafter reset at regular intervals subject to interest rate caps. Our allocation between securities collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of financing, costs of hedging, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We take these factors into account when we make these types of investments.

          Recently, the government passed the “Housing and Economic Recovery Act of 2008”. Fannie Mae and Freddie Mac have recently been placed into the conservatorship of the Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors, and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

          In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, (i) the U.S. Department of Treasury and FHFA have entered into preferred stock purchase agreements between the U.S. Department of Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Department of Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Department of Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac, and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which will be available until December 2009; and (iii) the U.S. Department of Treasury has initiated a temporary program to purchase RMBS issued by Fannie Mae and Freddie Mac.

          The Emergency Economic Stabilization Act of 2008, or EESA, was recently enacted. The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations, or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Board of Governors of the Federal Reserve System, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination, in writing, to the appropriate committees of the U.S. Congress. The EESA also provides for a program that would allow companies to insure their troubled assets.

          There can be no assurance that the EESA will have a beneficial impact on the financial markets, including current extreme levels of volatility. To the extent the market does not respond favorably to the TARP or the TARP does not function as intended, our business may not receive the anticipated positive impact from the legislation. In addition, the U.S. Government, Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations and financial condition.

          We anticipate engaging in transactions with residential mortgage lending operations of leading commercial banks and other high-quality originators in which we identify and re-underwrite residential mortgage loans owned by such entities, and rather than purchasing and securitizing such residential mortgage loans ourselves, we and the originator would structure the securitization and we would purchase the resulting mezzanine and subordinate non-Agency RMBS. We may also engage in similar transactions with non-Agency RMBS in which we would acquire AAA-rated non-Agency RMBS and immediately re-securitize those securities. We would sell the resulting AAA-rated super senior RMBS and retain the AAA-rated mezzanine RMBS.

          Residential Mortgage Loans

          We have invested and intend to continue to invest in residential mortgage loans (mortgage loans secured by residential real property) primarily through direct purchases from selected high-quality originators. On December 14, 2007, we entered into a mortgage loan purchase agreement with PHH Mortgage Corporation. We intend to enter into additional mortgage loan purchase agreements with a number of primary mortgage loan originators, including mortgage bankers, commercial banks, savings and loan associations, home builders, credit unions and mortgage conduits. We may also purchase mortgage loans on the secondary market. We expect these loans to be secured primarily by residential properties in the United States.

          We invest primarily in residential mortgage loans underwritten to our specifications. The originators perform the credit review of the borrowers, the appraisal of the properties securing the loan, and maintain other quality control procedures. We generally consider the purchase of loans when the originators have verified the borrowers’ income and assets, verified their credit history and obtained appraisals of the properties. We or a third party perform an independent underwriting review of the processing, underwriting and loan closing methodologies that the originators used in qualifying a borrower for a loan. Depending on the size of the loans, we may not review all of the loans in a pool, but rather select loans for underwriting review based upon specific risk-based criteria such as property location, loan size, effective loan-to-value ratio, borrower’s credit score and other criteria we believe to be important indicators of credit risk. Additionally, before the purchase of loans, we obtain representations and warranties from each originator stating that each loan is underwritten to our requirements or, in the event underwriting exceptions have been made, we are informed so that we may evaluate whether to accept or reject the loans. An originator who breaches these representations and warranties in making a loan that we purchase may be obligated to repurchase the loan from us. As added security, we use the services of a third-party document custodian to insure the quality and accuracy of all individual mortgage loan closing documents and to hold the documents in safekeeping. As a result, all of the original loan collateral documents that are signed by the borrower, other than the original credit verification documents, are examined, verified and held by the third-party document custodian.

          We currently do not intend to originate mortgage loans or provide other types of financing to the owners of real estate. We currently do not intend to establish a loan servicing platform, but expect to retain highly-rated servicers to service our mortgage loan portfolio. We purchase certain residential mortgage loans on a servicing-retained basis. In the future, however, we may decide to originate mortgage loans or other types of financing, and we may elect to service mortgage loans and other types of assets.

          We expect that all servicers servicing our loans will be highly rated by the rating agencies. We also conduct a due diligence review of each servicer before executing a servicing agreement. Servicing procedures will typically follow Fannie Mae guidelines but will be specified in each servicing agreement. All servicing agreements will meet standards for inclusion in highly rated mortgage-backed or asset-backed securitizations. We have entered into a master servicing agreement with Wells Fargo, N.A. to assist us with management, servicing oversight, and other administrative duties associated with managing our mortgage loans.

          We expect that the loans we acquire will be first lien, single-family residential traditional fixed-rate, adjustable-rate and hybrid adjustable-rate loans with original terms to maturity of not more than 40 years and are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter. Fixed-rate mortgage loans bear an interest rate that is fixed for the life of the loan. All adjustable-rate and hybrid adjustable-rate residential mortgage loans will bear an interest rate tied to an interest rate index. Most loans have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. The interest rate on each adjustable-rate mortgage loan resets monthly, semi-annually or annually and generally adjusts to a margin over a U.S. Treasury index or the LIBOR index. Hybrid adjustable-rate loans have a fixed rate for an initial period, generally three to ten years, and then convert to adjustable-rate loans for their remaining term to maturity.

          We acquire residential mortgage loans for our portfolio with the intention of either securitizing them and retaining them in our portfolio as securitized mortgage loans, or holding them in our residential mortgage loan portfolio. To facilitate the securitization or financing of our loans, we expect to generally create subordinate certificates, which provide a specified amount of credit enhancement. We expect to issue securities through securities underwriters and either retain these securities or finance them in the repurchase agreement market. There is no limit on the amount we may retain of these below-investment-grade subordinate certificates. Until we securitize our residential mortgage loans, we expect to finance our residential mortgage loan portfolio through the use of warehouse facilities and repurchase agreements.

          Other Asset-Backed Securities

          We may invest in securities issued in various CDO offerings to gain exposure to bank loans, corporate bonds, ABS, mortgages, RMBS and CMBS and other instruments. To avoid any actual or perceived conflicts of interest with our Manager, an investment in any such security structured or managed by our Manager will be approved by a majority of our independent directors. To the extent such securities are treated as debt of the CDO issuer for federal income tax purposes, we will hold the securities directly, subject to the requirements of our continued qualification as a REIT as described in “Certain Federal Income Tax Considerations – Asset Tests.” To the extent the securities represent equity interests in a CDO issuer for federal income tax purposes, we may be required to hold such securities through a taxable REIT subsidiary, or TRS, which would cause the income recognized with respect to such securities to be subject to federal (and applicable state and local) corporate income tax. See “Risk Factors – Tax Risks.” We could fail to qualify as a REIT or we could become subject to a penalty tax if the income we recognize from certain investments that are treated or could be treated as equity interests in a foreign corporation exceed 5% of our gross income in a taxable year.

          We may invest in CMBS, which are secured by, or evidence ownership interests in, a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinated, investment grade or non-investment grade. We intend to invest in CMBS that will yield current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

          In general, CDO issuers are special purpose vehicles that hold a portfolio of income-producing assets financed through the issuance of rated debt securities of different seniority and equity. The debt tranches are typically rated based on cash flow structure, portfolio quality, diversification and credit enhancement. The equity securities issued by the CDO vehicle are the “first loss” piece of the CDO vehicle’s capital structure, but they are also generally entitled to all residual amounts available for payment after the CDO vehicle’s senior obligations have been satisfied. Some CDO vehicles are “synthetic,” in which the credit risk to the collateral pool is transferred to the CDO vehicle by a credit derivative such as a credit default swap.

          We also intend to invest in consumer ABS. These securities are generally securities for which the underlying collateral consists of assets such as home equity loans, credit card receivables and auto loans. We also expect to invest in non-consumer ABS. These securities are generally secured by loans to businesses and consist of assets such as equipment loans, truck loans and agricultural equipment loans. Issuers of consumer and non-consumer ABS generally are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders. We may purchase RMBS and ABS which are denominated in foreign currencies or are collateralized by non-U.S. assets.

Investment Sourcing

          Our Manager takes advantage of the broad network of relationships it and Annaly have established over the past decade to identify investment opportunities. Our Manager and Annaly have relationships with a large and diverse group of financial intermediaries, ranging from major commercial and investment banks to specialty investment dealers and brokerage firms. In addition, we believe that a portion of our Manager’s transaction pipeline, such as the CDOs it sponsors, will generate appropriate investment opportunities for us. Our Manager also sources investments directly from third-party originators, such as in the case of CDOs and CLOs, sponsored by other asset management firms.

          Investing in our targeted asset classes is highly competitive. Our Manager competes with many other investment managers for profitable investment opportunities in fixed-income asset classes and related investment opportunities.

Investment Process

          Our investment process benefits from the resources and professionals of our Manager. The professionals responsible for portfolio management decisions are Matthew Lambiase, our President and Chief Executive Officer and our Manager’s Executive Vice President, Structured Products; William B. Dyer, our Head of Underwriting and our Manager’s Executive Vice President; Christian J. Woschenko, our Head of Investments and our Manager’s Executive Vice President; Eric Szabo, our Manager’s Senior Vice President and Investment Strategist; and Konstantin Pavlov, our Manager’s Senior Vice President and Senior Repo Trader. Investments are overseen by an Investment Committee of our Manager’s professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Ronald Kazel, Jeremy Diamond, Eric Szabo and Matthew Lambiase. This Investment Committee oversees our investment guidelines and will meet periodically to discuss preferences for sectors and sub-sectors.

          Our investment process includes sourcing and screening of investment opportunities, assessing investment suitability, conducting credit and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure and servicer and originator information and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment is screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. We have made and will seek to make investments in sectors where our Manager has strong core competencies and where we believe credit risk and expected performance can be reasonably quantified.

          Our Manager evaluates each one of our investment opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to our comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio.

          Once a potential residential loan package investment has been identified, our Manager and third parties it engages perform financial, operational and legal due diligence to assess the risks of the investment. Our Manager and third parties it engages analyze the loan pool and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors which the underwriters consider include, but are not limited to, documentation, debt-to-income ratio, loan-to-value ratios and property valuation. Consideration is also given to other factors such as price of the pool, geographic concentrations and type of product. Our Manager refines its underwriting criteria based upon actual loan portfolio experience and as market conditions and investor requirements evolve. Similar analysis is also performed on securities, where the evaluation process also includes relative value analyses based on yield, credit rating, average life, expected duration, option-adjusted spreads, prepayment assumptions and credit exceptions. Other considerations in our investment process include analysis of fundamental economic trends, suitability for investment by a REIT, consumer borrowing trends, home price appreciation and relevant regulatory developments.

Investment Guidelines

          We have adopted a set of investment guidelines that set out the asset classes, risk tolerance levels, diversification requirements and other criteria used to evaluate the merits of specific investments as well as the overall portfolio composition. Our Manager’s Investment Committee reviews our compliance with the investment guidelines periodically and our board of directors receives an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board also reviews our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

          Our board of directors and our Manager’s Investment Committee have adopted the following guidelines for our investments and borrowings:

•	No investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	No investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

•	With the exception of real estate and housing, no single industry shall represent greater than 20% of the securities or aggregate risk exposure in our portfolio; and

•

Investments in non-rated or deeply subordinated ABS or other securities that are non-qualifying assets for purposes of the 75% REIT asset test will be limited to an amount not to exceed 50% of our stockholders’ equity.

          These investment guidelines may be changed by a majority of our board of directors without stockholder approval.

          Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationship with FIDAC. We have also adopted detailed compliance policies to govern our interaction with FIDAC, including when FIDAC is in receipt of material non-public information.

Our Financing Strategy

          We use leverage to increase potential returns to our stockholders. We are not required to maintain any specific debt-to-equity ratio as we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets. Our leverage ratio has fluctuated and we expect it to continue to fluctuate from time to time based upon, among other things, our assets, market conditions and conditions and availability of financings. As of September 30, 2008, we had outstanding indebtedness of approximately $1.119 billion, which consists of recourse leverage of approximately $620.0 million and non-recourse securitized financing of approximately $499.0 million.

          Subject to our maintaining our qualification as a REIT, we expect to use a number of sources to finance our investments, including the following:

•

Repurchase Agreements. We have financed and intend to continue to finance certain of our assets through the use of repurchase agreements. We anticipate that repurchase agreements will be one of the sources we will use to achieve our desired amount of leverage for our residential real estate assets. We intend to maintain formal relationships with multiple counterparties to obtain financing on favorable terms. We currently have established uncommitted repurchase agreements for RMBS with 12 counterparties, including Annaly. As of June 30, 2008, we had $50.0 million outstanding under our repurchase agreement with Annaly. As of September 30, 2008, we had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of our total financing. We had also established two repurchase agreements for whole mortgage loans as of June 30, 2008, which were terminated subsequent to the end of the quarter. For a description of the terms of our repurchase agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•

Warehouse Facilities. We intend to utilize credit facilities for capital needed to fund our assets. We intend to maintain formal relationships with multiple counterparties to maintain warehouse lines on favorable terms. As of June 30, 2008, we had no outstanding warehouse facility balances.

•

Securitization. We acquire residential mortgage loans for our portfolio with the intention of securitizing them and retaining the securitized mortgage loans in our portfolio. To facilitate the securitization or financing of our loans, we will generally create subordinate certificates, providing a specified amount of credit enhancement, which we intend to retain in our portfolio. As described below, as of June 30, 2008, we had one completed securitization and a second securitization closed shortly after the end of that quarter.

On April 24, 2008, we sponsored a $619.7 million securitization, a long-term financing transaction whereby we securitized our then-current inventory of mortgage loans. In this transaction, we sold approximately $536.9 million of AAA-rated fixed and floating rate bonds to third party investors, and retained approximately $46.3 million of AAA-rated mezzanine bonds and $36.5 million in subordinated bonds. This transaction will be accounted for as a financing pursuant to SFAS 140.

On July 25, 2008, we sponsored a $151.2 million securitization whereby we securitized our then-current inventory of mortgage loans. In this transaction, we retained all of securities issued by the securitization trust including approximately $142.4 million of AAA-rated fixed and floating rate senior bonds and $8.8 million in subordinated bonds. This transaction will be accounted for as a sale. On August 28, 2008, we sold approximately $74.9 million of the AAA-rated fixed and floating rate bonds related to the July 25, 2008 securitization to third-party investors and realized a loss of $11.5 million.

•

Asset-Backed Commercial Paper. We may finance certain of our assets using asset-backed commercial paper, or ABCP, conduits, which are bankruptcy-remote special purpose vehicles that issue commercial paper and the proceeds of which are used to fund assets, either through repurchase or secured lending programs. We may utilize ABCP conduits of third parties or create our own conduit. As of June 30, 2008, we had no outstanding asset-backed commercial paper balances.

•

Term Financing CDOs. We may finance certain of our assets using term financing strategies, including CDOs and other match-funded financing structures. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities and corporate debt. Like typical securitization structures, in a CDO:

o	the assets are pledged to a trustee for the benefit of the holders of the bonds;

o	one or more classes of the bonds are rated by one or more rating agencies; and

o	one or more classes of the bonds are marketed to a wide variety of fixed-income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing.

Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO, provided the proceeds are reinvested in qualifying assets. As a result, CDOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO financing structures may be an appropriate financing vehicle for our target asset classes because they will enable us to obtain relatively low, long-term cost of funds and minimize the risk that we may have to refinance our liabilities before the maturities of our investments, while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities. As of June 30, 2008, we had no outstanding term financing CDOs.

Our Interest Rate Hedging and Risk Management Strategy

          We may, from time to time, utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Under the federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our gross income.

          We may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. The federal income tax rules applicable to REITs may require us to implement certain of these techniques through a TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate caps, swaps and swaptions;

•	U.S. treasury securities and options on U.S. treasury securities; and

•	other similar transactions.

          We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we seek (i) to match the maturities of our debt obligations with the maturities of our assets and (ii) to match the interest rates on our investments with like-kind debt (i.e., floating rate assets are financed with floating rate debt and fixed-rate assets are financed with fixed-rate debt), directly or through the use of interest rate swaps, caps or other financial instruments, or through a combination of these strategies. We expect this to allow us to minimize the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

          We may, from time to time, enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under short-term repurchase agreements. Interest rate swap agreements have historically been structured such that the party seeking the hedge protection receives payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of 30 to 90 days and carry interest rates that correspond favorably to the LIBOR rates for those same periods. The swap agreements will effectively fix our borrowing cost and will not be held for speculative or trading purposes.

          As of June 30, 2008, we had entered into various amortizing interest rate swap agreements with a number of counterparties whereby we swap a floating rate of interest in the liability we are hedging for a fixed rate of interest. The aggregate notional amount of these agreements was $1.0 billion. The weighted average fixed rate we paid on these interest rate swaps was 4.10% as of June 30, 2008.

          Interest rate management techniques do not eliminate interest rate risk but, rather, seek to mitigate it. See “Risk Factors—Risks Related to Our Business—Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to you.” and “—Our hedging strategies may not be successful in mitigating the risks associated with interest rates.”

Credit Analysis and Structuring

          We benefit from our Manager’s experience in credit analysis and investment structuring. The credit analysis process is driven by extensive research that focuses, where applicable, on the underlying collateral, servicer and structure of a loan or security, as well as the borrower or issuer, its management team and overall conditions in its industry. When conducting due diligence, our Manager evaluates a number of important business considerations, as well as relevant tax, accounting, environmental and legal issues in determining whether to proceed with an investment.

Risk Management

          Risk management is an integral component of our strategy to deliver returns to our stockholders. Because we have invested and will continue to invest primarily in fixed-income securities, investment losses from credit defaults, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we utilize financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by FIDAC. There can be no guarantee that these tools will protect us from market risks.

Conflicts of Interest

          We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers also serve as employees of our Manager or its affiliates. Our non-independent directors also serve as employees of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager and its officers and employees spend managing us.

          Our Manager has discretionary investment authority over a number of different funds and accounts. Although currently none of these funds or accounts have investment objectives that materially overlap with ours, it is possible in the future that our Manager may manage funds and accounts that may compete with us for investment opportunities. Also, to the extent our Manager manages investment vehicles (other than CDOs) that meet our investment objectives, our Manager will have an incentive to invest our funds in such investment vehicles because of the possibility of generating an additional incremental management fee. Our Manager may also invest in CDOs managed by it that could result in conflicts with us, particularly if we invest in a portion of the equity securities and there is a deterioration of value of such CDO before closing we could suffer an immediate loss equal to the decrease in the market value of the underlying investment. In addition, to the extent we seek to invest in Agency RMBS, we may compete for investment opportunities with Annaly. Our Manager has an investment allocation policy in place so that we may share equitably with other client accounts of our Manager and Annaly in all investment opportunities, particularly those involving an asset with limited supply, that may be suitable for our account and such other accounts. Our Manager’s policy also includes other controls designed to monitor and prevent any particular account or Annaly from receiving favorable treatment over any other fund or account. This investment policy may be amended by our Manager at any time without our consent. To the extent FIDAC’s, Annaly’s, or our business evolves in such a way to give rise to conflicts not currently addressed by our Manager’s investment allocation policy, our Manager may need to refine its policy to handle any such situations. To avoid any actual or perceived conflicts of interest with our Manager, an investment in any security structured or managed by our Manager will be approved by a majority of our independent directors.

          The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, other entities for which or Manager also acts as an investment manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities.

          We have agreed to pay our Manager a base management fee that is not tied to our performance. The base management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us.

          It is difficult and costly to terminate the management agreement we have entered into with our Manager without cause. Our independent directors will review our Manager’s performance and the management fees annually, and following the initial term, the management agreement provides that it may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by Annaly or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180-days’ prior notice of any such termination. Upon such termination, we will pay our Manager a termination fee equal to three times the average annual base management fee earned by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause. In addition, we have entered into a repurchase agreement with Annaly, our Manager’s parent, to finance our RMBS. This financing arrangement may make us less likely to terminate our Manager. It could also give rise to further conflicts because Annaly may be a creditor of ours. As one of our creditors, Annaly’s interests may diverge from the interests of our stockholders.

          Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee.

          The management agreement provides that our Manager will not assume any responsibility other than to provide the services called for by the management agreement. It further provides that our Manager will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its officers, stockholders, managers, directors, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities

          FIDAC will abide by its allocation policy and thus will offer us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with FIDAC’s allocation policy described below, we might not participate in each such opportunity but will on an overall basis equitably participate with FIDAC’s other clients in all such opportunities. FIDAC allocates investments to eligible accounts, including us, based on current demand according to the market value of the account (which is the amount of available capital that, consistent with such account’s investment parameters, may be invested in a proposed investment). An account has current demand if it has positive market value. For certain transactions that cannot be allocated on a pro rata basis, such as in the case of “whole pool” trades, our Manager will endeavor to allocate such purchases over time in a fair and equitable manner. If the investment cannot fulfill the pro rata allocation or be allocated in marketable portions, the investment is allocated on a rotational basis to accounts with current demand, with an emphasis placed on those accounts that were excluded in prior allocations, but without any preference given to accounts based on their market value. The rotational system is determined by FIDAC’s chief investment officer and is overseen by its compliance officer to ensure fair and equitable investment allocation to all accounts in accordance with the 1940 Act.

Operating and Regulatory Structure

          REIT Qualification

          We have elected and intend to qualify to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2007. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our manner of operation enables us to meet the requirements for qualification and taxation as a REIT.

          As a REIT, we generally will not be subject to federal income tax on our REIT taxable income we distribute currently to you. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

          1940 Act Exemption

          We operate our business so that we are exempt from registration under the 1940 Act. We intend to rely on the exemption from registration provided by Section 3(c)(5)(C) of the 1940 Act, a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

          To qualify for the exemption, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We do not intend to issue redeemable securities.

          Based on no-action letters issued by the Staff of the Securities and Exchange Commission we classify our investment in residential mortgage loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

          We also consider RMBS such as Agency Whole Pool Certificates to be qualifying real estate assets. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 80% test. Compliance with the 1940 Act may require us to purchase Agency Whole Pool Certificates.

          We treat our ownership interest in pools of whole loan RMBS, in cases in which we acquire the entire beneficial interest in a particular pool, as qualifying real estate assets based on no-action positions of the Staff of the Securities and Exchange Commission. We generally do not expect our investments in CMBS and other RMBS investments to constitute qualifying real estate assets for the 55% test, unless such treatment is consistent with guidance of the Staff of the Securities and Exchange Commission. Instead, these investments generally will be classified as real estate-related assets for purposes of the 80% test. We do not expect that our investments in CDOs or other ABS will constitute qualifying real estate assets. We may, however, treat our equity interests in a CDO issuer that we determine is a “majority owned subsidiary” and that is exempt from 1940 Act registration under Section 3(c)(5)(C) of the 1940 Act as qualifying real estate assets, real estate-related assets, and miscellaneous assets in the same proportion as the assets in such CDO are qualifying real estate assets, real estate-related assets and miscellaneous assets. We may in the future, however, modify our treatment of such CDO equity to conform to guidelines provided by the Staff of the Securities and Exchange Commission.

          We also invest in other types of RMBS and CMBS, which we will not treat as qualifying real estate assets for purposes of determining our eligibility for the exemption from registration provided by Section 3(c)(5)(C) unless such treatment is consistent with guidance of the Staff of the Securities and Exchange Commission. We have not requested no-action or other interpretative guidance or applied for an exemptive order with respect to the treatment of such assets. In the absence of guidance of the Staff of the Securities and Exchange Commission that otherwise supports the treatment of such investments as qualifying real estate assets, we will treat them, for purposes of determining our eligibility for the exemption from registration provided by Section 3(c)(5)(C), as real estate-related assets or miscellaneous assets as appropriate. Any additional guidance from the Staff of the Securities and Exchange Commission could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

          We monitor our assets to ensure that at least 55% of our assets consist of qualifying real estate assets, and that at least 80% of our assets consist of qualifying real estate assets and real estate-related assets. We expect, when required due to the mix of our investments, to acquire pools of whole loan RMBS for compliance purposes. Investments in such pools may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy.

          Licensing

          We may be required to be licensed to purchase and sell previously originated residential mortgage loans in certain jurisdictions (including the District of Columbia) in which we will conduct our business. We are currently in the process of obtaining those licenses, if required. Our failure to obtain or maintain licenses will restrict our investment options. We will consummate this offering even if we have not yet obtained such licenses. We intend to be licensed in those states where licenses are required to purchase or sell previously originated mortgage loans as soon as reasonably practicable.

Policies with Respect to Certain Other Activities

          If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

          We may offer equity or debt securities to repurchase or otherwise reacquire our shares, meet liquidity obligations, or for working capital purposes or other reasons. In addition, we may borrow money to finance the acquisition of investments. We intend to use traditional forms of financing, such as repurchase agreements. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.

          We engage in the purchase and sale of investments. We will not underwrite the securities of other issuers. We will not make loans to other persons or invest in the securities of other issuers for the purpose of exercising control of those entities.

          Our board of directors may change any of these policies without prior notice to you or a vote by our stockholders.

Competition

          Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate-related assets, we will compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, including a number that have been recently formed, and others that may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase. Many of our competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more favorable relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

Staffing

          We are managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of our Manager or its affiliates. We will have no employees upon completion of this offering other than our officers. See “Our Manager and the Management Agreement—Management Agreement.”

Legal Proceedings

          Neither we nor our Manager is currently subject to any legal proceedings which it considers to be material.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

          We are externally advised and managed by our Manager. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 and the telephone number of our Manager’s executive offices is (212) 696-0100.

Officers of Our Manager

          The following sets forth certain information with respect to the executive officers and employees of our Manager:

Name	Age	Position Held with our Manager

Michael A.J. Farrell	57	Chairman of the Board, President and Chief Executive Officer
Wellington J. Denahan-Norris	44	Vice Chairman of the Board, Chief Investment Officer and Chief Operating Officer
Kathryn F. Fagan	41	Chief Financial Officer and Treasurer
Jeremy Diamond	45	Managing Director
Ronald Kazel	40	Managing Director
R. Nicholas Singh	49	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
James P. Fortescue	35	Managing Director and Head of Liabilities
Kristopher Konrad	34	Managing Director and Co-Head Portfolio Management
Rose-Marie Lyght	35	Managing Director and Co-Head Portfolio Management
Matthew Lambiase	42	Executive Vice President, Structured Products
Christian J. Woschenko	48	Executive Vice President
William B. Dyer	61	Executive Vice President
A. Alexandra Denahan	38	Controller
Konstantin Pavlov	37	Senior Vice President and Senior Repo Trader
Eric Szabo	33	Executive Vice President and Investment Strategist
Kevin Riordan	52	Director

          Michael A.J. Farrell is the Chief Executive Officer, President and founder of FIDAC and Chairman, Chief Executive Officer, President and one of the founders of Annaly. Mr. Farrell was a founder of FIDAC in July 1994 and since November 1994 he has been its President and Chief Executive Officer. Mr. Farrell was elected on December 5, 1996 to serve as Chairman of the Board and Chief Executive Officer of Annaly. Mr. Farrell was appointed as Annaly’s President effective January 1, 2002. Mr. Farrell is a member of our Manager’s Investment Committee. Prior to founding FIDAC, from February 1992 to July 1994, Mr. Farrell served as President of Citadel Funding Corporation. From April 1990 to January 1992, Mr. Farrell was a Managing Director for Schroder Wertheim & Co. Inc., in its Fixed Income Department. In addition to being the former Chairman of the Primary Dealers Operations Committee of the Public Securities Association (from 1981 through 1985) and its Mortgage Backed Securities Division, he is a former member of the Executive Committee of its Primary Dealers Division (from 1983 through 1988). Mr. Farrell has served on the board of directors for the US Dollar Floating Rate Fund, Ltd. since August 1994 and the board of governors of the National Association of Real Estate Investment Trusts since January 2000 and has been the Chairman of the board of trustees of the Oratory Preparatory School since June 2004.

          Wellington J. Denahan-Norris is the Vice-Chairman of Annaly, and Chief Investment Officer and Chief Operating Officer of Annaly and FIDAC. Ms. Denahan-Norris is a member of our Manager’s Investment Committee. Ms. Denahan-Norris was elected on December 5, 1996 to serve as Vice Chairman of the Board and a director of Annaly. Ms. Denahan-Norris was appointed Annaly’s Chief Operating Officer in January 2006. Ms. Denahan-Norris has been the Chief Investment Officer of Annaly since 1996. She was a founder of Annaly and has been the Chief Operating Officer of FIDAC since January 2006. She has been FIDAC’s Senior Vice President since March 1995, Treasurer since July 1994 and Chief Investment Officer since February 1997. From July 1994 through March 1995 she was a Vice President of FIDAC. She is also responsible for the development of Annaly and FIDAC’s in-house portfolio systems. Ms. Denahan-Norris has been the Portfolio Manager for the U.S. Dollar Floating Rate Fund since its inception in August 1994. Prior to joining FIDAC, from March 1992 to July 1994, Ms. Denahan-Norris had been Vice President responsible for asset selection and financing at Citadel Funding Corporation. Prior to joining Citadel she had been a trader on the mortgage-backed securities desk at Schroder

Wertheim and Co. Inc. from July 1991 to March 1992. She has a Bachelors Degree in Finance from Florida State University and attended the New York Institute of Finance for intense mortgage-backed securities studies.

          Kathryn F. Fagan is our Manager’s and Annaly’s Chief Financial Officer and Treasurer. Ms. Fagan was employed by Annaly and FIDAC on April 1, 1997 in the positions of Chief Financial Officer and Treasurer of each of Annaly and FIDAC. From June 1, 1991 to February 28, 1997, Ms. Fagan was Chief Financial Officer and Controller of First Federal Savings & Loan Association of Opelousas, Louisiana. First Federal is a publicly owned savings and loan that converted to the stock form of ownership during her employment period. Ms. Fagan’s responsibilities at First Federal included all financial reporting, including reports for internal use and reports required by the SEC and the Office of Thrift Supervision. During the period from September 1988 to May 1991, Ms. Fagan was employed as a bank and savings and loan auditor by John S. Dowling & Company, a corporation of Certified Public Accountants. Ms. Fagan is a Certified Public Accountant and has an M.B.A. from the University of Southwestern Louisiana.

          Jeremy Diamond is one of our Directors. He is also a Managing Director for FIDAC and Annaly and a member of our Manager’s Investment Committee. He joined Annaly and FIDAC in March 2002. From 1990 to 2002 he was President of Grant’s Financial Publishing, a financial research company and publisher of Grant’s Interest Rate Observer. In addition to his responsibilities as principal business executive, Mr. Diamond conducted security analysis and financial market research. Mr. Diamond began his career as an analyst in the investment banking group at Lehman Brothers. Mr. Diamond has an M.B.A. from UCLA and a Bachelors Degree from Princeton University.

          Ronald Kazel is a Managing Director for Annaly and FIDAC. Mr. Kazel is a member of our Manager’s Investment Committee. Mr. Kazel joined these companies in December 2001. Before joining Annaly and FIDAC, Mr. Kazel was a Senior Vice President in Friedman Billings Ramsey’s financial services investment banking group. During his tenure there, he was responsible for structuring both the private and public equity offerings for Annaly in 1997. From 1991 to 1996, Mr. Kazel served as a Vice President at Sandler O’Neill & Partners where he was involved in asset/liability management and mortgage-backed securities analysis and sales. Mr. Kazel has a Bachelor of Science in Finance and Management from New York University.

          R. Nicholas Singh is Executive Vice President and serves as General Counsel, Corporate Secretary and Chief Compliance Officer for Annaly and FIDAC. Before joining these companies in February 2005, Mr. Singh was a partner at the law firm McKee Nelson LLP. Mr. Singh has experience in a broad range of public and private transactions. Before joining McKee Nelson, he was a partner at the law firm of Sidley Austin, LLP. Mr. Singh received a J.D. from the Washington College of Law, American University, an M.A. from Columbia University and a Bachelors Degree from Carleton College.

          James P. Fortescue is a Managing Director and Head of Liabilities for FIDAC and Annaly. Mr. Fortescue is a member of our Manager’s Investment Committee. He started with FIDAC in June 1995 where he was in charge of finding financing on mortgage-backed and corporate bonds for regional dealers. In September 1996 he expanded his responsibilities for all financing activities which included trading and structuring all liabilities, coordinating trade settlements with broker dealers and maintaining the relationships with these dealers. Mr. Fortescue has been in charge of liability management for Annaly since its inception, and continues to oversee all financing activities for FIDAC. Mr. Fortescue holds a Bachelors Degree in Finance from Siena College.

          Kristopher Konrad is a Managing Director and Co-Head of Portfolio Management for FIDAC and Annaly. Mr. Konrad is a member of our Manager’s Investment Committee. He has worked for both companies since October 1997. Currently, Mr. Konrad is a portfolio manager for Annaly and has served in this capacity since December 2000. Before this, he was head of financing for the US Dollar Floating Rate Fund, Ltd. and assisted with the management of FIDAC’s high net worth separate accounts. Mr. Konrad has a Bachelors Degree in Business from Ithaca College and has attended the New York Institute of Finance for intense mortgage-backed securities studies.

          Rose-Marie Lyght is a Managing Director and Co-Head of Portfolio Management for FIDAC and Annaly. Ms. Lyght is a member of our Manager’s Investment Committee. She joined both companies in April 1999. Since that time she has been involved in the asset selection and financing for FIDAC’s funds and high net worth separate accounts. She has been a portfolio manager of the US Dollar Floating Rate Fund, Ltd. since December 2000. Ms. Lyght has a Bachelor of Science in Finance and an M.B.A. from Villanova University.

          Matthew Lambiase is our President and Chief Executive Officer, and one of our Directors. He is Executive Vice President, Structured Products for Annaly and FIDAC and a member of our Manager’s Investment Committee. He joined these companies in June 2004. Before joining Annaly and FIDAC, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc. Over his 11 year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors. Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group. Mr. Lambiase has a Bachelors Degree in Economics from the University of Dayton.

          Christian J. Woschenko is our Manager’s Executive Vice President and serves as our Head of Investments. Before joining FIDAC in August 2007, Mr. Woschenko worked at PHH Mortgage since 2005 with responsibilities for arranging, modeling and pricing the securitizations of their non-Agency residential mortgage production. He was a member of both PHH’s Credit Committee and Interest Rate Risk Committee. Previously, Mr. Woschenko was employed as Senior Mortgage Credit Trader at RBC Capital, Senior Asset Backed Securities Banker at BB&T Capital Markets and as a Principal in Mortgage Trading at Mariner Capital Management. Mr. Woschenko has a Bachelors Degree in Accounting from Widener University.

          William B. Dyer is our Manager’s Executive Vice President and serves as our Head of Underwriting. Before joining FIDAC in August 2007, Mr. Dyer was Vice President, Credit Risk Management for PHH Mortgage Corporation from 1997 where his responsibilities included supervision of the Credit Solutions Department. Mr. Dyer was Vice President at the Fixed-Income Division of Nomura Asset Capital Corporation from 1994 to 1997, where he managed deal-related activities critical for the securitization or sale of the mortgage loans. Mr. Dyer has an M.B.A. from St. John’s University and a Bachelor of Science from St. Francis College.

          A. Alexandra Denahan is our Chief Financial Officer and Secretary, and the Controller of Annaly and FIDAC. Before joining Annaly and FIDAC in October 2002, Ms. Denahan was a business consultant in Fort Lauderdale, Florida. Ms. Denahan has a Bachelors Degree in Accounting and an M.B.A. from Florida Atlantic University.

          Konstantin Pavlov is Senior Vice President and Senior Repo Trader of Annaly and FIDAC. He has worked for both companies since March of 2001. Since 2004, Mr. Pavlov has assisted in the financing for Annaly and oversees the financing for the FIDAC accounts. Mr. Pavlov has a Bachelors Degree from San Diego State University.

          Eric Szabo is an Executive Vice President and Investment Strategist for Annaly and FIDAC. Mr. Szabo is a member of our Manager’s Investment Committee. Before joining these companies in April 2004, he worked for Times Square Capital Management as a Mortgage Analyst and Trader since 2001. Mr. Szabo has a Bachelor’s Degree from The College of New Jersey and a M.A. in Finance from Boston College. Mr. Szabo is a PRMIA certified Professional Risk Manager and a CFA charterholder.

          Kevin Riordan is an officer of Annaly and FIDAC whose title with each of Annaly and FIDAC is “Director.” Mr. Riordan joined these companies in May 2008. Before joining Annaly and FIDAC, Mr. Riordan was the Commercial Mortgage Securities Group Managing Director at TIAA-CREF. During his tenure there, he was responsible for the oversight of their $22 billion commercial real estate securities portfolio which included CMBS and CDO securities, REIT debt, REIT common and preferred stock, and the origination of small balance commercial mortgage loans. He is a member of the Commercial Mortgage Securities Association and currently serves as chair of the Government Relations Committee. Mr. Riordan is a Certified Public Accountant and received a B.A. in accounting from Rutgers-Newark College of Arts and Sciences and an M.B.A. in Finance from Seton Hall University.

Investment Committee

          The role of our Investment Committee is to review and approve our investment policies, our investment portfolio holdings and related compliance with our investment policies. The Investment Committee meets as frequently as necessary in order for us to achieve our investment objectives. Our Manager has an Investment Committee of our Manager’s professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Ronald Kazel, Jeremy Diamond, Eric Szabo and Matthew Lambiase. For biographical information on the members of our Investment Committee, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Management Agreement

          We have entered into a management agreement with Fixed Income Discount Advisory Company, our Manager, pursuant to which it provides for the day-to-day management of our operations.

          The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as are appropriate, which include, without limitation, the following:

(i)

serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which will be approved by a majority of our independent directors;

(ii)

investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of investments consistent with the investment guidelines;

(iii)

with respect to prospective purchases, sales, or exchanges of investments, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv)

negotiating and entering into, on our behalf, credit finance agreements, repurchase agreements, securitizations, commercial paper, CDOs, interest rate swaps, warehouse facilities and all other agreements and instruments required for us to conduct our business;

(v)

engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services as may be required relating to our investments;

(vi)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

(vii)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(viii)

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)

communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)	counseling us in connection with policy decisions to be made by our board of directors;

(xi)

evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our status as a REIT, and with the investment guidelines;

(xii)

counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xiii)

counseling us regarding the maintenance of our exemption from the 1940 Act and monitoring compliance with the requirements for maintaining an exemption from the 1940 Act and using commercially reasonable efforts to cause us to maintain such exemption from registration from the status as an investment company under the 1940 Act;

(xiv)

assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

(xv)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvi)

monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)

investing and re-investing any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xviii)

causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xix)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxi)

assisting us in taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code applicable to REITs;

(xxii)

placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii)

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with the Manager of its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxiv)

using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxv)

representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxvi)

advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii)

performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxviii)	using commercially reasonable efforts to cause us to comply with all applicable laws.

          Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its officers, its stockholders, managers, directors, officers, employees, any person controlling or controlled by the Manager and any person providing sub-

advisory services to the Manager, is not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its members and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. For the avoidance of doubt, our Manager is not liable for trade errors that may result from ordinary negligence, such as errors in the investment-decision making process (e.g., a transaction was effected in violation of our investment guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager carries errors and omissions and other customary insurance at the time of this offering.

          Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a president, chief executive officer, head of underwriting, head of investments, and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us.

          The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on December 31, 2010 and will be automatically renewed for a one year term each anniversary date thereafter unless previously terminated as described below. Our independent directors review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of a least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock (other than those shares held by Annaly or its affiliates), based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180-days’ prior notice of any such termination. Our Manager will be paid a termination fee equal to three times the average annual base management fee earned by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

          We may also terminate the management agreement, without the payment of any termination fee, with 30 days’ prior written notice from our board of directors for cause, which is defined as:

•

our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	the dissolution of our Manager; and

•	change of control of our Manager or Annaly.

          We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement. Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. Our Manager, however, may assign certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

          Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days, written notice. If the management agreement is terminated by the Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management Fees

          We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

          Base Management Fee

          We pay our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum, calculated quarterly, of our stockholders’ equity. For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount is adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The base management fee is reduced, but not below zero, by our proportionate share of any CDO base management fees FIDAC receives in connection with the CDOs in which we invest, based on the percentage of equity we hold in such CDOs. The base management fee is payable independent of the performance of our investment portfolio. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. If we invest in any collateralized debt obligation or investment fund managed by our Manager or any of its affiliates, then the annual base management fee payable by us to our Manager is reduced by an amount equal to the base management fee allocable to the equity supporting our investment in such collateralized debt obligation or investment fund, except in cases where our Manager or any of its affiliates does not receive a fee in connection with the management of such collateralized debt obligation or investment fund.

          Our Manager’s base management fee is calculated by our Manager within 30 days after the end of each quarter and such calculations are promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of our Manager’s written statement setting forth the computation of the base management fee for such quarter.

          Reimbursement of Expenses

          Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

          We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses. The expenses required to be paid by us include, but are not limited to:

(i)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

(ii)

costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

(iv)

costs associated with the establishment and maintenance of any of our credit facilities or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

(v)

expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

(vi)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for us;

(vii)

expenses incurred by managers, officers, employees and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our credit facilities and other indebtedness or any of our securities offerings;

(viii)	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix)	compensation and expenses of our custodian and transfer agent, if any;

(x)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)	all taxes and license fees;

(xii)	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its employees;

(xiii)	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

(xiv)

all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xv)

expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

(xvi)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency; and

(xviii)	all other expenses actually incurred by our Manager which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

          In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. These expenses are allocated between FIDAC and us based on the ratio of our proportion of gross assets compared to all remaining gross assets managed by FIDAC as calculated at each quarter end. We and FIDAC will modify this allocation methodology, subject to our board of directors’ approval if the allocation becomes inequitable (i.e., if we become very highly leveraged compared to FIDAC’s other funds and accounts). Currently, FIDAC has waived its right to request reimbursement from us of these expenses until such time as it determines to rescind that waiver.

          From November 21, 2007, the date we commenced operations, through December 31, 2007, our Manager earned base management fees of approximately $1.2 million, no incentive fees, and expense reimbursements of approximately $719 thousand. For the three months ended March 31, 2008 and June 30, 2008, our Manager earned base management fees of approximately $2.2 million and approximately $2.2 million, respectively, and no incentive fees. In October 2008, we and FIDAC amended our management agreement to reduce the base management fee from 1.75% per annum to 1.50% per annum of our stockholders’ equity and eliminate the incentive fees previously provided for in the management agreement.

MANAGEMENT

Our Directors and Executive Officers

          Our board of directors consists of five members. Our board of directors has determined that three of our directors satisfy the listing standards for independence of the NYSE.

          The following sets forth certain information with respect to our directors and executive officers:

Name	Age	Position Held with Us

Matthew Lambiase	42	Chief Executive Officer, President and Director
Christian J. Woschenko	48	Head of Investments
William B. Dyer	61	Head of Underwriting
A. Alexandra Denahan	38	Chief Financial Officer and Secretary
Paul Donlin*	47	Nonexecutive Chairman of the Board of Directors
Jeremy Diamond	45	Director
Mark Abrams*	59	Director
Paul A. Keenan*	41	Director

*          Independent directors

Biographical Information

          Executive Officers

          For biographical information on our executive officers, see “Our Manager and the Management Agreement—Officers of Our Manager.”

          Directors

          Pursuant to our charter, the board of directors is divided into three classes of directors. Our Class I Directors (Messrs. Donlin and Abrams) will serve until our annual meeting of stockholders in 2011, our Class II Directors (Messrs. Lambiase and Keenan) will serve until our annual meeting of stockholders in 2009; and our Class III Director (Mr. Diamond) will serve until our annual meeting of stockholders in 2010. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. Our bylaws provide that a majority of the entire board of directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Set forth below are the names and certain information on each of our directors.

          Class I Directors

          Paul Donlin is one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors. Mr. Donlin recently left Citigroup after a career that spanned 21 years. For the past 10 years at Citigroup, Mr. Donlin was in the securitization business, with his most recent position being the Head of Global Securitization in the Global Securitized Markets Business within Fixed Income. Earlier in his career at Citicorp, Mr. Donlin managed the Structured Finance and Advisory Unit of Citicorp’s Private Bank. Mr. Donlin has a B.S. from Georgetown University and an M.B.A. from Harvard University.

          Mark Abrams is one of our Class I Directors. Mr. Abrams has served as Chief Investment Officer of the Presidential Life Insurance Company since November 2003 and as Executive Vice President since 2005. He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2005. Before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994. Mr. Abrams currently serves as a director of the Insurance Company. Mr. Abrams has a B.A. from Hobart College.

          Class II Directors

          Matthew Lambiase is one of our Class II Directors. For biographical information on Mr. Lambiase, see “Our Manager and the Management Agreement—Officers of Our Manager.”

          Paul A. Keenan is one of our Class II Directors. Mr. Keenan has been with Kelley, Drye and Warren LLP since 2002 and is a partner and the head of Real Estate Finance at the law firm. Mr. Keenan has a J.D. from Seton Hall University and a B.A. from Rutgers, the State University of New Jersey.

          Class III Directors

          Jeremy Diamond is our Class III Director. For biographical information on Mr. Diamond, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Corporate Governance—Board of Directors and Committees

          Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the New York Stock Exchange and the regulations of the SEC. In connection with these independence determinations, our board of directors considered all of the relationships between each director, our Manager, and us, including those relationships deemed immaterial, and in particular the following relationship:

          Mr. Donlin, our Nonexecutive Chairman of the Board of Directors, has a direct economic interest in a separate account managed on a discretionary basis by FIDAC. The separate account managed on a discretionary basis by FIDAC has the same investment objectives and similar management fees as other FIDAC managed accounts and funds and amounts to less than 1% of the separate accounts and funds managed by FIDAC.

          In light of the ordinary course of business nature of these transactions, the size of the investment account as compared to the funds managed by FIDAC, and the nature of Mr. Donlin’s role as an investor in the investment account, the board of directors determined that these relationships are not material and that Mr. Donlin is “independent” within the meaning of the rules of the NYSE.

          As a result of this review, our board of directors, based upon the fact that none of our non-employee directors have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that three of our directors are independent directors under NYSE rules. Our independent directors are Mark Abrams, Paul Donlin and Paul A. Keenan. Jeremy Diamond and Matthew Lambiase are not considered independent because they are employees of our Manager.

          Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Audit Committee

          Our board of directors has established an audit committee, which is composed of each of our independent directors, Messrs. Donlin, Abrams and Keenan. Mr. Abrams chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our independent registered public accounting firm and any internal auditors; and

•	acting as a “Qualified Legal Compliance Committee” as defined in the applicable rules of the SEC.

          The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

          Our board of directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The audit committee meets the requirements for independence under, and the functioning of the audit committee complies with, current rules of the SEC and NYSE.

Compensation Committee

          Our board of directors has established a compensation committee, which is composed of each of our independent directors, Messrs. Donlin, Abrams and Keenan. Mr. Keenan chairs the compensation committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement;

•	recommend to the board of directors the compensation for our independent directors; and

•	administer the issuance of any securities under our equity incentive plan to our employees or the employees of our Manager or its affiliates.

          Our board of directors has determined that all of the directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules. The compensation committee meets the requirements for independence under, and the functioning of the committee complies with, current rules of the NYSE.

Nominating and Corporate Governance Committee

          Our board of directors has established a nominating and corporate governance committee, which is composed of each of our independent directors, Messrs. Donlin, Abrams and Keenan. Mr. Donlin chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the nominating and corporate governance committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

          Our board of directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules. The nominating and corporate governance committee meets the requirements for independence under, and the functioning of the committee complies with, current rules of the NYSE.

Code of Business Conduct and Ethics

          Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

          Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

          We compensate only those directors who are independent under the NYSE listing standards. Any member of our board of directors who is also an employee of our Manager is referred to as an excluded director. Each excluded director does not receive additional compensation for serving on our board of directors. Each independent director receives an annual fee for their services of $45,000. The chair of our audit committee receives an additional annual fee of $10,000 for his service in such capacity. Each independent director receives a fee of $500 for attendance at every in-person meeting of the board of directors or committee of the board of directors and a fee of $250 for attendance at every telephonic meeting of the board of directors or committee of the board of directors. Fees to our independent directors are paid in cash or shares of our common stock at the election of each director. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

          Our independent directors are eligible to receive restricted common stock, option and other stock-based awards under our equity incentive plan.

Director Summary Compensation Table

          The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Deferred Compensation Earnings	All Other Compensation	Total

Mark Abrams	$7,082	—	—	—	—	—	$7,082
Paul Donlin	$5,794	—	—	—	—	—	$5,794
Paul A. Keenan	$5,794	—	—	—	—	—	$5,794

(1)	Reflects fees we paid each independent director from the date of their appointment as director on November 15, 2007 to December 31, 2007.

Executive Compensation

          We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Our executive officers are compensated by our Manager. Our Manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by, or paid to our executive officers by our Manager that relates solely to their services to us.

Equity Incentive Plan

          We have adopted an equity incentive plan to provide incentives to our independent directors, employees of our Manager and its affiliates, including Annaly, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel. The equity incentive plan is administered by the compensation committee of our board of directors. Unless terminated earlier, our equity incentive plan will terminate in 2017, but will continue to govern unexpired awards.

          Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Annaly with this offering immediately after this offering and shares to be sold pursuant to the exercise of the underwriters’ overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. Upon completion of this offering, the number of issued and outstanding shares of our common stock will increase and, therefore, the number of shares available for issuance under our equity incentive plan will increase by 8% of the number of shares of common stock issued in this offering, including shares sold pursuant to the exercise of the underwriters’ overallotment option, up to a ceiling of 40,000,000 shares. As of June 30, 2008, we have granted 1,301,000 shares of restricted stock under our equity incentive plan.

          Our equity incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The compensation committee determines the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the compensation committee.

          Our equity incentive plan also permits the granting of shares of our common stock in the form of restricted common stock. A restricted common stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.

          Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our equity incentive plan. The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards, dividend equivalent rights, and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

          Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would diminish any of the rights of such participant under any award granted under the plan. Approval of the stockholders, however, is required for any amendment that would, other than through adjustment as provided in the incentive plan:

•	increase the total number of shares of our common stock reserved for issuance under the incentive plan;

•	change the class of eligible participants under the incentive plan;

•	reprice any option or stock appreciation right; or

•	otherwise require such approval.

          Our equity incentive plan provides that the compensation committee of our board of directors has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the equity incentive plan if there is a change in control of us.

          Under our equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any two year period our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) the adoption by our board of directors of a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Equity Compensation Plan Information

          We have adopted a long term stock incentive plan, or Incentive Plan, to provide incentives to our independent directors, employees of our Manager and its affiliates to stimulate their efforts towards our continued success, long-term growth and profitability and to attract, reward and retain personnel and other service providers. The Incentive Plan authorizes the compensation committee of the board of directors to grant awards, including incentive stock options as defined under Section 422 of the Code, or ISOs, non-qualified stock options, or NQSOs, restricted shares and other types of incentive awards. The Incentive Plan authorizes the granting of options or other awards for an aggregate of 8% of the outstanding shares of our common stock (excluding shares from this offering), up to a ceiling of 40,000,000 shares. For a description of our Incentive Plan, see Note 10 to the Financial Statements.

          The following table provides information as of December 31, 2007 concerning shares of our common stock authorized for issuance under our existing Incentive Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders(1)	—	—	3,016,445
Equity Compensation Plans Not Approved by Stockholders(2)	—	—	—

Total	—	—	3,016,445

(1)

The amount does not give effect to the 1,301,000 shares of restricted common stock issued subsequent to December 31, 2007 to our Manager’s employees and to our independent directors under our equity incentive plan or increases because of this offering. Each of our independent directors was granted 3,000 shares of our restricted common stock which fully vested on January 2, 2008. The restricted common stock approved as grants to our officers and other employees of our Manager or its affiliates will vest in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008, or all outstanding unvested shares will fully vest on the death of the individual.

(2)	We do not have any equity plans that have not been approved by our stockholders.

Restricted Common Stock Awards

          We made grants on January 2, 2008 of 1,301,000 shares of restricted common stock to our executive officers and other employees of our Manager or its affiliates, and our independent directors. Each independent director was granted 3,000 shares of our restricted common stock which fully vested on January 2, 2008. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008, of which 73,600 shares vested and 6,713 shares were forfeited during the six months ended June 30, 2008. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates that remain outstanding and are unvested will fully vest on the death of the individual. The 1,227,400 shares of our restricted common stock granted to our executive officers and other employees of our Manager or its affiliates and to our independent directors that remains unvested as of June 30, 2008 represents approximately 0.8% of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly with this offering immediately after this offering but excluding any shares to be sold pursuant to the exercise of the underwriters’ overallotment option) based on the assumption that 110,000,000 shares of our common stock will be issued in this offering. We will not make distributions on shares of restricted stock which have not vested.

Indemnification and Limitation on Liability; Insurance

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

          Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding because of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party because of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party because of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

          Under Maryland law, however, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

          We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

PRINCIPAL STOCKHOLDERS

          Immediately prior to the completion of this offering, there will be 38,988,683 shares of our common stock outstanding and 82 stockholders of record. The following table sets forth certain information, as of October 23, 2008 and immediately after this offering, regarding the ownership of each class of capital stock by:

•	each of our directors;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors and officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

          Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

	Percentage of Common Stock Outstanding

	As of October 23, 2008		Immediately After This Offering(1)(2)

Name	Shares Owned	Percentage	Shares Owned	Percentage

Matthew Lambiase(3)	90,000	*	90,000	*
Christian J. Woschenko(4)	88,973	*	88,973	*
William B. Dyer(5)	69,469	*	69,469	*
A. Alexandra Denahan(6)	70,000	*	70,000	*
Paul Donlin(7)	3,324	*	103,324	*
Jeremy Diamond(8)	68,524	*	68,524	*
Mark Abrams(9)	3,000	*	3,000	*
Paul A. Keenan(10)	3,324	*	3,324	*
All Directors and Officers as a Group	396,794	1.0%	496,794	*
FMR LLC(11)	4,804,138	12.3%	4,804,138	3.0%
ValueAct Capital Master Fund III, L.P.(12)	4,532,628	11.6%	4,532,628	2.8%
LMM LLC; Legg Mason Opportunity
Trust; Legg Mason Capital Management,
Inc.; and Legg Mason Special Investment
Trust, Inc.(13)	4,423,984	11.3%	4,423,984	2.8%
Annaly Capital Management, Inc.(14)	3,621,581	9.3%	15,302,996	9.5%
Marc C. Cohodes(15)	3,618,057	9.3%	3,618,057	2.3%
Avenir Corporation(16)	3,037,059	7.8%	3,037,059	1.9%
Capital Research Global Investors(17)	2,239,800	5.7%	2,239,800	1.4%
Reed Conner & Birdwell, LLC(18)	1,945,738	5.0%	1,945,738	1.2%

*	Less than 1 percent.

(1)	Includes vested and unvested shares of restricted common stock approved as grants to our independent directors and employees of our Manager or its affiliates.

(2)

Assumes the issuance of 110,000,000 shares offered hereby and the sale of 11,681,415 shares of our common stock in a private offering immediately after this offering at the same price per share as the price per share of this public offering. Does not include any shares of common stock reserved for issuance upon exercise of the underwriters’ option. Assumes that no existing holder of shares of our common stock, other than Annaly, purchases shares in this offering.

(3)

Mr. Lambiase, our Chief Executive Officer, President and one of our directors, beneficially owns 90,000 shares. Mr. Lambiase was awarded 90,000 shares of restricted common stock which vest in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008. As of October 23, 2008, 9,000 shares have vested, no shares will vest within 60 days of October 23, 2008 and 81,000 shares will vest more than 60 days after October 23, 2008.

(4)

Mr. Woschenko, our Head of Investments, beneficially owns 88,973 shares. Mr. Woschenko was awarded 90,000 shares of restricted common stock which vest in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008. As of October 23, 2008, 7,973 shares have vested, no shares will vest within 60 days of October 23, 2008 and 81,000 shares will vest more than 60 days after October 23, 2008.

(5)

Mr. Dyer, our Head of Underwriting, beneficially owns 69,469 shares. Mr. Dyer was awarded 70,000 shares of restricted common stock which vest in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008. As of October 23, 2008, 6,649 shares have vested, no shares will vest within 60 days of October 23, 2008 and 63,000 shares will vest more than 60 days after October 23, 2008.

(6)

Ms. Denahan, our Chief Financial Officer and Secretary, beneficially owns 70,000 shares. Ms. Denahan was awarded 70,000 shares of restricted common stock which vest in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008. As of October 23, 2008, 7,000 shares have vested, no shares will vest within 60 days of October 23, 2008 and 63,000 shares will vest more than 60 days after October 23, 2008.

(7)

Mr. Donlin is one of our directors. Mr. Donlin, our Nonexecutive Chairman of the Board of Directors, intends to purchase 100,000 shares of our common stock through one of the underwriters in this offering.

(8)

Mr. Diamond, one of our directors, beneficially owns 68,524 shares. Mr. Diamond was awarded 70,000 shares of restricted common stock which vest in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008. As of October 23, 2008, 5,524 shares have vested, no shares will vest within 60 days of October 23, 2008 and 63,000 shares will vest more than 60 days after October 23, 2008.

(9)	Mr. Abrams is one of our directors.

(10)	Mr. Keenan is one of our directors.

(11)

The business address for this stockholder is 82 Devonshire Street, Boston, MA 02109. Based solely on information contained in a Schedule 13G dated June 10, 2008 filed by FMR LLC. The Schedule 13G reports that FMR LLC has sole dispositive power over 4,804,138 shares and sole voting power over 390,220 shares, and that Edward C. Johnson III has sole dispositive power over 4,804,138 shares.

(12)

The business address for this stockholder is c/o ValueAct Capital, 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133. Based solely on information contained in a Schedule 13D filed by ValueAct Capital Master Fund III, L.P., VA Partners III, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., and ValueAct Holdings GP, LLC on April 24, 2008 as amended on May 14, 2008, June 9, 2008, June 24, 2008, and October 21, 2008, respectively. ValueAct Capital Master Fund III, L.P. has been granted a waiver to own up to 12% of our common stock.

(13)

The business address for these stockholders is 100 Light Street, Baltimore, MD 21202. Based solely on information contained in a Schedule 13G filed jointly by LMM LLC, Legg Mason Opportunity Trust, Legg Mason Capital Management, Inc. and Legg Mason Special Investment Trust, Inc. on December 10, 2007 as amended on February 14, 2008 and August 11, 2008, respectively. LMM LLC has shared voting and dispositive power over 1,167,784 shares of common stock. Legg Mason Capital Management, Inc. has shared voting and dispositive power over 3,256,200 shares of common stock. Legg Mason Opportunity Trust has been granted a waiver to own up to 15% of our common stock.

(14)

Annaly owns our Manager. The business address for this stockholder is 1211 Avenue of the Americas, Suite 2902, New York, NY 10036. Annaly has been granted a waiver to own up to 12% of our common stock.

(15)

The business address for this stockholder is c/o Copper River Management, L.P., 12 Linden Place, Second Floor, Red Bank, NJ 07701. Based solely on information contained in a Schedule 13G filed by Marc C. Cohodes on February 12, 2008. The shares shown as beneficially owned by Marc C. Cohodes reflect shares of common stock held by Copper River Partners, L.P., a New York limited partnership, and the other investment funds and accounts over which Marc C. Cohodes holds investment control and voting control with respect to their investments (collectively the “Funds”). Mr. Cohodes by virtue of his position as (i) a managing partner of Copper River, and (ii) the managing member of Copper River Management, L.L.C., the investment advisor to the Funds, possesses the sole power to vote and the sole power to direct the disposition of all 3,618,057 of these shares.

(16)

The business address for this stockholder is 1919 Pennsylvania Avenue NW, 4th Floor, Washington, DC 20006. Based solely on information contained in a Schedule 13G filed by Avenir Corporation on June 10, 2008 and in a Schedule 13D filed by Avenir Corporation on October 21, 2008 as amended on October 23, 2008, respectively.

(17)

The business address for this stockholder is 333 South Hope Street, Los Angeles, CA 90071. Based solely on information contained in a Schedule 13G filed by Capital Research Global Investors on February 12, 2008. Capital Research Global Investors has sole dispositive power and voting power over 2,239,800 shares of common stock as a result of it acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(18)

The business address for this stockholder is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025. Based solely on information contained in a Schedule 13G filed by Reed Conner & Birdwell, LLC on April 2, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

          We have entered into a management agreement with FIDAC, our Manager, pursuant to which it provides the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. See “Our Manager and the Management Agreement—Management Agreement.”

          Our chief executive officer and president, chief financial officer, head of underwriting, treasurer, controller, secretary, and head of investments also serve as employees of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Business—Conflicts of Interest “ and “Risk Factors—Risks Associated with Our Management and Relationship with Our Manager—There are conflicts of interest in our relationship with our Manager which could result in decisions that are not in your best interests.”

Restricted Common Stock Awards

          Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Annaly immediately after this offering and shares to be sold pursuant to the exercise of the underwriters’ overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. Each independent director was granted 3,000 shares of our restricted common stock which fully vested on January 2, 2008. In addition, our executive officers and other employees of our Manager or its affiliates were granted shares of our restricted common stock which, as a group and together with the shares granted to our independent directors, represented an aggregate of 1,301,000 shares of our common stock. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008, of which 73,600 shares vested and 6,713 shares were forfeited during the six months ended June 30, 2008. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates that remain outstanding and are unvested will fully vest on the death of the individual. The 1,227,400 shares of our restricted common stock granted to our executive officers and other employees of our Manager or its affiliates and to our independent directors that remains unvested as of June 30, 2008 represents approximately 0.8% of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly immediately after this offering but excluding any shares to be sold pursuant to the exercise of the underwriters’ overallotment option), based on the assumption that 110,000,000 shares of our common stock will be issued in this offering. We do not make distributions on shares of restricted stock which have not vested.

Purchases of Common Stock by Affiliates

          Immediately after this offering, we will sell to Annaly 11,681,415 shares of common stock in a private offering at the same price per share as the price per share of this public offering. Upon completion of this offering and the private offering immediately after this offering, Annaly will own approximately 9.6% of our outstanding common stock (which percentage excludes shares to be sold pursuant to the exercise of the underwriters’ overallotment option and unvested shares of our restricted common stock granted to our executive officers and employees of our Manager or its affiliates). We plan to invest the net proceeds of this offering and the sale of shares to Annaly immediately after this offering in accordance with our investment objectives and the strategies described in this prospectus.

          Paul Donlin, our Nonexecutive Chairman of the Board of Directors, intends to purchase 100,000 shares of our common stock through one of the underwriters in this offering.

Financings by Annaly

          In March 2008, we entered into a RMBS repurchase agreement with Annaly. This agreement contains customary representations, warranties and covenants contained in such agreements. We have, from time to time, received financing from Annaly under this facility. As of June 30, 2008, we had $50.0 million outstanding under the agreement with a weighted average borrowing rate of 3.96%. As of September 30, 2008, we had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of our total financing. As of

October 13, 2008, the weighted average borrowing rate on amounts outstanding under this agreement was 3.97%. Our RMBS repurchase agreement with Annaly is rolled daily at market rates, bears interest at LIBOR plus 150 basis points, and is secured by the RMBS pledged under the agreement. We do not expect to increase significantly the amount of securities pledged to Annaly or significantly increase or decrease the funds we borrow from Annaly as a result of this offering.

          In March 2008, we entered into a receivables sales agreement with Annaly. This agreement provided for the sale of approximately $127 million of receivables by us to Annaly of the proceeds that we were due to receive under a mortgage loan purchase and sale agreement with a third party. Annaly paid us a discounted amount of such receivables due from the third party equal to less than one percent of such receivables due from the third party in exchange for us receiving the purchase price under the receivables sales agreement in immediately available funds from Annaly. The agreement contained representations, warranties and covenants by both parties. As of March 31, 2008, each party had performed their outstanding obligations under the agreement, the third party purchaser under the mortgage loan purchase and sale agreement had paid the purchase price under the mortgage loan purchase and sale agreement, and we have remitted such amounts to Annaly pursuant to the receivables sales agreement.

Other Relationships

          Matthew J. Lambiase, our President and Chief Executive Officer, one of our directors and the Executive Vice President, Structured Products for Annaly and FIDAC, is the son of one of Annaly’s directors, John A. Lambiase. A. Alexandra Denahan, our Chief Financial Officer and Secretary and the Controller of Annaly and FIDAC, is the sister of Wellington J. Denahan-Norris, the Vice Chairman of Annaly and Chief Investment Officer and Chief Operating Officer of Annaly and FIDAC.

          Paul Donlin, our Nonexecutive Chairman of the Board of Directors, has a direct economic interest in a separate account managed on a discretionary basis by FIDAC. See “Management—Corporate Governance—Board of Directors and Committees” above for a description of the transactions involving FIDAC and this separate account.

Related Person Transaction Policies

          Our code of business conduct and ethics requires all of our personnel to be scrupulous in avoiding a conflict of interest with regard to our interests. The code prohibits us from entering into a business relationship with an immediate family member or with a company that the employee or immediate family member has a substantial financial interest in unless such relationship is disclosed to and approved in advance by our board of directors.

          Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it necessary, discuss any reported transactions with the entire board of directors. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

          In addition, we will not invest in any collateralized debt obligation or security structured or managed by our Manager or any of its affiliates unless the investment is approved in advance by a majority of our independent directors.

Lack of Separate Representation

          K&L Gates LLP is counsel to us, our Manager and Annaly in connection with this offering and may in the future act as counsel to us, our Manager and Annaly. There is a possibility that in the future the interests of various parties may become adverse. If such a dispute were to arise between us, our Manager or Annaly, separate counsel for such matters will be retained as and when appropriate. In the event of a dispute or conflict between us, FIDAC, or Annaly, K&L Gates LLP will not represent any of the parties in any such dispute or conflict.

DESCRIPTION OF CAPITAL STOCK

          The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request. See “Where You Can Find More Information.”

General

          Our charter provides that we may issue up to 550,000,000 shares of stock, consisting of up to 500,000,000 shares of common stock having a par value of $0.01 per share and up to 50,000,000 shares of preferred stock having a par value of $0.01 per share. Upon completion of this offering and the private offering to Annaly immediately after this offering, 160,670,098 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

          All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

          Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

          We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

          To qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2007, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, beginning after December 31, 2007, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

          Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

          Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

           Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel to determine or ensure our status as a REIT.

          Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer. If, for any reason, the transfer to the trust is ineffective, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

          Within 20 days of receiving notice from us that the securities have been transferred to the trust, the trustee will sell the securities to a person designated by the trustee, whose ownership of the securities will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the securities or, if the proposed transferee did not give value for the securities in connection with the event causing the securities to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the securities on the day of the event causing the securities to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the securities. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that the securities have been transferred to the trust, the securities are sold by the proposed transferee, then (i) the securities shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the securities that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

          In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee, however, by the amount of any dividends or distributions paid to the proposed transferee on the securities and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the securities. Upon a sale to us, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

          All certificates representing the securities will bear a legend referring to the restrictions described above or will state that we will furnish a full statement about certain transfer restrictions to a stockholder upon request and without charge.

          Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in your best interests.

Listing

          Our shares of common stock are listed on the New York Stock Exchange under the symbol “CIM”.

Transfer Agent and Registrar

          The transfer agent and registrar for our shares of common stock is Mellon Investor Services LLC.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

          The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

          The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classification of Board of Directors

          Pursuant to our charter, our board of directors is divided into three classes of directors. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and every year one class of our directors will be elected by our stockholders. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at the meeting.

          Currently the number of directors in each class and the expiration of each class term is as follows:

Class I Directors	2 Directors	Expires 2011
Class II Directors	2 Directors	Expires 2009
Class III Directors	1 Director	Expires 2010

          The classified board provision in our charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, are generally required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in your best interests.

Number of Directors; Vacancies; Removal of Directors

          Our charter provides that the number of directors is set at five, which number may be increased or decreased by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, nor more than 15.

          Our bylaws provide that any vacancy on our board of directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our charter provides that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

          Our charter provides that, at such time as we have at least three independent directors and a class of our common or preferred stock is registered under the Securities Exchange Act of 1934, or the Exchange Act, we will elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualified.

          Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

          Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

          Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder, as provided for in our bylaws, and at the time of the special meeting who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

          The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

          Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

          Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

          Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

          As permitted by the MGCL, our charter provides that stockholders are not entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights apply.

Control Share Acquisitions

          The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

          The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

          Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

          Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

          A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he, she or it otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

          After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

          These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

          The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

          Subtitle 8

          Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

          Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require that such removal be for cause (as defined in our charter), (b) unless called by our Chairman of the Board, our President, our Chief Executive Officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board the exclusive power to fix the number of directorships. Our charter also provides that at such time as Subtitle 8 becomes applicable to us, our board will have the exclusive power to fill vacancies on the board, by a vote of a majority of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

          Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding because of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party because of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party because of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

SHARES ELIGIBLE FOR FUTURE SALE

          We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

          Upon completion of this offering and the private offering to Annaly immediately after this offering, we will have outstanding an aggregate of approximately 160,670,098 shares of our common stock. In addition, our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Annaly immediately after this offering and shares to be sold pursuant to the exercise of the underwriters’ overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. On January 2, 2008, we granted 1,301,000 shares of our restricted common stock to our independent directors and our Manager’s employees. Each independent director was granted 3,000 shares of our restricted common stock which fully vested on January 2, 2008. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning on January 2, 2008, of which 73,600 shares vested and 6,713 shares were forfeited during the six months ended June 30, 2008. The restricted common stock granted to our executive officers and other employees of our Manager or its affiliates that remain outstanding and are unvested will fully vest on the death of the individual. The 1,227,400 shares of our restricted common stock granted to our executive officers and other employees of our Manager or its affiliates and to our independent directors that remains unvested as of June 30, 2008 represents approximately 0.8% of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly immediately after this offering but excluding any shares to be sold pursuant to the exercise of the underwriters’ overallotment option) based on the assumption that 110,000,000 shares of our common stock will be issued in this offering.

          The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All shares of our common stock held by our affiliates, including our executive officers and our directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

          On November 15, 2007, the Securities and Exchange Commission adopted amendments to Rule 144 which became effective on February 15, 2008. Rule 144, as amended, is described below.

          In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

          A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

          No assurance can be given as to (i) the likelihood that an active market for our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the securities, or (iv) the prices that stockholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See “Risk Factors—Risks Related To Our Common Stock.”

Lock-Up Agreements

          We, Annaly and each of our executive officers, and our directors agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 90 days after the date of this prospectus, without the prior written consent of Merrill Lynch, subject to specific limited exceptions. See “Underwriting—No Sales of Similar Securities.”

          In connection with the 90-day restricted period with the underwriters, if either (1) during the last 17 days of the lock-up period, we release earning results or material news, or a material event relating to us occurs or (2) before the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Merrill Lynch waives, in writing, such an extension.

          Merrill Lynch has informed us that they do not have a present intent or arrangement to release any of the securities subject to the lock-up provisions agreed to with the underwriters. The release of any lock-ups will be considered on a case-by-case basis. Merrill Lynch in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements before the expiration of the 90-day lock-up period. When determining whether or not to release shares from the lock-up agreements, Merrill Lynch will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at such time.

          Additionally, Annaly has agreed with us to a further lock-up period in connection with the shares purchased by Annaly concurrently with our initial public offering that will expire at the earlier of (i) November 15, 2010 or (ii) the termination of the management agreement. Annaly has further agreed with us to a further lock-up period in connection with the shares purchased by Annaly immediately after this offering that will expire at the earlier of (i) the date which is three years following the date of this prospectus or (ii) the termination of the management agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          This section summarizes the material federal income tax considerations that you, as an Owner (as defined in the immediately succeeding paragraph) of shares of common stock, may consider relevant. McKee Nelson LLP has acted as our tax counsel, has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to an Owner of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular Owners of our common stock in light of their personal investment or tax circumstances, or to certain types of Owners that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Owners,—Taxation of Tax-Exempt Owners” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for federal income tax purposes), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Owners,—Taxation of Foreign Owners” below) and other persons subject to special tax rules.

          You should be aware that in this section, when we use the term:

•	“Code,” we mean the Internal Revenue Code of 1986, as amended;

•	“Disqualified organization,” we mean any organization described in section 860E(e)(5) of the Code, including:

	i.	the United States;

	ii.	any state or political subdivision of the United States;

	iii.	any foreign government;

	iv.	any international organization;

	v.	any agency or instrumentality of any of the foregoing;

vi.

any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

	vii.	any rural electrical or telephone cooperative;

•	“Domestic Owner,” we mean an Owner that is a U.S. Person;

•	“Foreign Owner,” we mean an Owner that is not a U.S. Person;

•	“IRS,” we mean the Internal Revenue Service;

•	“Owner,” we mean any person having a beneficial ownership interest in shares of our common stock;

•	“TMP,” we mean a taxable mortgage pool as that term is defined in section 7701(i)(2) of the Code;

•	“TRS,” we mean a taxable REIT subsidiary described under “—Requirements for Qualification—Taxable REIT Subsidiaries” below;

•

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

          The statements in this section and the opinion of McKee Nelson LLP are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

          This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

          We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ending on December 31, 2007. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and the owners of REIT stock. These laws are highly technical and complex.

          In connection with this offering, McKee Nelson LLP is rendering an opinion that we will qualify to be taxed as a REIT for our short taxable year ending on December 31, 2007, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending on December 31, 2007 and subsequent taxable years. Investors should be aware that McKee Nelson LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court.

          In addition, McKee Nelson LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. McKee Nelson LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

          If we qualify as a REIT, we generally will not be subject to federal income tax on our taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs, if any, will be subject to regular federal (and applicable state and local) corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay federal income tax at the highest corporate rate on:

o

net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

	o	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

	o	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

	o	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amount we actually distributed and any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay federal income tax on our net long-term capital gain. In that case, a Domestic Owner would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

•

If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our common stock during that year, then we will be subject to tax at the highest corporate federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more CDO offerings or one or more trusts formed in connection with our securitization transactions, but intend to structure each CDO offering and each securitization transaction so that the issuing entity would not be classified as a TMP. See “—Taxable Mortgage Pools.”

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

	o	the amount of gain that we recognize at the time of the sale or disposition, and

o

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

          In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

          A REIT is a corporation, trust, or association that meets each of the following requirements:

          1. It is managed by one or more trustees or directors.

          2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

          3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

          4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

          5. At least 100 persons are beneficial owners of its shares or ownership certificates.

          6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in section 544 of the Code, as modified by section 856(h) of the Code.

          7. It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

          8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 will apply to us beginning with our 2008 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

          We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

          To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for federal income tax purposes. We intend to continue to comply with these requirements.

          Qualified REIT Subsidiaries

          A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a CDO issuer or other securitization vehicle that is treated as a corporation for tax purposes, that CDO issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the CDO issuer or other securitization vehicle jointly elect to treat the CDO issuer or other securitization vehicle as a TRS. It is anticipated that CDO financings we enter into will be treated as qualified REIT subsidiaries.

          Other Disregarded Entities and Partnerships

          An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

          If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

          Taxable REIT Subsidiaries

          A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

          The separate existence of a TRS or other taxable corporation, unlike a qualified REIT subsidiary or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to federal (and applicable state and local income tax) corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

          A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

          Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

          We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

          Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

          Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

          Interest

          The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

          If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

          Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

          Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. However, many of our investments will not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan, a portion of the income from that investment will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

          Fee Income

          We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

          Dividends

          Our share of any dividends received from any corporation (including any TRS that we form following the completion of this offering, and any other TRS, but excluding any REIT or any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

          Rents from Real Property

          We currently do not intend to acquire real property with the proceeds of this offering.

          Hedging Transactions

          We may, from time to time, enter into hedging transactions with respect to the interest rate risk associated with our borrowings. To the extent that we enter into a contract to hedge interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income and gain from such hedging transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent that we hedge for certain other purposes, the resultant income or gain will be treated as income that does not qualify under the 95% gross income test or the 75% gross income test. We intend to structure any hedging transaction in a manner that does not jeopardize our status as a REIT but we cannot assure you that we will be successful in this regard. We may conduct some or all of our hedging activities through a TRS, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through a partnership, qualified REIT subsidiary or other disregarded subsidiary. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

          Failure to Satisfy Gross Income Tests

          We intend to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our status as a REIT. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury Regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation of Our Company,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

          To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

          Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the 10% value test, the term “securities” does not include certain “straight debt” securities.

          Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify.

          Any regular or residual interest that we own in a REMIC will generally qualify as real estate assets. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC for purposes of the asset tests.

          We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

          We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. We will not obtain independent appraisals to support our conclusions concerning the values of our assets, and we will generally rely on representations and warranties of sellers from whom we acquire mortgage loans concerning the loan-to-value ratios for such mortgage loans. Moreover, some of the assets that we may own may not be susceptible to precise valuation. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

          Failure to Satisfy Asset Tests

          If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

          If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

          If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

          To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

          (A) the sum of

                    (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

                    (ii) 90% of the net income (after tax), if any, from foreclosure property (as described below), minus

          (B) the sum of certain items of non-cash income.

          In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

          Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the Owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

          We will pay federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate federal income tax and the 4% nondeductible excise tax.

          We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund, as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

          To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders, —Taxation of Taxable Domestic Stockholders.”

          We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, then to fund our distribution requirement and maintain our status as a REIT we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. We cannot be assured, however, any such strategy would be successful if our cash flow were to become insufficient to make the required distributions.

          Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

          If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

          If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

          Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we do not expect that our assets will be held primarily for sale to customers or that a sale of any of our assets will be in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular federal corporate income tax rates.

Foreclosure Property

          A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Taxable Mortgage Pools

          An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain mortgage-backed securities as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

          We do not intend to structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

          If, notwithstanding our intent to avoid having the issuing entity in any of our securitization or financing transactions classified as a TMP, one or more of such transactions was so classified, then as long as we owned 100% of the equity interests in the issuing entity, all or a portion of the income that we recognize with respect to our investment in the issuing entity will be treated as excess inclusion income. Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

          Although we intend to structure our securitization and financing transactions so that we will not recognize any excess inclusion income, we cannot assure you that we will always be successful in this regard. If, notwithstanding our intent, we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Owners who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

          If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of common stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our common stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

          If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes and would potentially be subject to federal corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT. We cannot assure you that we will be successful in this regard.

Taxation of Owners

          Taxation of Taxable Domestic Owners

          Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Owners out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Owners that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Owner will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

          Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our common stock. However, corporate Owners may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

          Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your common stock by the difference between your share of the capital gain and your share of the credit.

          Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our common stock you own, but rather, will reduce your adjusted tax basis in your common stock. Assuming that the common stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the common stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less).

          If we declare a dividend in October, November or December of any year that is payable to stockholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

          To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

          Although we do not expect to recognize any excess inclusion income, if we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

          Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our common stock will generally be capital gain or loss for federal income tax purposes, and will be long-term capital gain or loss if you held the common stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our common stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

          If you recognize a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

          Amounts that you are required to include in taxable income with respect to our common stock you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our common stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of common stock. Generally, income you recognize with respect to our common stock will be treated as investment income for purposes of the investment interest limitations.

          Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

I.	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

II.	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

          Any amount paid as backup withholding will be creditable against your federal income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Owners.”

Taxation of Tax-Exempt Owners

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Owner (i) has not held our common stock as “debt financed property” within the meaning of the Code and (ii) has not used our common stock in an unrelated trade or business, amounts that we distribute to tax-exempt Owners generally should not constitute UBTI. However, a tax-exempt Owner’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

          Tax-exempt Owners that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

          In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Capital Stock—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Owners

          The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to a Foreign Owner.

          If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign Owners as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

          The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

          Ordinary Dividend Distributions. The portion of dividends received by a Foreign Owner payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Owner will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Owner will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a Foreign Owner’s investment in our common stock is (or is treated as) effectively connected with the Foreign Owner’s conduct of a U.S. trade or business, the Foreign Owner generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Owners are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a foreign owner that is a foreign corporation). If a Foreign Owner is the record holder of shares of our common stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Owner unless:

•	a lower income treaty rate applies and the Foreign Owner provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Owner provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

          Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

          Non-Dividend Distributions. Distributions we make to a Foreign Owner that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Owner’s adjusted tax basis in our common stock at the time of the distribution and, as described below, the Foreign Owner would otherwise be taxable on any gain from a disposition of our common stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Owner may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Owner.

          Capital Gain Dividends. Distributions that we make to Foreign Owners that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if the Foreign Owner is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury Regulations interpreting the FIRPTA provisions of the Code impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Owners, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Owner so long as (i) our common stock is regularly traded (as defined by applicable Treasury Regulations) on an established securities market, and (ii) the Foreign Owner owns (actually or constructively) no more than 5% of our common stock at any time during the one-year period ending with the date of the distribution.

          Dispositions of Our Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a Foreign Owner generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our common stock will constitute a USRPI. Our common stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our common stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign owners. We do not intend to maintain records to determine whether we are a domestically controlled REIT for this purpose.

          Even if we do not constitute a domestically controlled REIT, a Foreign Owner’s sale of our common stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling Foreign Owner has owned (actually or constructively) 5% or less of our outstanding common stock at all times during a specified testing period.

          If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Owner would generally be subject to the same treatment as a Domestic Owner with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

          Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Owner in two cases. First, if the Foreign Owner’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Foreign Owner, the Foreign Owner will generally be subject to the same treatment as a Domestic Owner with respect to such gain. Second, if the Foreign Owner is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

          Estate Tax. Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Other Tax Consequences

          Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

          State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

UNDERWRITING

          We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	40,700,000
Credit Suisse Securities (USA) LLC	14,300,000
Deutsche Bank Securities Inc.	14,300,000
Citigroup Global Markets Inc.	12,100,000
J.P. Morgan Securities Inc.	12,100,000
UBS Securities LLC	12,100,000
JMP Securities LLC	2,200,000
Keefe, Bruyette & Woods, Inc.	2,200,000

Total	110,000,000

          The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.0472 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment options.

	Per Share	Without Option	With Option

Public offering price	$2.25	$247,500,000	$284,625,000
Underwriting discount	$.0787	$8,657,000	$9,955,550
Proceeds, before expenses, to us	$2.1713	$238,843,000	$274,669,450

          The expenses of the offering, not including the underwriting discount, are estimated at $975,000 and are payable by us.

Overallotment Option

          We have granted options to the underwriters to purchase up to 16,500,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

          Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly of indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares without the prior written consent of Merrill Lynch for a period of 90 days after the date of this prospectus. Specifically, we and these other individuals have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

          This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or becomes aware that material news or a material event will occur during the 16-day-period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to our long term stock incentive plan or pursuant to the exercise of employee stock options or other awards, and (b) issue common stock pursuant to our stock dividend reinvestment plan, once established.

New York Stock Exchange Listing

          Our shares of common stock are listed on the New York Stock Exchange under the symbol “CIM”.

Price Stabilization, Short Positions

          Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

          If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

          We have been advised that on October 23, 2008 from 11:11 a.m. (New York City time) until the market close, one of the underwriters purchased, on behalf of the syndicate, 585,600 shares of our common stock at an average price of $2.7426 per share in compliance with Rule 104 of Regulation M.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

          This prospectus does not constitute an offer of, or an invitation by or on behalf of us, or by or on behalf of the underwriters, to subscribe for or purchase, any of the shares in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of the shares in certain jurisdictions may be restricted by law. We and the underwriters require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (individually, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (or the Relevant Implementation Date) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus

Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

•

it has not made and will not make an offer of the common stock to the public in the United Kingdom prior to the publication of a prospectus in relation to the common stock and the offer that has been approved by the FSA or, where appropriate, approved in another Member State and notified to the FSA, all in accordance with the Prospectus Directive, except that it may make an offer of the common stock to persons who fall within the definition of “qualified investor” as that term is defined in Section 86 (7) of FSMA, or otherwise in circumstances which do not result in an offer of transferable securities to the public in the United Kingdom within the meaning of FSMA;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of FSMA does not apply to it; and

•	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Internet Distribution

          Merrill Lynch will be facilitating internet distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the internet web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch web site is not part of this prospectus.

Other Relationships

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and reimbursement of expenses. In addition, we have currently in effect or have had in effect in recent periods repurchase agreements with one or more of the underwriters or their affiliates whereby, among other things, we borrow funds to finance the purchase of RMBS. Although not currently in effect, in recent periods we have had warehouse facilities and entered into interest rate swaps with one or more of the underwriters or their affiliates. Furthermore, certain of the underwriters and their respective affiliates are or have been counterparties to securities and other trading activities with us. Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, or their affiliates, were lead bookrunners for the $619.7 million securitization we sponsored on April 24, 2008. Credit Suisse Securities (USA) LLC, or its affiliates, was the sole lead bookrunner for the $151.2 million securitization we sponsored on July 25, 2008.

          Paul Donlin, our Nonexecutive Chairman of the Board of Directors, intends to purchase 100,000 shares of our common stock through one of the underwriters in this offering.

LEGAL MATTERS

          Certain legal matters relating to this offering will be passed upon for us by K&L Gates LLP, Washington, D.C. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Certain Federal Income Tax Considerations” is based on the opinion of McKee Nelson LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

          The financial statements as of December 31, 2007, and for the period November 21, 2007 (date operations commenced) through December 31, 2007, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such financial statements have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the Securities and Exchange Commission’s website at www.sec.gov.

          We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” information into this prospectus which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-33796) under the Exchange Act, and these documents are incorporated herein by reference:

–	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 3, 2008;

–	Our Definitive Proxy Statement on Schedule 14A filed on March 31, 2008;

–	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed on May 14, 2008;

–	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed on August 8, 2008;

–	Our Current Report on Form 8-K filed on May 5, 2008;

–	Our Current Report on Form 8-K filed on August 1, 2008 (relating to our termination of our master repurchase agreements); and

–	Our Current Report on Form 8-K filed on October 20, 2008.

          Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number (212) 696-0100.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Chimera Investment Corporation
New York, New York

We have audited the accompanying statement of financial condition of Chimera Investment Corporation (the “Company”) as of December 31, 2007 and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the period from November 21, 2007 (date operations commenced) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Chimera Investment Corporation as of December 31, 2007, and the results of its operations and its cash flows for the period from November 21, 2007 (date operations commenced) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
New York, New York
March 3, 2008

CHIMERA INVESTMENT CORPORATION
STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	June 30, 2008 Consolidated (unaudited)	December 31, 2007

ASSETS
Cash and cash equivalents	$49,889	$6,026
Restricted cash	29,507	1,350
Reverse repurchase agreements	—	265,000
Mortgage-Backed Securities, at fair value	1,116,586	1,124,290
Loans held for investment, net of allowance for loan losses of $546 and $81, respectively	150,083	162,371
Securitized loans held for investment, net of allowance for loan losses of $698 thousand	613,580	—
Accrued interest receivable	9,863	6,036
Other assets	1,648	563

Total assets	$1,971,156	$1,565,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$909,089	$270,584
Securitized debt	504,397	—
Payable for investments purchased	146,824	748,920
Accrued interest payable	3,518	415
Dividends payable	6,044	943
Accounts payable and other liabilities	3,540	1,729
Interest rate swaps, at fair value	10,065	4,156

Total liabilities	1,583,477	1,026,747

Commitments and Contingencies (Note 14)

Stockholders’ Equity:
Common stock: par value $.01 per share; 500,000,000 shares authorized, 38,999,850 and 37,705,563 shares issued and outstanding, respectively	378	377
Additional paid-in capital	533,026	532,208
Accumulated other comprehensive (loss) income	(104,980)	10,153
Accumulated deficit	(40,745)	(3,849)

Total stockholders’ equity	387,679	538,889

Total liabilities and stockholders’ equity	$1,971,156	$1,565,636

See notes to financial statements.

CHIMERA INVESTMENT CORPORATION
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in thousands, except per share data)

	For the Six Months Ended June 30, 2008 Consolidated (unaudited)	For the Period November 21, 2007 (date operations commenced) through December 31, 2007

Interest income	$58,145	$3,492
Interest expense	34,047	415

Net interest income	24,098	3,077

Unrealized gains (losses) on interest rate swaps	(5,909)	(4,156)
Realized gains (losses) on sales of investments	(31,174)	—
Realized gains on terminations of interest rate swaps	123	—

Net Investment Income (loss)	(12,862)	(1,079)

Expenses
Management fee	4,455	1,217
General and administrative expenses	3,719	605

Total expenses	8,174	1,822

Income (loss) before income taxes	(21,036)	(2,901)

Income tax	3	5

Net income (loss)	($21,039)	($2,906)

Net income (loss) per share – basic and diluted	($0.54)	($0.08)

Weighted average number of shares outstanding – basic and diluted	38,995,096	37,401,737

Comprehensive income (loss):
Net income (loss)	($21,039)	($2,906)

Other comprehensive loss:

	(136,154)	10,153
Unrealized gain (loss) on available-for-sale securities

Reclassification adjustment for realized losses included in net income	31,174	—

Other comprehensive (loss) income	(104,980)	10,153

Comprehensive (loss) income	($126,019)	$7,247

See notes to financial statements.

CHIMERA INVESTMENT CORPORATION
STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands)
(Information with respect to 2008 is unaudited)

	Common Stock Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total

Balance, November 21, 2007 (date operations commenced)	$—	$—	$—	$—	$—

Proceeds from common stock offerings	377	532,197	—	—	532,574
Net income	—	—	—	(2,906)	(2,906)
Other comprehensive income	—	—	10,153	—	10,153
Proceeds from direct purchases	—	11	—	—	11
Common dividends declared, $0.025 per share	—	—	—	(943)	(943)

Balance, December 31, 2007	377	532,208	10,153	(3,849)	538,889

Net loss	—	—	—	(21,038)	(21,038)
Other comprehensive (loss) income	—	—	(115,133)	—	(115,133)
Costs associated with common stock offering	—	(216)	—	—	(216)
Restricted stock grants	1	1,034	—	—	1,035
Common dividends declared, $0.42 per share	—	—	—	(15,858)	(15,858)

Balance, June 30, 2008 (1)	$378	$533,026	$(104,980)	$(40,745)	$387,679

(1) Represents consolidated balance at June 30, 2008.

See notes to financial statements.

CHIMERA INVESTMENT CORPORATION
STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Six Months Ended June 30, 2008 Consolidated (unaudited)	For the period November 21 (date operations commenced) through December 31, 2007

Cash Flows From Operating Activities:
Net income (loss)	($21,039)	($2,906)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of investment premiums and discounts	(933)	(98)
Unrealized (gains) losses on interest rate swaps	5,909	4,156
Realized (gains) losses on sale of investments	31,174	—
Allowance for loan losses	1,164	81
Restricted stock grants	1,035	—
Changes in operating assets
Decrease (increase) in accrued interest receivable	(5,526)	(4,337)
Increase in other assets	(1,085)	(563)
Changes in operating liabilities
Increase in accounts payable	1,004	1,437
Increase in accrued interest payable	3,103	415
(Decreases)/Increase in other liabilities	807	292

Net cash provided by (used in) operating activities	15,613	(1,523)

Cash Flows From Investing Activities:
Mortgage-backed securities portfolio:
Purchases	(1,228,572)	(368,593)
Sales	248,014	—
Principal payments	103,112	1,788
Loans held for investment portfolio:
Purchases	(588,411)	(162,465)
Sales	90,733	—
Principal payments	21,943	—
Securitized loans:
Principal payments	12,656	—
Reverse repurchase agreements	265,000	(265,000)
Restricted cash	(28,157)	(1,350)

Net cash used in investing activities	(1,103,682)	(795,620)

Cash Flows From Financing Activities:
Proceeds from repurchase agreements	18,613,326	270,584
Payments on repurchase agreements	(17,974,821)	—
Proceeds from securitized debt	515,903	—
Payments on securitized debt	(11,504)	—
Proceeds from common stock offerings	—	532,574
Costs associated with common stock offerings	(216)	—
Dividends Paid	(10,756)	—
Net proceeds from direct purchases of common stock	—	11

Net cash (used in) provided by financing activities	1,131,932	803,169

Net (decrease) increase in cash and cash equivalents	43,863	6,026
Cash and cash equivalents at beginning of period	6,026	—

Cash and cash equivalents at end of period	$49,889	$6,026

Supplemental disclosure of cash flow information
Interest paid	$30,944	—

Taxes paid	$45	—

Non cash investing activities
Receivable for investments sold	—	—
Payable for investments purchased	$146,824	$748,920

Net change in unrealized gain (loss) on available for sale	($104,980)	$10,153

Non cash financing activities Dividends declared, not yet paid	$6,044	$943

See notes to financial statements.

CHIMERA INVESTMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to 2008 is unaudited)

1. Organization and Significant Accounting Policies

Chimera Investment Corporation, or the Company, was organized in Maryland on June 1, 2007. The Company commenced operations on November 21, 2007 when it completed its initial public offering. The Company has elected and intends to qualify to be taxed as a real estate investment trust or REIT under the Internal Revenue Code of 1986, as amended, commencing with the Company’s taxable year ending on December 31, 2007. As such, the Company is required to distribute substantially all of the income generated from its operations to its shareholders. As long as the Company qualifies as a REIT, the Company will generally not be subject to U.S. federal or state corporate taxes on its income to the extent that the Company distributes at least 90% of its taxable net income to its stockholders. Annaly Capital Management, Inc., or Annaly, purchased 3,621,581 shares of the Company’s common shares in a private offering concurrent with the Company’s initial public offering. The Company is managed by Fixed Income Discount Advisory Company, or FIDAC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Annaly.

A summary of the Company’s significant accounting policies follows:

Basis of Presentation of Unaudited Consolidated Financial Statements

The accompanying unaudited consolidated financial statements as of June 30, 2008 and for the six months then ended have been prepared in conformity with the Form 10Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”). The consolidated interim financial statements are unaudited; however, in the opinion of the Company’s management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows have been included. Comparative information for the six months ended June 30, 2007 is not provided because the Company did not commence operations until November 21, 2007. The nature of the Company’s business is such that the results of any interim period are not necessarily indicative of results for a full year. The Company securitized a portion of its loans and formed a subsidiary on April 24, 2008. The financial statements presented subsequent to April 24, 2008, are on a consolidated basis.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and money market funds.

Restricted Cash

Restricted cash includes cash held by counterparties as collateral for repurchase agreements and interest rate swaps.

Reverse Repurchase Agreements

The Company may invest its daily available cash balances via reverse repurchase agreements to provide additional yield on its assets. These investments will typically be recorded as short term investments, will mature daily, and are referred to as receivables for reverse repurchase agreements in the statement of financial condition. Reverse repurchase agreements are recorded at cost and are collateralized by residential mortgage-backed securities, or RMBS.

Residential Mortgage-Backed Securities

The Company invests in RMBS representing interests in obligations backed by pools of mortgage loans and carries the securities at fair value estimated using a pricing model. Management will review the fair values generated to determine that prices are reflective of the current market. Management performs a validation of the fair value calculated by the pricing model by comparing its results to independent prices provided by dealers in the securities and/or third party pricing services. If dealers or independent pricing services are unable to provide a price for an asset, or if the price provided by them is deemed unreliable by FIDAC, then the asset will be valued at its fair value as determined in good faith by FIDAC. In the current market, it may be difficult or impossible to obtain third party pricing on the investments the Company purchases. In addition, validating third party pricing for the Company’s investments may be more subjective as fewer participants may be willing to provide this service to the Company. Moreover, the current market is more illiquid than in recent history for some of the investments the Company purchases. Illiquid investments typically experience greater price volatility as a ready market does not exist. As volatility increases or liquidity decreases, the Company may have greater difficulty financing its investments which may negatively impact its earnings and the execution of its investment strategy. Please see Note 5 for a discussion of fair value measurement.

Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires the Company to classify its investment securities as either trading investments, available-for-sale investments or held-to-maturity investments. The Company intends to hold its RMBS as available-for-sale and as such may sell any of its RMBS as part of its overall management of its portfolio. All assets classified as available-for-sale are reported at estimated fair value, with unrealized gains and losses included in other comprehensive income.

Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been lower than carrying value, (2) the financial condition and near-term prospects of the issuer, (3) credit quality and cash flow performance of the security, and (4) the intent and ability of the Company to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value. Unrealized losses on investment securities that are considered other than temporary, as measured by the amount of decline in fair value attributable to other-than-temporary factors, are recognized in income and the cost basis of the investment securities is adjusted.

RMBS transactions are recorded on the trade date. Realized gains and losses from sales of RMBS are determined based on the specific identification method and recorded as a gain (loss) on sale of investments in the statement of operations. Accretion of discounts or amortization of premiums on available-for-sale securities and mortgage loans is computed using the effective interest yield method and is included as a component of interest income in the statement of operations.

Loans Held for Investment and Securitized Loans Held for Investment

The Company’s securitized and un-securitized residential mortgage loans are comprised of fixed-rate and variable-rate loans. The Company purchases pools of residential mortgage loans through a select group of originators. Mortgage loans are designated as held for investment, recorded on trade date, and are carried at their principal balance outstanding, plus any premiums or discounts which are amortized or accreted over the estimated life of the loan, less allowances for loan losses. Loans are evaluated for possible credit losses. The Company has created an unallocated provision for loan losses estimated as a percentage of the remaining principal on the loans. Management’s estimate is based on historical experience of similarly underwritten loan pools. There were no losses specifically allocated to loans as of June 30, 2008. Residential loan securitizations that are presented as securitized loans and securitized debt are reflected in the consolidated statements of financial condition and are accounted for as a financing pursuant to SFAS 140.

Allowance for Loan Losses

The Company has established an allowance for loan losses at a level that management believes is adequate based on an evaluation of known and inherent risks related to the Company’s loan portfolio. The estimate is based on a variety of factors including, but not limited to, current economic conditions, industry loss experience, credit quality trends, loan portfolio composition, delinquency trends, national and local economic trends, national unemployment data, changes in housing appreciation and whether specific geographic areas where the Company has significant loan concentrations are experiencing adverse economic conditions and events such as natural disasters that may affect the local economy or property values. Upon purchase of the pools of loans, the Company obtained written representations and warranties from the sellers that the Company could be reimbursed for the value of the loan if the loan fails to meet the agreed upon origination standards. While the Company has little history of its own to establish loan trends, delinquency trends of the originators and the current market conditions aid in determining the allowance for loan losses. The Company also performed due diligence procedures on a sample of loans that met its criteria during the purchase process.

When it is probable that contractually due specific amounts are deemed uncollectible, the loan is considered impaired. Where impairment is indicated, a valuation write-off is measured based upon the excess of the recorded investment over the net fair value of the collateral, reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for loan losses.

Securitized Debt

The Company has issued securitized debt to finance a portion of its residential mortgage loan portfolio. The securitized debt is collateralized by residential adjustable or fixed rate mortgage loans that have been placed in a trust and bear interest and principal payments to the debt holders. The Company’s securitized debt is accounted for as borrowings and recorded as a liability on the consolidated statement of financial condition at June 30, 2008.

Fair Value Disclosure

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The estimated fair value of investment securities and interest rate swaps is equal to their carrying value presented in the consolidated statements of financial condition. The estimated fair value of cash and cash equivalents, accrued interest receivable, reverse repurchase agreements, repurchase agreements with maturities shorter than one year, payables for mortgage-backed securities purchased, dividends payable, accounts payable, and accrued interest payable, generally approximates cost as of the dates presented due to the short term nature of these financial instruments. The fair value of repurchase agreements with longer dated maturities is generally approximated by cost as the loans reprice frequently to market rates.

Interest Income

Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method as described by SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, for securities of high credit quality and Emerging Issues Task Force No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, for all other securities. Income recognition is suspended for loans when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Derivative Financial Instruments/Hedging Activity

The Company economically hedges interest rate risk through the use of derivative financial instruments, currently limited to interest rate swaps. The Company accounts for these interest rate swaps as free-standing derivatives. Accordingly, they are carried at fair value with realized and unrealized gains and losses recognized in earnings.

Income Taxes

The Company intends to qualify to be taxed as a REIT, and therefore it generally will not be subject to corporate federal or state income tax to the extent that qualifying distributions are made to stockholders and the REIT requirements, including certain asset, income, distribution and stock ownership tests are met. If the Company failed to qualify as a REIT and did not qualify for certain statutory relief provisions, the Company would be subject to federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the REIT qualification was lost.

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for the Company upon inception and its effect was not material.

Net Income Per Share

The Company calculates basic net income per share by dividing net income for the period by the weighted-average shares of its common stock outstanding for that period. Diluted net income per share takes into account the effect of dilutive instruments, such as stock options, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted average number of shares outstanding. The Company had no potentially dilutive securities outstanding during the periods presented.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of SFAS No. 123R, Accounting for Stock-Based Compensation, which establishes accounting and disclosure requirements using fair value based methods of accounting for stock-based compensation plans. Compensation expense related to grants of stock and stock options is recognized over the vesting period of such grants based on the estimated fair value on the grant date.

Stock compensation awards granted to the employees of FIDAC are accounted for in accordance with EITF 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services, which requires the Company to measure the fair value of the equity instrument using the stock prices and other measurement assumptions as of the earlier of either the date at which a performance commitment by the counterparty is reached or the date at which the counterparty’s performance is complete.

Use of Estimates

The preparation of the financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 was adopted by the Company on January 1, 2008. SFAS 157 did not significantly impact the manner in which management estimates fair value, but it required additional disclosures, which are included in Note 5.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 became effective for the Company January 1, 2008. The Company did not elect the fair value option for any existing eligible financial instruments.

In February 2008, the FASB issued FASB Staff Position No. FAS 140-3 Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3. FSP FAS 140-3 addresses whether transactions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions, or are required to be considered “linked” transactions and may be considered derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. FSP FAS 140-3 requires purchases and subsequent financing through repurchase agreements be considered linked transactions unless all of the following conditions apply: (1) the initial purchase and the use of repurchase agreements to finance the purchase are not contractually contingent upon each other; (2) the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed; (3) the financial assets is readily obtainable in the market; and (4) the financial instrument and the repurchase agreement are not coterminous. This FSP is effective for the Company on January 1, 2009. The Company is currently evaluating FSP FAS 140-3 but does not expect its application to have a significant impact on its financial reporting.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, or SFAS 161, an amendment of FASB Statement No. 133. SFAS 161 attempts to improve the transparency of financial reporting by providing additional information about how derivative and hedging activities affect an entity’s financial position, financial performance and cash flows. This statement changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosure about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS Statement 133 and its related interpretations, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. To meet these objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This disclosure framework is intended to better convey the purpose of derivative use in terms of the risks that an entity is intending to manage. SFAS 161 is effective for the Company on January 1, 2009. The Company expects that adoption of SFAS 161 will increase footnote disclosure to comply with the disclosure requirements for financial statements issued after January 1, 2009.

2. Mortgage-Backed Securities

The following table represents the Company’s available for sale RMBS portfolio as of June 30, 2008 and December 31, 2007, at fair value.

	June 30, 2008	December 31, 2007

	(dollars in thousands)
Mortgage-Backed securities, at amortized cost	$1,221,567	$1,114,137
Gross unrealized gain	—	10,675
Gross unrealized loss	(104,981)	(522)

Fair value	$1,116,586	$1,124,290

The following table presents the gross unrealized losses, and estimated fair value of the Company’s Mortgage-Backed Securities by length of time that such securities have been in a continuous unrealized loss position at June 30, 2008 and December 31, 2007.

	Unrealized Loss Position For:

	Less than 12 Months		12 Months or More		Total

	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses

	(dollars in thousands)
June 30, 2008	$1,116,586	($104,981)	$—	$—	$1,116,586	($104,981)
December 31, 2007	$1,124,290	($522)	$—	$—	$1,124,290	($522)

The decline in value of these securities is solely due to market conditions and not the quality of the assets. All of the mortgage-backed securities are “AAA” rated or carry an implied “AAA” rating. The investments are not considered other-than-temporarily impaired because the Company currently has the ability and intent to hold the investments to maturity or for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investments.

Actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company’s RMBS are affected by the contractual lives of the underlying mortgages, periodic payments of principal and prepayments of principal.

The following table summarizes the Company’s RMBS at June 30, 2008 and December 31, 2007 according to their estimated weighted-average life classifications:

	June 30, 2008 (dollars in thousands)
Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon

Less than one year	—	—	—
Greater than one year and	$1,071,852	$1,171,742	6.30%
less than five years
Greater than five years	44,734	49,825	5.72%

Total	$1,116,586	$1,221,567	6.27%

	December 31, 2007 (dollars in thousands)
Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon

Less than one year	$45,868	$46,102	6.31%
Greater than one year and
less than five years	1,078,422	1,068,035	6.32%
Greater than five years	—	—	—

Total	$1,124,290	$1,114,137	6.32%

The weighted-average lives of the mortgage-backed securities in the tables above are based on data provided through dealer quotes, assuming constant prepayment rates to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the curve, current mortgage rates, mortgage rates of the outstanding loan, loan age, margin and volatility.

During the six months ended June 30, 2008 and the period ended December 31, 2007 the Company did not sell any RMBS.

3. Loans Held for Investment

The following table represents the Company’s residential mortgage loans classified as held for investment at June 30, 2008 and December 31, 2007. At June 30, 2008 approximately 4.6% of the Company’s investments are adjustable rate mortgage loans and 3.0% are fixed rate mortgage loans. All of the adjustable rate loans held for investment are hybrid ARMs. Hybrid ARMs are mortgages that have interest rates that are fixed for an initial period (typically three, five, seven or ten years) and thereafter reset at regular intervals subject to interest rate caps. The loans held for investment are carried at their principal balance outstanding less an allowance for loan losses:

	June 30, 2008	December 31, 2007

	(dollars in thousands)
Mortgage loans, at principal balance	$150,629	$162,452
Less: allowance for loan losses	(546)	(81)

Mortgage loans held for investment	$150,083	$162,371

The following table summarizes the changes in the allowance for loan losses for the mortgage loan portfolio during the six months ended June 30, 2008:

June 30, 2008

(dollars in thousands)
Balance, beginning of period	$81
Provision for loan losses	465
Charge-offs	—

Balance, end of period	$546

On a quarterly basis, the Company evaluates the adequacy of its allowance for loan losses. As of June 30, 2008, the Company recorded an allowance for loan losses of $546 thousand representing 36 basis points of the Company’s mortgage loan portfolio. As of December 31, 2007, the Company recorded an allowance for loan losses of $81 thousand representing 5 basis points of the Company’s mortgage loan portfolio. At June 30, 2008, there were no loans 60 days or more past due and all loans were accruing interest.

The geographic distribution of the Company’s loans held for investment at June 30, 2008 was as follows:

(dollars in thousands)

State	Number of Loans	Unpaid Principal Balance

CA	50	$35,854
IL	23	14,947
NJ	18	11,642
SC	8	6,968
NY	10	6,741
MA	7	5,503
AZ	8	5,320
MN	8	5,250
WA	7	4,903
FL	7	4,770
NH	7	4,654
NV	4	4,327
CO	5	3,951
GA	6	3,914
VA	5	3,843
NC	5	3,440
MD	5	3,384
MO	5	3,380
TX	5	2,938
PA	4	2,695
CT	4	2,550
UT	3	2,374

Other states, individually less than 1% of aggregate current balance	12	8,981

Unamortized premium/discount		(1,700)
Allowance for loan losses		(546)

Total		$150,083

The Company did not sell any mortgage loans during the six months ended June 30, 2008 or the period ended December 31, 2007.

4. Securitized Loans Held for Investment

The following table represents the Company’s securitized residential mortgage loans classified as held for investment at June 30, 2008. The Company did not hold any securitized loans at December 31, 2007. At June 30, 2008, approximately 16.8% of the Company’s securitized loans are adjustable rate mortgage loans and 13.7% are fixed rate mortgage loans. All of the adjustable rate loans held for investment are hybrid ARMs. Hybrid ARMs are mortgages that have interest rates that are fixed for an initial period (typically three, five, seven or ten years) and thereafter reset at regular intervals subject to interest rate caps. The loans held for investment are carried at their principal balance outstanding less an allowance for loan losses:

June 30, 2008

(dollars in thousands)
Securitized mortgage loans, at principal balance	$614,278
Less: allowance for loan losses	(698)

Securitized mortgage loans held for investment	$613,580

The following table summarizes the changes in the allowance for loan losses for the mortgage loan portfolio during the six months ended June 30, 2008:

June 30, 2008

(dollars in thousands)
Balance, beginning of period	$—
Provision for loan losses	698
Charge-offs	—

Balance, end of period	$698

On a quarterly basis, the Company evaluates the adequacy of its allowance for loan losses. The Company recorded an allowance for loan losses of $698 thousand for the six months ended June 30, 2008, representing 12 basis points of the principal balance of the Company’s securitized mortgage loan portfolio. At June 30, 2008, there were no loans 60 days or more past due and all loans were accruing interest.

During the six months ended June 30, 2008, the Company transferred $619.7 million of its residential mortgage loans held for investment to the PHHMC 2008-CIM1 Trust in a securitization transaction. In this transaction, the Company sold $536.9 million of AAA-rated fixed and floating rate bonds to third party investors and retained $46.3 million of AAA-rated mezzanine bonds and $36.5 million in subordinated bonds which provide credit support to the certificates issued to third parties. The certificates issued by the trust are collateralized by loans held for investment that have been transferred to the PHHMC 2008-CIM1 Trust. The Company incurred approximately $1.3 million in issuance costs that were deducted from the proceeds of the transaction and are being amortized over the life of the bonds. This transaction was accounted for as a financing pursuant to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

5. Fair Value Measurement

SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1- inputs to the valuation methodology are quoted prices (unadjusted) for identical assets and liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to fair value.

Mortgage-Backed Securities and interest rate swaps are valued using a pricing model. The MBS pricing model incorporates such factors as coupons, prepayment speeds, spread to the Treasury and swap curves, convexity, duration, periodic and life caps, and credit enhancement. Interest rate swaps are modeled by incorporating such factors as the Treasury curve, LIBOR rates, and the receive rate on the interest rate swaps. Management reviews the fair values determined by the pricing model and compares its results to dealer quotes received on each investment to validate reasonableness of the valuations indicated by the pricing model. The dealer quotes will incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, rate reset period, issuer, additional credit support and expected life of the security. The Company’s financial assets and liabilities carried at fair value on a recurring basis are valued at June 30, 2008 as follows:

	Level 1	Level 2	Level 3
	(dollars in thousands)

Assets:
Mortgage-Backed Securities	$—	$1,116,586	$—

Liabilities:
Interest Rate Swaps	$—	$10,065	$—

6. Repurchase Agreements

(A) Mortgage-Backed Securities

The Company had outstanding $909.1 million and $270.6 million of repurchase agreements with weighted average borrowing rates of 4.85% and 5.02% and weighted average remaining maturities of 23 and 22 days as of June 30, 2008 and December 31, 2007 respectively. At June 30, 2008, RMBS pledged as collateral under these repurchase agreements had an estimated fair value of $961.4 million, carrying value of $911.7 million, including accrued interest, and cash totaling $29.5 million. At December 31, 2007, RMBS pledged as collateral had an estimated fair value of $271.7 million. The interest rates of these repurchase agreements are generally indexed to the one-month LIBOR rate and reprice accordingly.

At June 30, 2008 and December 31, 2007, the repurchase agreements collateralized by RMBS had the following remaining maturities:

	June 30, 2008	December 31, 2007

	(dollars in thousands)
Within 30 days	$539,603	$270,584
30 to 59 days	344,972	—
60 to 89 days	—	—
90 to 119 days	24,514	—
Greater than or equal to 120 days	—	—

Total	$909,089	$270,584

At June 30, 2008 and December 31, 2007, the Company did not have an amount at risk greater than 10% of equity with any counterparty.

(B) Loans Held for Investment

The Company has entered into two master repurchase agreements pursuant to which it finances mortgage loans. One agreement is a $500 million lending facility of which $200 million is on an uncommitted basis. This agreement terminates January 16, 2009. The second agreement is a $350 million committed lending facility. This agreement terminates January 29, 2010. As of June 30, 2008 and December 31, 2007, the Company did not have any amounts borrowed against these facilities. On July 29, 2008, the Company terminated both lending facilities.

Currently the sub-prime mortgage sector is experiencing unprecedented losses and there is weakness in the broader mortgage market that has increased volatility in market valuation of investments and the availability of credit which may adversely affect one or more of the Company’s lenders and could cause one or more of the Company’s lenders to be unwilling or unable to provide it with additional financing. This could potentially increase the Company’s financing costs and reduce liquidity. If one or more major market participants fail, it could negatively impact the marketability of all fixed income securities and this could negatively impact the value of the securities in the Company’s portfolio, thus reducing its net book value. Furthermore, if many of the Company’s lenders are unwilling or unable to provide it with additional financing, the Company could be forced to sell its investments at an inopportune time when prices are depressed.

7. Securitized Debt

All of the Company’s securitized debt is collateralized by residential mortgage loans. For financial reporting purposes, the Company’s securitized debt is accounted for as a financing pursuant to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Thus, the residential mortgage loans held as collateral are recorded in the assets of the Company as securitized loans and the securitized debt is recorded as a liability in the statement of financial condition.

At June 30, 2008, the securitized debt of the Company was collateralized by residential mortgage loans and has a principal balance of $504.4 million. The debt matures between the years 2023 and 2038. At June 30, 2008, the debt carried a weighted average cost of financing equal to 5.96%. At December 31, 2007, the Company had no securitized debt.

8. Interest Rate Swaps

In connection with the Company’s interest rate risk management strategy, the Company economically hedges a portion of its interest rate risk by entering into derivative financial instrument contracts. As of June 30, 2008, such instruments are comprised of interest rate swaps, which in effect modify the cash flows on repurchase agreements. The Company’s swaps are used to lock-in a fixed rate relative to a portion of its current and anticipated future 30-day term repurchase agreements. The Company accounts for interest rate swaps as freestanding derivatives with changes in fair value recorded in earnings.

The table below represents the Company’s swaps outstanding:

	Notional Amount	Weighted Average Pay Rate	Weighted Average Receive Rate	Net Estimated Fair Value/Carrying Value

	(dollars in thousands)
June 30, 2008	$1,008,914	4.10%	2.48%	($10,065)
December 31, 2007	$1,235,000	4.04%	4.94%	($4,156)

9. Common Stock

During the six months ended June 30, 2008, the Company declared dividends to common shareholders totaling $15.9 million or $0.42 per share.

10. Long Term Incentive Plan

The Company has adopted a long term stock incentive plan to provide incentives to its independent directors, employees of FIDAC and its affiliates, to stimulate their efforts towards the Company’s continued success, long-term growth and profitability and to attract, reward and retain personnel and other service providers. The Incentive Plan authorizes the Compensation Committee of the board of directors to grant awards, including incentive stock options, non-qualified stock options, restricted shares and other types of incentive awards. The Incentive Plan authorizes the granting of options or other awards for an aggregate of 8.0% of the outstanding shares of its common stock, up to a ceiling of 40,000,000 shares.

As of June 30, 2008, the Company has granted restricted stock awards in the amount of 1,301,000 shares to FIDAC’s employees and the Company’s independent directors. Of these shares, 73,600 shares vested and 6,713 shares were forfeited or cancelled during the six months ended June 30, 2008. The awards to the independent directors vested on the date of grant, and the awards to FIDAC’s employees vest quarterly over a period of 10 years.

At June 30, 2008 there are approximately 1.2 million unvested shares of restricted stock issued to employees of FIDAC. For the six months ended June 30, 2008, compensation expense less general and administrative costs associated with the amortization of the fair value of the restricted stock totaled $1.0 million.

11. Income Taxes

As a REIT, the Company is not subject to Federal income tax on earnings distributed to its shareholders. Most states recognize REIT status as well. The Company has decided to distribute the majority of its income. During the six months ended June 30, 2008, the Company recorded no income tax expense related to state and federal tax liabilities on undistributed income for an effective tax rate of 0%.

12. Credit Risk and Interest Rate Risk

The Company’s primary components of market risk are credit risk and interest rate risk. The Company is subject to credit risk in connection with its investments in residential mortgage loans and credit sensitive mortgage-backed securities. When the Company assumes credit risk, it attempts to minimize interest rate risk through asset selection, hedging and matching the income earned on mortgage assets with the cost of related liabilities. The Company is subject to interest rate risk, primarily in connection with its investments in fixed-rate and adjustable-rate mortgage backed securities, residential mortgage loans, and repurchase agreements. When the Company assumes interest rate risk, it minimizes credit risk through asset selection. The Company’s strategy is to purchase loans underwritten to agreed-upon specifications of selected originators in an effort to mitigate credit risk. The Company has established a whole loan target market including prime borrowers with FICO scores generally greater than 650, Alt-A documentation, geographic diversification, owner-occupied property, moderate loan size and moderate loan to value ratio. These factors are considered to be important indicators of credit risk.

13. Management Agreement and Related Party Transactions

The Company has entered into a management agreement with FIDAC, which provides for an initial term through December 31, 2010 with automatic one-year extension options and subject to certain termination rights. The Company pays FIDAC a quarterly management fee equal to 1.50% per annum of the gross Stockholders’ Equity (as defined in the management agreement) of the Company. Management fees paid to FIDAC for the six months ended June 30, 2008 were $4.5 million. Management fees paid to FIDAC at December 31, 2007 were $1.2 million.

The Company is obligated to reimburse FIDAC for its costs incurred under the management agreement. In addition, the management agreement permits FIDAC to require the Company to pay for its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of FIDAC incurred in the operation of the Company. These expenses are allocated between FIDAC and the Company based on the ratio of the Company’s proportion of gross assets compared to all remaining gross assets managed by FIDAC as calculated at each quarter end. FIDAC and the Company will modify this allocation methodology, subject to the Company’s board of directors’ approval if the allocation becomes inequitable (i.e., if the Company becomes very highly leveraged compared to FIDAC’s other funds and accounts). For the six months ended June 30, 2008, FIDAC has waived its right to request reimbursement from the Company for these expenses. The Company was required to reimburse FIDAC for all costs FIDAC paid on behalf of the Company incurred in connection with the formation, organization and initial public offering of the Company, which amounted to $697,947.

During the six months ended June 30, 2008, 73,600 shares of restricted stock issued by the Company to FIDAC’s employees vested, as discussed in Note 10.

In March 2008, the Company entered into a RMBS repurchase agreement and a receivables sales agreement with Annaly. These agreements contain customary representations, warranties and covenants. As of June 30, 2008, the Company was financing $50.0 million under this repurchase agreement. As of September 30, 2008, the Company had approximately $620.0 million outstanding under this agreement, which constitutes approximately 56% of its total financing.

14. Commitments and Contingencies

From time to time, the Company may become involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any reported or unreported contingencies at June 30, 2008

15. Subsequent Events

On July 25, 2008 the Company sponsored a $151.2 million securitization as a sale. In this transaction, the Company retained all of securities issued by the securitization trust including approximately $142.4 million of AAA-rated fixed and floating rate senior bonds and $8.8 million in subordinated bonds. This transaction will be accounted for as a sale. On August 28, 2008, the Company sold approximately $74.9 million of the AAA-rated fixed and floating rate bonds related to the July 25, 2008 securitization to third-party investors, and realized a loss of $11.5 million.

On July 29, 2008 the Company terminated both of the Company’s mortgage loan repurchase facilities.

On September 9, 2008, the Company’s board of directors declared a quarterly distribution of $6.2 million, or $0.16 per share of the Company’s common stock. This dividend will be paid on October 31, 2008 to stockholders of record on September 18, 2008.

On October 14, 2008, the Company announced that during the third quarter of 2008 it sold assets with a carrying value of $432.5 million in AAA-rated non-Agency RMBS for a loss of approximately $113 million, which includes a realized loss of $11.5 million related to the August 28, 2008 transaction described above, and terminated $983.4 million in notional interest rate swaps for a loss of approximately $10.5 million, which together resulted in a net realized loss of approximately $123.5 million.

In October 2008, the Company amended its management agreement with FIDAC to reduce the base management fee from 1.75% per annum to 1.50% per annum of the Company’s stockholders’ equity and eliminate the incentive fees previously provided for in the management agreement.

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110,000,000 Shares

Common Stock

PROSPECTUS

Merrill Lynch & Co.

Credit Suisse

Deutsche Bank Securities

Citi

J.P. Morgan

UBS Investment Bank

JMP Securities

Keefe, Bruyette & Woods

October 24, 2008